Yoquivo Project

Chihuahua, Mexico

Technical Report Summary on Mineral Resource Estimate

Prepared for:

Golden Minerals Company

Prepared by:

Mr. Aaron J. Amoroso MMSA (QP)

Mr. Matthew Booth, AIPG.

Report Current as at Date:

24 February, 2023

Date and Signature Page

This report titled “S-K 1300 Technical Report Summary on Mineral Resource estimate on the Yoquivo Project Chihuahua Mexico” is current as of February 24, 2023 and was prepared and signed by Mr, Aaron J. Amoroso and Mr. Matthew Booth.

Signed and sealedDate: March 22, 2023

Aaron J Amoroso MMSA (QP)

Signed and sealedDate: March 22, 2023

Matthew Booth, AIPG

Contents

1.0EXECUTIVE SUMMARY1

1.1Introduction1

1.2Terms of Reference1

1.3Property Setting1

1.4Ownership2

1.5Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements2

1.6Environmental, Permitting, and Social Considerations2

1.7Geology and Mineralization3

1.8History and Exploration4

1.9Drilling4

1.10Sampling5

1.11Data Verification6

1.12Metallurgical Testwork7

1.13Mineral Resource Estimation8

1.13.1Estimation Methodology8

1.13.2Mineral Resource Statement9

1.13.3Factors That May Affect the Mineral Resource Estimate9

1.14Risks and Opportunities12

1.14.1Risks12

1.14.2Opportunities12

1.15Conclusions12

1.16Recommendations13

2.0INTRODUCTION1

2.1Introduction1

2.2Terms of Reference1

2.3Qualified Persons1

2.4Site Visits and Scope of Personal Inspection3

2.5Report Date4

2.6Information Sources and References4

2.7Previous Technical Report Summaries4

3.0PROPERTY DESCRIPTION1

3.1Introduction1

3.2Property and Title in Mexico1

3.2.1Mineral Title1

3.2.2Surface Rights1

3.2.3Royalties1

3.2.4Water Rights2

3.2.5Fraser Institute Survey2

3.3Project Ownership2

3.4Mineral Tenure2

3.5Surface Rights5

3.6Water Rights5

3.7Royalties5

3.8Property Agreements5

3.9Permitting Considerations7

3.9.1Permitting for Exploration-Stage Programs7

3.9.2Permitting for Operations7

3.10Environmental Considerations8

3.11Social License Considerations12

3.12Encumbrances12

3.13Significant Factors and Risks That May Affect Access, Title or Work Programs12

4.0ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY1

4.1Physiography1

4.2Accessibility1

4.3Climate1

4.4Infrastructure2

5.0HISTORY1

6.0GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT1

6.1Deposit Type1

6.2Regional Geology1

6.3Project Geology3

6.4Deposit Descriptions3

6.4.1Pertenencia Vein System6

6.4.2San Francisco Vein System6

6.4.3Esperanza Vein6

6.4.4Dolar Vein System6

6.5Mineralization11

7.0EXPLORATION1

7.1Exploration1

7.1.1Grids and Surveys1

7.1.2Geological Mapping1

7.1.3Geochemistry1

7.1.4Geophysics2

7.1.5Pits and Trenches2

7.1.6Petrology, Mineralogy, and Research Studies2

7.1.7Exploration Potential2

7.1.7.1Pertenencia North5

7.1.7.2San Francisco7

7.1.7.3Dolar7

7.1.7.4Esperanza7

7.1.7.5La Huga7

7.1.7.6La Muralla and La Niña Veins7

7.1.7.7La Trucha12

7.1.7.8San Antonio12

7.1.7.9Verde12

7.1.7.10La Texana12

7.1.8Qualified Person’s Interpretation of the Exploration Information12

7.2Drilling13

7.2.1Overview13

7.2.1.1Drilling on Property13

7.2.1.2Drilling Supporting Mineral Resource Estimates13

7.2.1.3Drilling Excluded For Estimation Purposes13

7.2.2Drill Methods25

7.2.3Logging25

7.2.3.1West Timmins25

7.2.3.2Golden Minerals25

7.2.4Recovery27

7.2.4.1West Timmins27

7.2.4.2Golden Minerals27

7.2.5Collar Surveys27

7.2.5.1West Timmins27

7.2.5.2Golden Minerals27

7.2.6Down Hole Surveys27

7.2.6.1West Timmins27

7.2.6.2Golden Minerals27

7.2.7Comment on Material Results and Interpretation28

7.3Hydrogeology28

7.4Geotechnical28

8.0SAMPLE PREPARATION, ANALYSES, AND SECURITY1

8.1Sampling Methods1

8.1.1West Timmins1

8.1.2Golden Minerals1

8.1.2.1Surface Samples1

8.1.2.2Underground Samples1

8.1.2.3Drilling2

8.2Metallurgical Sampling2

8.3Sample Security Methods3

8.3.1West Timmins3

8.3.2Golden Minerals3

8.4Density Determinations3

8.5Analytical and Test Laboratories4

8.5.1West Timmins4

8.5.2Golden Minerals4

8.6Sample Preparation4

8.6.1West Timmins4

8.6.2Golden Minerals4

8.7Analysis5

8.7.1West Timmins5

8.7.2Golden Minerals5

8.8Quality Assurance and Quality Control7

8.8.1West Timmins7

8.8.2Golden Minerals7

8.8.2.1Insertion Protocols7

8.8.2.2Standards7

8.8.2.3Blanks8

8.8.2.4Field, Coarse Reject, and Pulp Duplicates8

8.8.3Check Assays8

8.9Databases9

8.10Qualified Person’s Opinion on Sample Preparation, Security, and Analytical Procedures9

9.0DATA VERIFICATION1

9.1Internal Data verification1

9.2External Data Verification1

9.2.1Field Inspection1

9.2.2Collar Checks2

9.2.3Witness Sampling2

9.2.4Drill Core Review2

9.2.5Laboratory Visits3

9.2.6Database Audit3

9.2.7MTS’s Opinion on Data Adequacy3

9.3Data Verification by Qualified Person4

9.3.1Mr. Aaron J. Amoroso4

9.3.2Mr. Matthew Booth5

9.4Qualified Person’s Opinion on Data Adequacy6

10.0MINERAL PROCESSING AND METALLURGICAL TESTING1

10.1Introduction1

10.2Metallurgical Testwork1

10.2.1Head Assays1

10.2.2Agitated Leach Tests1

10.2.3Flotation Tests5

10.2.4Flotation Results5

10.3Recovery Estimates5

10.4Metallurgical Variability9

10.5Deleterious Elements9

10.6Qualified Person’s Opinion on Data Adequacy9

11.0MINERAL RESOURCE ESTIMATES1

11.1Introduction1

11.2Geological Models1

11.3Exploratory Data Analysis3

11.4Block Model4

11.5Density Assignment4

11.6Grade Capping/Outlier Restrictions4

11.7Composites10

11.8Variography10

11.9Estimation/Interpolation Methods10

11.10Validation14

11.11Confidence Classification of Mineral Resource Estimate20

11.11.1Mineral Resource Confidence Classification20

11.11.2Uncertainties Considered During Confidence Classification20

11.12Reasonable Prospects of Economic Extraction20

11.12.1Input Assumptions20

11.12.1.1Initial Assessment Assumptions20

11.12.1.2Input Assumptions Used to Constrain the Mineral Resource Estimates24

11.12.1.3Market Overview and Market Strategy25

11.12.1.4Gold and Silver Pricing25

11.12.2Cut-off26

11.13Mineral Resource Statement26

11.14Uncertainties (Factors) That May Affect the Mineral Resource Estimate26

12.0MINERAL RESERVE ESTIMATES1

13.0MINING METHODS1

14.0RECOVERY METHODS1

15.0INFRASTRUCTURE1

16.0MARKET STUDIES AND CONTRACTS1

17.0ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS1

18.0CAPITAL AND OPERATING COSTS1

19.0ECONOMIC ANALYSIS1

20.0ADJACENT PROPERTIES1

21.0OTHER RELEVANT DATA AND INFORMATION1

22.0INTERPRETATION AND CONCLUSIONS1

22.1Introduction1

22.2Property Setting1

22.3Ownership1

22.4Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements1

22.5Environmental, Permitting and Social Considerations1

22.6Geology and Mineralization2

22.7Exploration, Drilling, and Sampling2

22.8Data Verification2

22.9Metallurgical Testwork3

22.10Mineral Resource Estimates3

22.11Risks and Opportunities4

22.11.1Risks4

22.11.2Opportunities4

22.12Conclusions5

23.0RECOMMENDATIONS1

23.1Introduction1

23.2Phase 11

23.3Phase 22

24.0REFERENCES1

24.1Bibliography1

24.2Abbreviations and Symbols1

24.3Glossary of Terms2

25.0RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT5

25.1Introduction5

25.2Macroeconomic Trends5

25.3Markets5

25.4Legal Matters5

25.5Environmental Matters5

25.6Stakeholder Accommodations6

25.7Governmental Factors6

Tables

Table 11:Yoquivo Inferred Mineral Resource Statement11

Table 31:Mineral Tenure Summary Table3

Table 32:Royalty Payments7

Table 33:Key Permits Required in Support Of Any Future Operations9

Table 51:Exploration and Development History Summary Table2

Table 71:Pertenencia North Drill Hole Intercepts6

Table 72:San Francisco Drill Hole Intercepts8

Table 73:Dolar Drill Hole Intercepts9

Table 74:Esperanza Drill Hole Intercepts10

Table 75:La Huga Drill Hole Intercepts10

Table 76:La Muralla and La Niña Drill Hole Intercepts11

Table 77:Property Drill Summary Table14

Table 78:Drill Collar Locations, Pertenencia Vein System16

Table 101:Head Assays of Composites2

Table 102:Percent Cyanide Soluble Gold Based on In-House Shake Test2

Table 103:Percent Cyanide Soluble Silver Based on In-house Shake Test2

Table 104:Bottle Roll Test Conditions3

Table 105:Agitated Leach Test Results3

Table 106:Lime and Sodium Cyanide Additions3

Table 107:Summary Low Grade A Flotation Results6

Table 108:Summary Low Grade B Flotation Results6

Table 109:Summary Medium Grade A Flotation Results8

Table 1010:Summary Medium Grade B Flotation Results8

Table 111:Block Model Extents7

Table 112:Silver Decile Analysis8

Table 113:Gold Decile Analysis9

Table 114:Silver Composite Statistics Used in Estimation11

Table 115:Gold Composite Statistics Used in Estimation12

Table 116:Primary Search Box13

Table 117:Secondary Search Ellipse13

Table 118:Global Bias Check, Silver22

Table 119:Global Bias Check, Gold22

Table 1110:Initial Assessment Assumptions23

Table 1111:Yoquivo Inferred Mineral Resource Statement27

Figures

Figure 21:General Project Location Map2

Figure 22:Project Location Map3

Figure 31:Mineral Tenure Location Plan4

Figure 32:Surface Rights Map, Project Area6

Figure 33:Historical Mine Working Location Map11

Figure 61:Regional Geology Map2

Figure 62:Stratigraphic Column, Yoquivo Project Area4

Figure 63:Vein Systems and Geology Map5

Figure 64:Drill Cross Section, Pertenencia Vein System7

Figure 65:Drill Cross Section, San Francisco Vein System8

Figure 66:Drill Cross Section, Esperanza Vein9

Figure 67:Historical Workings on the Esperanza Vein10

Figure 68:Historical Workings on the Dolar Vein11

Figure 71:Gold Grades, Yoquivo Surface Samples3

Figure 72:Silver Grades, Yoquivo Surface Samples4

Figure 73:Prospect Location Map5

Figure 74:Property Drill Collar Location Plan14

Figure 75:Drill Collar Location Plan, Pertenencia Area15

Figure 76:Logging and Sampling Flowsheet26

Figure 81:Golden Minerals Sample Preparation and Analysis Flowsheet6

Figure 101:Gold Leach Kinetics4

Figure 102:Silver Leach Kinetics4

Figure 103:Flotation Test Flowsheet6

Figure 104:Metallurgical Sample Location Plan10

Figure 111:Esperanza, Camila, Camila HW, New, and Pertenencia Veins2

Figure 112:Example Cross Section, Pertenencia Vein3

Figure 113:Silver Box Plot by Lithology5

Figure 114:Gold Box Plot by Lithology6

Figure 115:Pertenencia Vein Section 3105250N (east–west)14

Figure 116:Esperanza Vein Showing AgEq Block Grades (long section)15

Figure 117:Camila Vein Showing AgEq Block Grades (long section)16

Figure 118:Pertenencia Vein Showing AgEq Block Grades (long section)17

Figure 119:New Vein Showing AgEq Block Grades (long section)17

Figure 1110:Camila HW Vein Showing AgEq Block Grades (long section)18

Figure 1111:Example Cross-Section, Camila Vein, Showing Block Model and Composites19

Figure 1112:Pertenencia Vein and Pertenencia Crown Pillar (long section)23

1.0	EXECUTIVE SUMMARY
1.1Introduction

Golden Minerals Company (Golden Minerals) has prepared a technical report summary (the Report) on the results of a mineral resource estimate for the Yoquivo Project (the Project) located in Chihuahua State, Mexico.

1.2Terms of Reference

The Report was prepared to support the Golden Minerals 2022 Form 10-K.

Mineral resources are reported for the Pertenencia, Camila, New and Esperanza vein systems within the Yoquivo deposit.

All measurement units used in this Report are metric unless otherwise noted, and currency is expressed in United States dollars (US$) as identified in the text.  The Mexican currency is the Mexican peso ($MXN).

Mineral resources are reported using the definitions in Regulation S–K 1300 (S–K 1300), under Item 1300.

The Report uses US English.

1.3Property Setting

The Yoquivo Project is located 210 km west–southwest of the city of Chihuahua, in Ocampo Municipality, Chihuahua State.

The Project can be accessed from the city of Chihuahua by the following route:

●	Chihuahua City to Cuauhtemoc to La Junta to Basaseachi (location of the exploration base camp), a distance of 278 km on Mexico Highway 16.

To access the concession area, the route is:

●	Basaseachi to the San Francisco de Yoquivo ejido via Chihuahua State Highway 227 (Basaseachi–San Juanito paved road) for 36.1 km, and then 5 km of unpaved road from the turnoff from Chihuahua State Highway 227.

The Project centre is an additional 3 km due south of the San Francisco de Yoquivo ejido and is accessed by a series of dirt roads and logging tracks.

The climate is classified as humid subtropical to humid continental depending on elevation.  The average yearly maximum temperature is approximately 23ºC.  Rainfall occurs mainly during the summer from July to September.  Snow and rain occur sporadically during the winter months.  Exploration activities can be conducted year-round.  Any future mining activity would also be year-round.

The closest town to the Project is Basaseachi, approximately 24 km to the northwest of the Project area.  The town can support basic exploration activities, and currently Golden Minerals rents a house in Basaseachi as the base for Project exploration activities.

The area has a long tradition of mining, and within 50 km of the Project area are several large open pit and underground precious metal mines.  These mines source the majority of their workforces from the local communities.  There is sufficient skilled and unskilled labour in the communities near to the Yoquivo Project to provide skilled and unskilled labour for Project purposes.

The Comisión Federal de Electricidad (the state power company) constructed a 115 kV powerline to the town of Basaseachi in 2005, and the community of San Francisco de Yoquivo is connected to the main power grid.  However, it is likely that these lines would need to be upgraded to support any future operations at the Yoquivo Project.

1.4Ownership

The Project is 100% held by Golden Minerals.  Mineral title is currently in the process of transfer from the original concession holders to Golden Minerals’ wholly-owned subsidiary, Minera de Cordilleras S. De R.L. de C.V. (Minera de Cordilleras).

1.5Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements

The Project consists of seven mining concessions with an area totalling about 1,975 ha, located within the Ocampo municipality, Chihuahua State.  In Mexico, mining concessions are granted by the Economy Ministry and are considered exploitation concessions with a 50-year term.  All payments of mining duties and taxes for the concessions are up to date, and the required proof of annual labour forms have been filed for the concessions.

The claims are located on the San Francisco de Yoquivo ejido.  Although the mineral rights are independent of the surface rights, access to the claim block is granted through an agreement between the concession holder and the San Francisco de Yoquivo ejido that does not have a direct interest in the mineral claims.  Minera de Cordilleras signed a five-year temporary access agreement on 5 May, 2018 with the San Francisco de Yoquivo ejido to allow the company to conduct exploration activities within the mineral concessions.  Golden Minerals is currently negotiating a new access agreement with the ejido to allow a continuation of exploration activities.

Water used in the exploration programs is purchased from the San Francisco de Yoquivo ejido, with payments based on each water truck load.

Third-party net smelter return (NSR) royalties are payable on all of the concessions, and range from 2–3%.

1.6Environmental, Permitting, and Social Considerations

There are numerous historical mine workings, excavations, and dumps on, and adjacent to, the Project area.  There are two small, non-operating processing plants within the Project area, but they are not under the control of Golden Minerals.

Some of the disturbances are on mineral concessions held by Golden Minerals.  Environmental impacts within the Project site primarily result from historical activities.  A site visit, conducted by SEMARNAT as part of the permit application in 2017, determined that the surface disturbances caused by historical mining activities, were “not significant”, and Golden Minerals are not liable for any rehabilitation of those surface disturbances.

Adjacent to the Project area, to the west in an excised concession from Golden Minerals’ holdings, a small custom mill is operating in the Trinidad area, processing material from artisanal miners (gambusinos) that is sourced from the surrounding mines and prospects including some mineralization mined from the Yoquivo Project area.

Gambusinos have been extracting small amounts of material from the Creel level of the San Francisco vein system and removing small historical mine dumps from the Project during Golden Minerals’ tenure ownership.  Those impacts have been identified and documented by Golden Minerals’ staff. There is an expectation that Golden Minerals is not responsible for the current gambusino activity, as material is being removed from the Project area and processed at a toll mill outside the Project area, so there are no waste rock or tailings being generated within the Project boundaries.

Exploration activities such as rock and soil sampling, geological mapping and geophysical surveys can be conducted without environmental permits.  An Informe Preventivo is in force for the area of the Yoquivo ejido that permits Golden Minerals to conduct drilling activities.

Golden Minerals, through Minera de Cordilleras, has written permission from the surface landowners to complete exploration on the Project but will need to negotiate agreements to initiate any future construction and mining activities.

1.7Geology and Mineralization

The mineralization types within the vein systems at Yoquivo are examples of low-sulphidation systems.

The Yoquivo Project is located within the Sierra Madre Occidental volcanic belt (Sierra Madre), an arc formed by eastward subduction of the Pacific Plate.  The Sierra Madre is a metallogenic terrane well known for its epithermal precious metal deposits, and is divided into late Cretaceous to early Tertiary calc-alkaline batholiths and equivalent volcano–sedimentary rocks referred to as the “Lower Volcanic Supergroup” (LVG), and two periods of major ignimbrite eruption, accompanied by minor andesite/basalt flows and rhyolitic domes, in the early Oligocene and early Miocene, that collectively constitute the “Upper Volcanic Supergroup” (UVG).

The LVG is represented in the Project area by volcanic andesites that are overlain discordantly by rocks of the UVG.  The UVG is dominated by ignimbrites.  Several rhyolitic domes intrude all of these units.

The mineralization on the Yoquivo Project consists of several epithermal quartz veins in four principal vein systems.  Individual vein systems have been mapped and sampled over >3,000 m strike lengths and range from 0.2 m to >5 m in width.

The Pertenencia vein system consists of at least seven parallel quartz veins, vein breccias and stockwork zones with minor calcite veining and sulphides (pyrite with very minor sphalerite and galena).  The vein system has been traced on surface and by drilling for at least 1,800 m along strike and for about 300 m down-dip.

The San Francisco vein system consists of a series of northeast–southwest-striking quartz veins, vein breccias and stockwork zones with minor calcite veining and sulphides (pyrite with minor sphalerite and galena).  The San Francisco vein has a strike extent of at least 3,000 m and has been explored to about 300 m depth.  Several zones of mineralization were historically mined on this vein to the 1,900 m elevation.

The Esperanza vein system consists of a single quartz vein and vein breccia zone associated with a steeply-dipping fault zone, which has been mapped and sampled over a 1,100 m strike length.  At surface, several historical mine workings have exploited a 1–2 m wide chalcedony vein, and chalcedonic-cemented hydrothermal breccias.

The Dolar vein system comprises northeast–southwest-striking quartz veins, vein breccias and stockwork zones with minor calcite veining and sulphides (pyrite with very minor sphalerite and galena).  The vein system has a known strike extent of about 1,850 m.  Historical workings have been excavated along the vein.

In general, at surface, the veins are sulphide-poor, and have textures typical of a low-sulphidation epithermal environment, including fine colloform to crustiform banding, bladed calcite textures, and open-space filling textures.  Outside of the principal mineralized structures and their adjacent stockwork zones, veins are mostly limited to isolated single veins, minor subparallel veins, or small patches of stockwork veins.  Orientations of these minor veins are varied, but most commonly dip steeply to the southeast.

Veins have narrow haloes of silicification, local argillic alteration, and distally grade into weak chloritic alteration.  The walls of the vein structure sometimes have sharp boundaries, but it is also quite common for the vein to consist of anastomosing veinlets and stockwork veinlets.

Sulphides are generally pyrite with rare argentite, and locally minor galena–sphalerite–chalcopyrite, and total sulphide content is generally <5%.  In the oxide zone, the sulphides are leached, leaving either casts or pseudomorphs of goethite–hematite.

Although no mineralogical studies have been conducted on the Project mineralization, geological associations suggest that gold is likely to be in the form of native gold associated with pyrite and silver in the form of silver sulphides and sulfosalts.  This is a typical association in low-sulphidation systems.

Golden Minerals’ geologists believe that there is good potential to discover additional high-grade gold–silver mineralization on the northern part of the Pertenencia vein system as well as on the San Francisco and Esperanza vein systems.  The Dolar vein drilling has intersected wide zones of veining, but the gold and silver grade distribution is erratic, suggesting that the drilling has intersected the upper parts of an epithermal vein.  The San Antonio vein appears to have good potential to host economic mineralization because the surface sampling has returned elevated gold and silver grades, but at the Report effective date the vein had not been drill tested.

The potential of the Verde, La Texana and La Trucha veins are unknown.  They have only been explored partially on surface and returned moderate gold and silver grades at surface.  The veins may warrant a small drill program to test potential at depth.

The northwestern and southwestern Project extents, where limited mapping has been conducted and there are outcropping andesites below the upper volcanic ignimbrites and tuffs, may have potential to host veins within the andesite lithologies.  There is also potential for the known veins to continue into these areas.

1.8History and Exploration

Companies that had a Project interest prior to Golden Minerals included Cia. Minera La Rastra, S.A., Mead Exploration Co., Sydney Resources Corporation (Sydney Resources), West Timmins Mining Inc. (West Timmins), and Konigsberg Corporation.  Work completed included limited narrow-vein mining activities, surface geological and reconnaissance mapping, and sampling of historical excavations, rock chip and channel sampling, a regional helicopter geophysical survey, and core drilling.

Golden Minerals obtained its Project interest in 2017, and at the Report effective date had completed surface geological and reconnaissance mapping, and sampling of selected historical excavations, rock chip and channel sampling, core drilling, and initial internal metallurgical studies.

1.9Drilling

The initial exploration drilling was conducted in 2007 by West Timmins, who drilled eight core holes totaling 2,473 m.  Drill data from the West Timmins campaign are not used in mineral resource estimation because no original assay certificates, down-hole survey or assay quality assurance and quality control (QA/QC) data are currently available to Golden Minerals for this drilling campaign.  In addition, no drill holes from this campaign intersected the Pertenencia vein system.  From 2020 to 2022, Golden Minerals has drilled 70 core holes totaling 16,565 m.  A total of 78 core holes, totaling 19,039 m have been drilled at Yoquivo.

Core sizes used for the various drill programs included NQ (47.6 mm core diameter) and BQ (36.4 mm) sizes by West Timmins, and HQ (63.5 mm) size by Golden Minerals.  Drill holes in the Golden Minerals programs were typically drilled from the hanging wall side of the vein, perpendicular to and passing through the target structure, into the footwall and were extended an additional 40–50 m to anticipate possible changes on the dip of the structure, and to explore for additional potentially mineralized structures in the footwall of the principal structure.

Drill core from the Yoquivo drill programs was delivered to the core logging facility in Basaseachi by the drilling company at the end of each shift.  Core was measured to confirm the recovery and calculate the rock quality designation (RQD).  Recoveries during the Golden Minerals drill campaigns were generally excellent, averaging 98% overall.  Core was logged by Golden Minerals geologists directly into Geobank Mobile logging software, capturing lithology, alteration, mineralization, and structural information.

Drill hole collar locations were initially surveyed by handheld global positioning system (GPS) instruments.  Once the campaign was completed all drill hole locations were surveyed by a professional surveyor with a differential GPS.  Actual orientations at the collars were established by measurements of surface casing using a field compass and a magnetic Reflex instrument was used to survey the orientation of the drill hole downhole.  An initial survey was conducted approximately 15 m downhole to confirm the alignment of the drill hole with the planned orientation.  Subsequent surveys were conducted every 50 m starting at 50 m until completion of the drill hole.

On average, the true width of mineralization is about 50–80% of the core length but varies depending on local orientation of the mineralized zones and the drill hole orientation.

1.10Sampling

Surface samples were collected, where possible, by Golden Minerals personnel systematically along principal structures, from historical prospects, and surface mine workings.  In addition, grab samples were collected from historical mine dumps and spoil heaps.

Underground samples were collected from all accessible underground workings.  Samples were collected from vein structures and in the footwall and hanging wall to mapped structures.  Sample lengths were dictated by structural thickness, with a minimum of 20 cm and no defined maximum, but typically do not exceed 2 m in length.  Samples were initiated and terminated based on observable vein styles or mineral type difference across the vein.  The hanging wall and footwall were also sampled up to 5 m on both sides of the mapped structure.

Core sample intervals ranged from 0.05–3.4 m depending on lithology, averaging 0.93 m.  The length for each sample was selected to characterize specific textural, lithological, or compositional breaks.  Samples narrower than 0.2 m were selected to sample individual mineralized structures.  Longer sample lengths (2–3.4 m) were used to sample weakly-altered rocks to check for possible silver and gold mineralization.

Two core composites were collected for metallurgical testwork purposes.

The water immersion method was used on drill core from geologically and spatially representative locations to obtain bulk density measurements.  Measurements were taken on whole core samples typically between 10–15 cm in length.  Samples of all mineralized zones, structures, and lithologies were tested and, as at the end of 2022, 1,271 bulk density measurements were collected.  In December 2022, 93 samples were submitted to the ALS laboratory facility in

Vancouver, Canada (ALS Vancouver) for bulk density determinations using the water displacement method on wax-coated samples from whole and half-core samples.  Results are in line with the values obtained by Golden Minerals.

Sample preparation was undertaken at the ALS Chemex de México S.A. de C.V. laboratory in Chihuahua (ALS Chihuahua).  ALS Chihuahua is independent of Golden Minerals, and accredited to ISO/IEC 17025:2017 standards.  Samples were shipped to ALS Vancouver for analysis.  ALS Vancouver is certified to ISO 17025:2017 (selected assay techniques) and ISO 9001:2015 standards, and is independent of Golden Minerals.  Metallurgical testwork was completed at the Golden Minerals metallurgy laboratory in Velardeña, Durango State, Mexico, which is about approximately 600 km southeast of the Project.  The laboratory is owned and operated by Golden Minerals and is not independent.  There are currently no international accreditations other than chemical analyses for metallurgical testwork.

Upon delivery to ALS Chihuahua, all surface and underground samples were logged into the laboratory’s tracking system.  Then the sample was weighed and dried.  The samples were then crushed (70% passing 2 mm).  The sample was then split through a riffle splitter and a 250 g sub-sample was taken and pulverized (85% passing -200 mesh).

At ALS Vancouver, samples were assayed for gold by fire assay with an atomic absorption (AA) finish.  Gold samples returning assay values >10 g/t Au were re-assayed by fire assay with gravimetric finish.  Silver assays consisted of a four-acid digest with an inductively coupled plasma atomic emission spectrometry (ICP-AES) finish.  Silver samples returning assay values >100 g/t Ag were re-assayed with a four-acid digest with and ICP-AES finish.  Silver samples assaying >1,500 g/t Ag were re-assayed with fire assay with gravimetric finish, and silver samples returning assay values >10,000 g/t Ag were re-assayed by fire assay with gravimetric finish.  Multi-element analysis consisted of a four-acid digest with an ICP-AES finish.  Copper, lead, and zinc samples returning values >10,000 ppm were re-assayed with a four-acid digest with an ICP-AES finish.

Golden Minerals implemented an industry standard QA/QC program including the submission of certified standard reference materials (standards), duplicates and blanks to the laboratory, and the results are reviewed regularly to ensure that appropriate and timely action is taken in the event of a QA/QC failure.  The general protocol is one QA/QC sample for every nine routine samples.  In the case of a QA/QC failure, the standard practice is to review the data for potential sample swap issues and then re-run 5–8 samples before and after the erroneous sample.

Golden Minerals compiled an extensive dataset for the Yoquivo Project that is stored and managed using Micromine Geobank database management system.  The database is stored remotely at Golden Mineral’s exploration offices in Torreon, Coahuila, where it is also backed-up on a local server.  In addition, paper data are stored in the Torreon offices, and scanned and stored on the local server.

Samples collected in the field are stored in a locked area at the exploration camp in Basaseachi and transported by Golden Minerals employees to ALS Chihuahua.  Chain-of-custody procedures consist of sample submittal forms that are emailed to the laboratory, and a physical copy of the submission form delivered with sample shipments to ensure that all samples are received by the laboratory.  ALS Chihuahua provides a sample delivery receipt to Golden Minerals.

1.11Data Verification

Golden Minerals uses database validation tools in Geobank Mobile and Geobank to prevent incorrect data from entering the database.  Once the data are imported into Micromine and Leapfrog software systems, the data are reviewed in two dimensions and three dimensions to confirm data quality and to ensure that there are no unreasonable downhole deviations or gaps in the logging or assay fields.  There are also multiple drill hole data validation processes completed in Micromine that are undertaken to ensure data quality and integrity.

An external data verification program was conducted by Mine Technical Services Ltd. (MTS), a third-party firm, during 2022.  An MTS representative who meets the definition of a Qualified Person (QP) under S–K 1300 visited the Yoquivo Project for a five-day period, from 31 October 2022 to 4 November 2022.  Data verification checks included inspection of outcrop and selected drill core, collar location checks on selected drill collars, witness sampling to confirm the presence of mineralization, visiting the Golden Minerals metallurgy laboratory in Velardeña, touring the ALS Chihuahua sample preparation facility, and auditing approximately 10% of the collar locations, downhole surveys, geological logs, and assays from the Project database to ensure that the digital database represents the original exploration records.  MTS concluded that the Project database accurately represents the original exploration records and is acceptable to support mineral resource estimation.

Mr. Amoroso most recently completed a site visit from 2–4 November, 2022.  Data verification checks included inspection of outcrop, historical workings, selected drill core, and the logging facilities, review of the analytical QA/QC, collar, and downhole survey data from Golden Minerals’ drill programs, review of data entry and data verification procedures used to upload data to the Project database, and completion of an inspection of drill results in relation to the accuracy of geological interpretations and grade interpretations on section, plan, and 3D, and in geological and vein models.  He also undertook a review of documents and reports supporting the mineral resource estimation approach and resulting estimate.

Mr. Booth has visited the site on numerous occasions, most recently from November 2 to 4 November 2022.  During his visits, he inspected the vein systems and associated outcrop, selected drill core, and the logging facilities, visited the accessible historical workings, reviewed the analytical QA/QC, geological, collar, and downhole survey data from Golden Minerals’ drill programs, reviewed data entry and data verification procedures used to upload data to the Project database, and completed an inspection of the geological interpretation as used in the 3D modelling for the mineral resource estimate.  Mr. Booth discussed metallurgical testwork completed with an MTS representative who meets the definition of a Qualified Person under S–K 1300 for metallurgy, and reviewed the recommended metallurgical recovery forecasts with MTS.  He complemented this discussion with a desktop review of public information on metallurgical recoveries used by other mining companies in similar deposit types in northern Mexico.

As a result of these checks, the QPs concluded that the Project database accurately represents the available data and is acceptable to support mineral resource estimation.

1.12Metallurgical Testwork

Two composite samples for preliminary testwork were generated by Golden Minerals from coarse rejects of Yoquivo core samples.  These composites were designed to represent low grade and medium grade mineralized material at Yoquivo.  Metallurgical investigations included creating composites, conducting head assays for gold, silver, cyanide soluble gold, and cyanide soluble silver, conducting duplicate bench top agitated leach tests, and flotation tests.  Metallurgical tests were designed and conducted by Golden Minerals personnel at the Velardeña metallurgical laboratory.

Golden Minerals conducted 1,000 g bottle roll tests to simulate a leach circuit.  The samples responded very well to cyanide leaching as gold recoveries were between 81.8% and 92.4%, and silver recoveries were between 77.6% and 92.5%.  Both composites yielded higher gold and silver recoveries with higher sodium cyanide (NaCN) concentrations.  All recoveries were substantially higher than the amount of cyanide-soluble gold and silver predicted by shake tests.

Leach kinetics were slow as the gold and silver were still leaching when the majority of the tests were terminated.  Between 30% and 70% of the gold leached in the first two hours with the remainder of the gold leached in a slow linear manner for the remainder of the test.  Silver recoveries were a little slower, as between 15% and 55% of the silver leached in the first two hours and the remaining silver leached slowly throughout the remainder of the tests.

Flotation tests were conducted on 1,000 g splits from each composite.  All flotation tests were conducted using a rougher-scavenger flotation scheme with common flotation reagents.  Two different flowsheets were used.  For one flowsheet, two concentrates were collected.  The first concentrate was collected for one minute and the second concentrate was collected for the entire period between 1–13 minutes.  The three remaining tests were conducted using a different flowsheet, where separate concentrates were collected at 1, 3, 5, 7, 9, 11 and 13 minutes.

The samples responded very well to flotation.  Gold recoveries were between 84% and 95% and silver recoveries were between 82% and 89%.  The flotation kinetics were quick as gold recoveries near 70% and silver recoveries near 60% were achieved in the first minute.

Recoveries of 85% for gold and silver were recommended by the QP for use in assessing reasonable prospects of economic extraction when performing the mineral resource estimate.  These forecasts can support estimation of inferred mineral resources.

Insufficient samples have been conducted to qualify for variability testing.

No testwork has been conducted to determine if deleterious elements are present in sufficient quantities to impact the ability to produce, process, and sell a concentrate or that would increase the processing cost of either a leach circuit or a flotation circuit.

1.13Mineral Resource Estimation
1.13.1	Estimation Methodology

Geology models were provided in digital format from Golden Minerals.  Golden Minerals geology staff used LeapFrog software to create lithology and vein solids.  Grade shells within the vein solids were constructed using a 200 g/t silver equivalent (AgEq) cut-off grade.  The AgEq equation uses US$1,840/oz Au and US$24/oz Ag metal prices in the following equation

●	AgEq = Ag g/t + Au g/t * (1,840/24).

Grade shell polygons were projected along strike 50 m from the last drill hole and extended down dip 100 m from the last drill hole.  Where the AgEq vein grade shell true thickness was not at least 1 m thick, a footwall or hanging wall grade shell domain was drawn to bring the total grade shell thickness to 1 m.

Silver and gold boxplots show the majority of elevated silver and grades are associated with veins, breccia, and faults.

Resource model blocks were uniquely coded with the volume percent for each grade shell, footwall, and hanging wall, and were assigned a density of 2.43 g/cm3.

An outlier restriction plan was implemented for silver and gold.  For silver block grade estimation, composite grades were uncapped during estimation within 15 m of the drill hole.  Beyond 15 m, the composite grades were capped during estimation to 3,000 g/t Ag.  For gold block grade estimation, gold composite grades were uncapped within 15 m of the drill hole.  Beyond 15 m, the composite grades were capped to 10 g/t Au.

Assays were composited to 0.5 m lengths along the drill hole trace honoring AgEq grade shell vein codes.

Grade interpolation for silver and gold used an inverse distance weighted (IDW) to the third power (ID3) method to estimate grade into the model blocks.  The general strike and dip orientation of the veins were visually determined to determine search ellipse orientation for grade estimation.  A single estimation pass was used to estimate silver and gold in each of three grade shell domains (hanging wall, vein, and footwall), with a minimum of two composites, a maximum of six composites and no more than two composites from a single drill hole.

The block model estimates were checked using comparison of different declustering methods, visual comparison of block grades to composites on cross sections and levels, and comparison of global block statistics for different estimation techniques.

Resource model blocks were classified as inferred mineral resources where they were within 50 m laterally or 100 m downdip from the nearest drill hole, and within a conceptual potentially mineable mineralization area grading ≥200 g/t AgEq.

Resource model blocks that have reasonable prospects for economic extraction were assessed by applying a minimum mining width of 1 m and an underground mining AgEq cut-off grade.  An AgEq cut-off grade of ≥200 g/t was calculated using the following assumptions:

●	Long-range silver and gold price guideline for cash-flow models in US$ plus 15%, which equated to a silver price of US$24/oz and a gold price of US$1,840/oz;
●	Mining by traditional cut-and-fill methods;
●	Silver and gold metallurgical recovery assumption of 85%;
●	Average mining cost of US$75/t;
●	Processing and general and administrative (G&A) costs of US$50/t;
●	Silver and gold royalty of 2%;
●	Transportation and selling cost for silver of US$0.95/oz and gold of US$15/oz.

The QP is of the opinion that there are reasonable prospects for economic extraction for mineralized material ≥200 g/t AgEq that displays geological and grade continuity.

1.13.2	Mineral Resource Statement

Mineral resources in Table 11 are reported as at 24 February, 2023, using the mineral resource definitions set out in S–K 1300.  The reference point for the estimate is in situ.

The Qualified Person for the estimate is Mr. Aaron J. Amoroso, MMSA (QP), a Golden Minerals employee.

1.13.3	Factors That May Affect the Mineral Resource Estimate

Factors that may affect the mineral resource estimate include:  metal price and exchange rate assumptions; changes to the assumptions used to generate the silver equivalent grade cut-off grade; changes in local interpretations of mineralization geometry and continuity of mineralized zones; changes to geological and mineralization shape and geological and grade continuity assumptions; density and domain assignments; changes to geotechnical, mining and metallurgical recovery assumptions; changes to the input and design parameter assumptions that pertain to the underground mining assumptions used to constrain the estimates; and assumptions as to the continued ability to access the site, complete proposed exploration programs, and maintain the social license to operate.

Table 1-1:Yoquivo Inferred Mineral Resource Statement

Vein	Area	Tonnes	Ag Grade (g/t)	Au Grade (g/t)	Silver Equivalent Grade (g/t AgEq)	Contained Ag (koz)	Contained Au (koz)	Contained Silver Equivalent (koz)
Pertenencia	Vein	220,000	510	2.6	710	3,620	18	5,010
	Crown pillar	24,000	1,680	6.2	2,160	1,310	5	1,690
	Subtotal	244,000	630	2.9	850	4,930	23	6,690
Camila	Vein	285,000	330	2.0	490	3,070	18	4,470
	Subtotal	285,000	330	2.0	490	3,070	18	4,470
Camila hanging wall	Vein	170,000	300	1.8	440	1,610	10	2,370
	Subtotal	170,000	300	1.8	440	1,610	10	2,370
New	Vein	103,000	580	1.4	690	1,920	5	2,280
	Crown pillar	15,000	420	2.2	590	210	1	290
	Subtotal	118,000	560	1.6	680	2,130	6	2,570
Esperanza	Vein	98,000	150	1.9	300	480	6	940
	Crown pillar	22,000	130	1.8	270	90	1	190
	Subtotal	120,000	150	1.8	290	570	7	1,130
Total		937,000	410	2.1	570	12,300	64	17,230

Notes to accompany mineral resource table:

1.	Mineral resources have been classified using the mineral resource definitions set out in S–K 1300. The estimate was current as at 24 February, 2023.
2.	The Qualified Person for the resource estimate is Mr. Aaron J. Amoroso, MMSA (QP), a Golden Minerals employee.
3.	Mineral resources assume a traditional underground cut-and-fill mining method; a silver price of US$24/oz, a gold price of US$1,840/oz, a minimum mining width of 1 m; assumed silver and gold metallurgical recovery of 85%; an average mining cost of US$75 /t mined; average processing and general and administrative cost of US$50/t processed; transportation and selling cost of US$0.95/oz Ag and US$15/oz Au; and a gold and silver royalty of 2%.
4.	Mineral resources are reported insitu within a grade shell constructed from composites above a cut-off grade of 200 g/t silver equivalent (AgEq), where AgEq = Ag g/t + Au g/t * (1,840/24), where 1,840 is the gold price per ounce in US$, and 24 is the silver price per ounce in US$.
5.	All tonnage, grade and contained metal content estimates have been rounded; rounding may result in apparent summation differences between tonnes, grade, and contained metal content.

A portion of the vein systems at Yoquivo have been the subject of historical mining.  The majority of the historical mining has been conducted on the San Francisco vein system, but there is evidence that some historical mining has occurred on the Pertenencia and Esperanza vein systems.  There is no evidence for mining on the Camila and Camila HW vein systems.  There are some small prospect pits on the New vein system but no evidence of any historical mining.

Golden Minerals’ drilling in the upper part of the Pertenencia vein system encountered old workings in some of the drill holes.  Adjacent drill holes located <10 m away from those drill holes did not intersect workings, suggesting that the workings are small and erratic, and may represent development on the vein rather than large areas of stoping.

The QP’s personal inspection indicated, for the workings visited, that the excavations appear minimal based on the size of the dumps associated with the portals/trenches.  To the knowledge of Golden Minerals personnel, underground mapping was not conducted on the majority of the workings; the Creel zone of the San Francisco veins is an exception.  No maps are currently available for the workings that are present in the area of the mineral resource estimate.  The mineral resource estimate does not include any depletion due to historical mining.  There is a risk, when excavation data are available, that some of the area included in the mineral resource estimate may have been historically mined out.

1.14Risks and Opportunities
1.14.1	Risks

Risks at this stage of Project development primarily relate to the ability to continue good relations with the local ejidos such that surface rights and access to water for drill programs can continue.

Metallurgical tests completed to date are sufficient to indicate the potential recoverability of silver and gold to support Inferred Mineral Resource estimates.  However, more detailed investigations, including variability tests, may result in changes to the assumed metallurgical recoveries used to support the estimate.  No testwork has been completed as to whether potentially deleterious elements are present in the mineralization.

1.14.2	Opportunities

Opportunities include the upside potential represented by the northern part of the Pertenencia vein system as well as on the San Francisco and Esperanza vein systems.  The Project area retains significant grassroots exploration potential represented by areas under volcanic cover rock, and the possibility of extensions to known vein systems.

The selection of the mining method used when assessing reasonable prospects of economic extraction is based on limited information; more data including geotechnical data may allow use of different methods than the traditional cut-and-fill method assumed, which may result in additional mineralization able to be mined.

1.15Conclusions

Under the assumptions in this Report, the estimation of inferred mineral resources can be supported.

The Project shows good potential to discover additional high-grade gold–silver mineralization in the following areas:

●	Northern part of the Pertenencia vein system;

●	San Francisco and Esperanza vein systems.

Additional exploration is warranted on the Dolar and San Antonio vein systems.

The potential of the Verde, La Texana and La Trucha veins is unknown, but may warrant a small drill program to test potential at depth.

The northwestern and southwestern Project extents, where limited mapping has been conducted and there are outcropping andesites below the upper volcanic ignimbrites and tuffs, may have potential to host veins within the andesite lithologies.  There is also potential for the known veins to continue into these areas.

1.16Recommendations

A two-phase work program is recommended.  The first phase should include rehabilitation of the existing artisanal mine workings at Pertenencia, mapping and sampling of those workings once accessible, and additional drill testing and metallurgical testwork at Pertenencia, culminating in an updated mineral resource estimate.  The second phase, which is dependent on the results of the first phase, would include a reconnaissance geological mapping and sampling program, and infill and step-out drilling at Pertenencia, and drill testing of the Esperanza, Dolar, and San Francisco vein systems.  The first work phase is estimated to require a budget of approximately US$1.8 M to complete.  The proposed budget for the second phase is approximately US$2.4 M.

2.0	INTRODUCTION
2.1Introduction

Golden Minerals Company (Golden Minerals) has prepared a technical report summary (the Report) on the results of a mineral resource estimate for the Yoquivo Project (the Project) located in Chihuahua State, Mexico (Figure 21 and Figure 22).

2.2Terms of Reference

The Report was prepared to support the Golden Minerals 2022 Form 10-K.

Mineral resources are reported for the Pertenencia, Camila, New and Esperanza vein systems within the Yoquivo deposit.

All measurement units used in this Report are metric unless otherwise noted, and currency is expressed in United States dollars (US$) as identified in the text.  The Mexican currency is the Mexican peso ($MXN).

Mineral resources are reported using the definitions in Regulation S–K 1300 (S–K 1300), under Item 1300.

The Report uses US English.

2.3Qualified Persons

This Report was prepared by the following Golden Minerals Qualified Persons (QPs):

●	Mr. Aaron J. Amoroso, Mining and Metallurgical Society of America (MMSA) (QP), Mineral Resource Manager, Golden Minerals Company;
●	Mr. Matthew Booth, American Institute of Professional Geologists (AIPG), Exploration Manager – Mexico, Golden Minerals Company.

Mr. Amoroso is responsible for Chapters 1.1, 1.2, 1.9, 1.10, 1.11, 1.13, 1.14, 1.15, 1.16; Chapter 2; Chapters 7.2, 7.3, 7.4; Chapter 8; Chapters 9.1, 9.2, 9.3.1, 9.4; Chapter 11; Chapter 12; Chapter 13; Chapter 14; Chapter 15; Chapter 16; Chapter 17; Chapter 18; Chapter 19; Chapter 20; Chapter 21; Chapters 22.1, 22.7, 22.8, 22.10, 22.11, 22.12; Chapter 23; Chapter 24; and Chapter 25.

Mr. Booth is responsible for Chapters 1.1, 1.2, 1.3, 1.4, 1.5, 1.6, 1.7, 1.8, 1.9, 1.10, 1.11, 1.12, 1.14, 1.15, 1.16; Chapter 2; Chapter 3, Chapter 4, Chapter 5, Chapter 6, Chapter 7; Chapter 8; Chapters 9.1, 9.2, 9.3.2, 9.4; Chapter 10; Chapter 12; Chapter 13; Chapter 14; Chapter 15; Chapter 16; Chapter 17; Chapter 18; Chapter 19; Chapter 20; Chapter 21; Chapters 22.1, 22.2, 22.3, 22.4, 22.5, 22.6, 22.7, 22.8, 22.9, 22.11, 22.12; Chapter 23; Chapter 24; and Chapter 25.

Figure 2-1:General Project Location Map

Golden Minerals
Yoquivo Project
Property Location Map
Projection: UTM Zone 13, Northern Hemisphere (WGS 84)
Date: Jan. 2023
N
U.S.A.
MEXICO
Pacific Ocean
Yoquivo Project
Chihuahua
Torreon
Mexico City
BAJA CALIFORNIA
SONORA
CHIHUAHUA
COAHUILA
BAJA CALIFORNIA SUR
SINALOA
DURANGO
NUEVO LEON
TAMAULIPAS
ZACATECAS
SAN LUIS POTOSI
NAYARIT
GUANAJUATO
QUERETARO
HIDALGO
JALISCO
TLAXCALA
COLIMA
MICHOACAN
EDO. DE MEXICO
MORELOS
PUEBLA
VERACRUZ
TABASCO
GUERRERO
OAXACA
CHIAPAS
YUCATAN
QUINTANA ROO
CAMPECHE
-500,000 mE
0 mE
500,000 mE
1,000,000 mE
1,500,000 mE
2,000,000 mE
3,500,000 mN
3,000,000 mN
2,500,000 mN
2,000,000 mN
0
250
500
Kilometres

Figure prepared by Golden Minerals, 2023.

Figure 2-2:Project Location Map

Legend
Yoquivo Concessions
Active Mines
Interstates
Rivers and Streams
Roads and tracks
Railway
Towns and cities
Chihuahua
La Junta
Cuauhtemoc
Cocheño Mine
Pinos Altos Mine
Cusi Mine
Yoquivo Project
San Juanito
Creel
SITE:
Yoquivo Project, CHI
TITLE:
Property Location
SCALE:
1:1,000,000
DATE:
Jan, 2023
DATUM:
WGS84_12N
0
10Km
20km
CONANP, Esri, HERE, Garmin, HERE, Garmin, Foursquare

Figure prepared by Golden Minerals, 2023.

2.4Site Visits and Scope of Personal Inspection

Mr. Amoroso most recently visited the Project site from November 2 to 4 November 2022.  During these visits he inspected vein outcrops, visited historical workings, inspected the logging facilities, reviewed drill core, drilling data and reviewed the quality assurance and quality control (QA/QC) data and reports, as well as discussing aspects of the Project with visiting third-party consultants.  Additional information on site visit activities is provided in Chapter 9.3.

Mr. Booth visited the Yoquivo Project frequently during the drilling and exploration campaigns and most recently visited the Project site from November 2 to 4 November 2022.  During these visits he inspected vein outcrops, visited historical workings, inspected the logging facilities, reviewed drill core, drilling data and reviewed the QA/QC data and reports, as well as discussing aspects of the Project with visiting third-party consultants.  Additional information on site visit activities is provided in Chapter 9.3.

2.5Report Date

Information in this Report is current as at 24 February, 2023.

2.6Information Sources and References

The principal document used in report preparation was:

●	Wakefield, T., Orbock E.J.C., and Arthur, B., 2023: Yoquivo Project, Chihuahua, Mexico, NI 43-101 Technical Report on Mineral Resource Estimate: draft report prepared by Mine Technical Services Ltd for Golden Minerals Corporation, effective date 24 February, 2023 (in draft).

The reports and documents listed in Chapter 24 of this Report were also used to support Report preparation.  Information that was provided by Golden Minerals, as the registrant, is identified in Chapter 25 of the Report.  Additional information was sought from Golden Minerals personnel where required.

2.7Previous Technical Report Summaries

Golden Minerals has not previously filed a technical report summary on the Project.

3.0	PROPERTY DESCRIPTION
3.1Introduction

The Yoquivo Project is located 210 km west–southwest of Chihuahua city, in Ocampo Municipality, Chihuahua State.

The Project centroid is latitude 28º 2’ 20” north, longitude 108º 2 ’55” west (WGS84).

The Yoquivo deposit centroid is latitude 28º 2’ 21” north, longitude 108º 2’ 16” west (WGS84).

3.2Property and Title in Mexico

The QP has not independently verified the following information, which is in the public domain and was sourced from official Mexican Government websites.

3.2.1	Mineral Title

In Mexico, mining concessions are granted by the Economy Ministry and are considered exploitation concessions with a 50-year term.

Valid mining concessions can be renewed for an additional 50-year term as long as the mine is active, and the applicant has abided by all appropriate regulations and makes the application within five years prior to the expiration date.

All concessions must be surveyed by a licensed surveyor.

Mining concessions have an annual minimum investment that must be met, an annual mining rights fee to be paid to keep the concessions effective, and compliance with environmental laws.  Minimum expenditures, pursuant to Mexican regulations, may be substituted for sales of minerals from the mine for an equivalent amount.

3.2.2	Surface Rights

Surface rights in Mexico are commonly owned either by communities (ejidos) or by private owners.  Mexican mining law includes provisions to facilitate purchasing land required for mining activities, installations, and development.

3.2.3	Royalties

In 2013, the Mexican Federal government introduced a mining royalty, effective January 1, 2014, based on 7.5% of taxable earnings before interest and depreciation.  In addition, precious metal mining companies must pay a 0.5% royalty on revenues from gold, silver, and platinum.

3.2.4	Water Rights

The National Water Law and associated regulations control all water use in Mexico.  The Comisión Nacional del Agua (CONAGUA) is the responsible agency.  Applications are submitted to this agency indicating the annual water needs for the mine operation and the source of water to be used.  CONAGUA grants water concessions based on water availability in the source area.

3.2.5	Fraser Institute Survey

The QP used the 2021 Fraser Institute Annual Survey of Mining Companies report (the 2021 Fraser Institute Survey) as a credible source for the assessment of the overall political risk facing an exploration or mining project in Mexico.  Each year, the Fraser Institute sends a questionnaire to selected mining and exploration companies globally.  The Fraser Institute survey is an attempt to assess how mineral endowments and public policy factors such as taxation and regulatory uncertainty affect exploration investment.

The QP used the 2021 Fraser Institute survey because it is globally regarded as an independent report-card style assessment to governments on how attractive their policies are from the point of view of an exploration manager or mining company and forms a proxy for the assessment by industry of political risk in specific political jurisdictions from the mining industry’s perspective.

Of the 84 jurisdictions surveyed in the 2021 Fraser Institute survey, Mexico ranks 34th for investment attractiveness, 54th for policy perception and 28th for best practices mineral potential.

3.3Project Ownership

The Project is 100% held by Golden Minerals.  Mineral title is currently in the process of transfer from the original concession holders to Golden Minerals’ wholly-owned subsidiary, Minera de Cordilleras S. De R.L. de C.V. (Minera de Cordilleras).

3.4Mineral Tenure

The Project consists of seven mining concessions with an area totalling about 1,975 ha, located within the Ocampo municipality, Chihuahua State, Mexico.

Table 31 summarizes the concessions, and Figure 31 shows the concession locations.  There are third-party concessions within the La Copa concession (see Figure 31) that are excised from that concession.

The Yoquivo group of concessions (El Dollar, La Copa, San Francisco de Yoquivo, La Niña, Dolores, and La Restauradora) were acquired from Alejandro Dozal González and Paola Gabriela Dozal González in March 2022.  The acquisition consisted of a total payment of US$480,000 over 54 months and payment of US$125,140 to settle all outstanding property taxes the original concessions owners owed to the Mexican government.  All payments were made as required.

Table 3-1:Mineral Tenure Summary Table

Concession Name	Concession Holder	Original Concession Owner	Title Number	Area (ha)	Expiry Date	Bi-Annual Property Taxes (MXN$)
El Dollar	Minera de Cordilleras	Alejandro and Paola Dozal González	214876	9.19	3 December, 2051	1,736
La Copa	Minera de Cordilleras	Alejandro and Paola Dozal González	223499	1,552.12	11 January, 2055	293,133
San Francisco de Yoquivo	Minera de Cordilleras	Alejandro and Paola Dozal González	220851	91.06	15 October, 2053	17,197
La Niña	Minera de Cordilleras	Alejandro and Paola Dozal González	217475	122.00	15 July, 2052	23,041
Dolores	Minera de Cordilleras	Alejandro and Paola Dozal González	216491	71.63	16 May, 2052
La Restauradora	Minera de Cordilleras	Alejandro and Paola Dozal González	217476	60.81	15 July, 2052	11,485
La Esperanza	Minera de Cordilleras	Maria Esthela Parra Quezada, María del Carmen Parra Quezada, Jesús Antonio Parra Quezada, and Emiliano Hurtado Montaño	218071	68.00	2 October, 2052	12,842
Totals				1,974.81		372,961

Figure 3-1:Mineral Tenure Location Plan

Rancheria Yoquivo
La Esperanza
La Restauradora
La Nina
El Dollar
Dolores
San Francisco de Yoquivo
La Copa
Arroyo La
Arroyo Loma
Rio Huisuachic
2708 m
2672 m
N
Legend
Yoquivo Concessions
3rd Party Concessions
Ejido Boundary
Village
Road
Stream
Municipality Boundary
SITE:
Yoquivo Project, CHI
TITLE:
Mineral Concessions
SCALE:
1:40,000
DATE:
Dec, 2022
DATUM:
UTM WGS84 Zone 12N
0
1Km
2km
CONANP, Esri, HERE, Garmin, Foursquare, GeoTechnolo
787000
788000
789000
790000
791000
792000
793000
794000
795000
796000
3109000
3108000
3107000
3106000
3105000
3104000
3103000
3102000

Note:  Figure prepared by Golden Minerals, 2023.

The Esperanza concession was acquired from Maria Esthela Parra Quezada, María del Carmen Parra Quezada, Jesús Antonio Parra Quezada, and Emiliano Hurtado Montaño on 29 July, 2019 for a total payment of US$250,000 over 36 months.  All payments were made as required.

All payments of mining duties and taxes for the concessions are up to date, and the required proof of annual labour forms have been filed for the concessions.

3.5Surface Rights

The claims are located on the San Francisco de Yoquivo ejido (Figure 32).  Although the mineral rights are independent of the surface rights, access to the claim block is granted through an agreement between the concession holder and the San Francisco de Yoquivo ejido that does not have a direct interest in the mineral claims.

Minera de Cordilleras signed a five-year temporary access agreement on 5 May, 2018 with the San Francisco de Yoquivo ejido to allow the company to conduct exploration activities within the mineral concessions.  As part of this agreement Minera de Cordilleras agreed to pay the San Francisco de Yoquivo ejido’s outstanding property taxes, which totalled MXN$120,000, and agreed to pay the annual property tax, which amounts to about MXN$20,000/a.

Golden Minerals is currently negotiating a new access agreement with the ejido to allow a continuation of exploration activities.

3.6Water Rights

Water used in the exploration programs is purchased from the San Francisco de Yoquivo ejido, with payments based on each water truck load.  This is currently about MXN$800 per water truck load.

The San Francisco de Yoquivo ejido uses its own water trucks to pump water from the La Trinidad River to a series of temporary storage ponds close to the drill sites.

3.7Royalties

Third-party net smelter return (NSR) royalties are payable on all the concessions (see Table 32) and range from 2–3%.

3.8Property Agreements

No other agreements, apart from the access agreement discussed in Section 4.5, apply to the Project.

Figure 3-2:Surface Rights Map, Project Area

Basaseachi
Exploration Camp Location
Ocampo
Rancheria Huevachi
Cajurichi
Yoquivo Ejido Community Boundary
Rancheria Yoquivo
Legend
Yoquivo Concessions
3rd Party Concessions
Ejido Boundary
Village
Road
Stream
Municipality Boundary
SITE:
Yoquivo Project, CHI
TITLE:
Mineral Concessions and Surface Ownership
SCALE: 1:150,000
DATE: Dec, 2022
DATUM: UTM WGS84 Zone 12N
0
5km
775000
780000
785000
790000
795000
800000
805000
3125000
3120000
3115000
3110000
3105000
3100000
3095000

Note:  Figure prepared by Golden Minerals, 2023.

Table 3-2:Royalty Payments

Concession Name	Title Number	Royalty
El Dollar	214876	2% NSR Capped at US$2 million
La Copa	223499
San Francisco de Yoquivo	220851
La Niña	217475
Dolores	216491
La Restauradora	217476
La Esperanza	218071	3% NSR Capped at US$800,000

3.9Permitting Considerations
3.9.1	Permitting for Exploration-Stage Programs

Exploration activities such as rock and soil sampling, geological mapping and geophysical surveys can be conducted without environmental permits.

Drilling and mechanized trenching requires the filing of an Informe Preventivo with the Secretaría de Medio Ambiente y Recursos Naturales (SEMARNAT) if there is minimal construction of access roads and little or no cutting of trees.  If significant construction of access roads and drill pads are required, approval from SEMARNAT must be obtained, in the form of an environmental impact manifest (MIA).

Surface access and/or use agreements with the surface rights owners are required for the application of both the Informe Preventivo and MIA.

An Informe Preventivo is in force for the area of the Yoquivo ejido that permits Golden Minerals to conduct drilling activities.  The official notice 08/IP-0142/12/18 for the Informe Preventivo is dated January 16, 2019, and was issued by the Ministry of Environmental and Natural Resources to Minera de Cordilleras.

3.9.2	Permitting for Operations

There are a number of environmental permits required to put any project into operation.  The majority of the mining regulations are at a federal level through SEMARNAT, but there are also a number of permits that must be obtained that are regulated and approved at state and local levels.  Three SEMARNAT permits are required prior to any construction activities:

●	Environmental impact manifest: an MIA must be prepared by a third-party contractor for submittal to SEMARNAT. The MIA must include a detailed analysis of climate, air quality,

water, soil, vegetation, wildlife, cultural resources, and socio-economic impacts of the contemplated operation;
●	Estudio de riesgo or risk study (ER): must identify potential environmental releases of hazardous substances and evaluate associated risks to establish prevention methods, responses to, and control of, environmental emergencies;
●	Cambio de uso del suelo en terrenos forestales or change in forestry land use (CUSTF): the CUSTF is a formal instrument for changing the designation to allow mining on these areas. The CUSTF study is based on the Forestry Law and its regulations. An evaluation must be completed that documents the existing land conditions, including vegetation and wildlife studies, includes an evaluation of the current and proposed use of the land and impacts on natural resources and provides an evaluation of the reclamation and revegetation plans. Agreements with all affected surface landowners are also required to have been completed.

A Project-specific Licencia Única Ambiental (LAU), which states the operational conditions to be met, is issued by SEMARNAT when that agency has approved the Project.

A construction permit is required from the local municipality and an archaeological release letter is required from the National Institute of Anthropology and History.

An explosives permit is required from the Ministry of Defense before any construction begins.  Water discharge and usage must be granted by the Comisión Nacional del Agua (CONAGUA).

Operations involving collection, shipping, and/or storage services as well as reuse, recycling, treatment, incineration, and/or final disposal systems of hazardous waste require the operator to register as a hazardous waste generator with SEMARNAT, with a copy sent to the Procuraduria Federal de Proteccion al Ambiente (PROFEPA).  Once the company is registered with PROFEPA as a hazardous waste generator, SEMARNAT assigns the company an environmental registry number that must appear on all reports that are filed with the authority.

The key permits required for an operation are summarized in Table 33.

3.10Environmental Considerations

Exploration and mining activities in Mexico are regulated by the Ley General de Equilibrio Ecologico y Proteccion al Ambiente (LGEEPA), and the Reglamento en Materia de Impacto Ambiental (REIA).

Rules and laws pertaining to mining and exploration activities are administered by SEMARNAT and by PROFEPA, which is the agency that enforces SEMARNAT’s laws and policies.

Activities that exceed specified disturbance limits require authorization from SEMARNAT and an MIA must be prepared.

Exploration activities that are expected to generate impacts to the physical or social environment that are assessed as potentially of low significance by the regulators are administered under Norma Oficial Mexicana-120-SEMARNAT-1997 (NOM-120-SEMARNAT-1997), and its subsequent modifications.

Table 3-3:Key Permits Required in Support Of Any Future Operations

Permit	Required Prior to Mining Stage	Agency
Environmental Impact Assessment (MIA)	Construction/operation/post-operation	SEMARNAT
Cambio de uso del suelo en terrenos forestales (CUSTF)	Construction/operation	SEMARNAT
Technical justification study	Construction (includes conceptual design)	SEMARNAT
Risk study (ER)	Construction/operation	SEMARNAT
Construction permit	Construction	Local municipality
Explosive and storage permits	Construction/operation	SEDENA
Archaeological release	Construction	INAH
Water use concession	Construction/operation	CONAGUA
Water discharge permit	Operation	CONAGUA
Licencia única Ambiental (LAU)	Construction, six months prior to operation	SEMARNAT
Accident prevention plan	Operation	SEMARNAT
Hazardous waste generator	Operation	SEMARNAT/PROFEPA

Note:  SEMARNAT = Secretaría de Medio Ambiente y Recursos Naturales; PROFEPA = Procuraduria Federal de Proteccion al Ambiente; SEDENA = Secretaría de la Defensa Nacional; INAH = Instituto Nacional de Antropología e Historia; CONAGUA = Comisión Nacional del Agua.

The Project is not included within any specially protected, federally designated, ecological zones known as Áreas Naturales Protegidas.

The Yoquivo Project is within the Yoquivo Mining District and has been mined historically at small scales since the late 19th century.  The mineralized bodies and the enclosing host rocks are anomalous in base and precious metals and have generated elevated metals values in sediments that extend well beyond known workings.  The mineralized veins are characteristically low or moderate sulphidation but may have potential for acid rock drainage (ARD) and subsequent metal leaching.

There are numerous historical mine workings, excavations, and dumps on, and adjacent to, the Project area (Figure 33).  There are two small processing plants within the Project area, but they are not under the control of Golden Minerals.  The Esperanza mill is a small 20 t/d cyanide mill but has never operated.  The Creel Mill was a 75 t/d flotation mill installed in the 1980s that has been partially dismantled, and is currently non-operational.

Some of the disturbances are on mineral concessions held by Golden Minerals.  Environmental impacts within the Project site primarily result from historical activities.  A site visit, conducted by SEMARNAT as part of the permit application in 2017, determined that the surface disturbances caused by historical mining activities, were “not significant”, and Golden Minerals is not liable for any rehabilitation of those surface disturbances.

Figure 3-3:Historical Mine Working Location Map

789000mE
790000mE
791000mE
792000mE
793000mE
3107000mN
3106000mN
3105000mN
3104000mN
SITE:
Yoquivo Project, CHI
TITLE:
Mine workings, mills and Prospects
SCALE:
1:20,000
DATE:
Jan, 2023
DATUM:
UTM WGS84 Zone 12N
0
0.5Km
1km
Esperanza Mill (inactive)
Esperanza Vein System
Dolar Vein System
San Francisco Vein System
Pertenencia Vein System
Trinidad Mill (inactive)
Trinidad Vein System
Creel Mill (inactive)
Legend
Yoquivo Concessions
3rd Party Concessions
Mapped veins
Rivers and Streams
Roads and tracks
20m Contours
100m Contours
Historic Mine workings
Mills

Note:  Figure prepared by Golden Minerals, 2023.

Adjacent to the Project area, to the west in an excised concession from Golden Minerals’ holdings, a small custom mill is operating in the Trinidad area, processing material from artisanal miners (gambusinos) that is sourced from the surrounding mines and prospects including some mineralization mined from the Yoquivo Project area.

Gambusinos have been extracting small amounts of material from the Creel level of the San Francisco vein system, and removing small historic mine dumps from the Project during Golden Minerals’ tenure ownership.  Those impacts have been identified and documented by Golden Minerals’ staff.  There is an expectation that Golden Minerals is not responsible for the current gambusino activity, as material is being removed from the Project area and processed at a toll mill outside the Project area, so there are no waste rock or tailings being generated within the Project boundaries.

3.11Social License Considerations

Golden Minerals, through Minera de Cordilleras, has written permission from the surface landowners to complete exploration on the Project but will need to negotiate agreements to initiate any future construction and mining activities.

Golden Minerals has built a good relationship with the San Francisco de Yoquivo community, has employed local workers as casual labourers, has employed local contractors for road repair and drill platform construction, and has locally hired water trucks to transport water to the drill sites.

3.12Encumbrances

There are no known encumbrances.

There are no current material violations or fines, as imposed in the mining regulatory context of the Mine Safety and Health Administration (MSHA) in the United States, that apply to the Yoquivo Project.

3.13Significant Factors and Risks That May Affect Access, Title or Work Programs

To the extent known to the QP, there are no other significant factors and risks that may affect access, title, or the right or ability to perform work on the Project that are not discussed in this Report.

4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY
4.1Physiography

The elevation in the Project area is rugged, and averages 1,979 masl.  Topographic highs and lows can be approximately 600 m different in elevation.

The major drainages in the Project area are the La Trinidad and San Francisco streams.  The closest major river to the Project is the Candameña River.

Vegetation is dominated by pine forests with minor oak and maple.

4.2Accessibility

The Project can be accessed from the city of Chihuahua by the following route:

●	Chihuahua City to Cuauhtemoc to La Junta to Basaseachi (location of the exploration base camp), a distance of 278 km on Mexico Highway 16.

To access the concession area, the route is:

●	Basaseachi to the San Francisco de Yoquivo ejido via Chihuahua State Highway 227 (Basaseachi–San Juanito paved road) for 36.1 km, and then 5 km of unpaved road from the turnoff from Chihuahua State Highway 227.

The Project centre is an additional 3 km due south of the San Francisco de Yoquivo ejido (refer to Figure 22), and is accessed by a series of dirt roads and logging tracks.

The closest railway station is in San Juanito, 45 km east of the Project area.

4.3Climate

There is no direct meteorological data collected for the Yoquivo Project area, and because regional and local climates in mountainous regions can be significantly different, the climate information presented in this sub-section was taken from a weather station at the Basaseachi Falls national park located 21 km to the northwest of the Project area.  The climate is classified as humid subtropical to humid continental depending on elevation.

The average yearly maximum temperature is estimated to be approximately 23º C.  The monthly maximum temperature is approximately 17º C in December and January, whereas the maximum monthly temperature is 30º C in July.  Temperatures can drop to average minima of -1º C in December–January.

Rainfall occurs mainly during the summer from July to September.  Snow and rain occur sporadically during the winter months.  The average annual precipitation is approximately 1,500 mm, falling in two distinct wet seasons.  Approximately 80% of the total rainfall occurs from June to September (a summer rain fall regime) and the balance falls during October to April (slight winter precipitation regime).

Exploration activities can be conducted year-round.  Any future mining activity would also be year-round.

4.4Infrastructure

The closest town to the Project is Basaseachi, approximately 24 km to the northwest of the Project area.  The town can support basic exploration activities, and currently Golden Minerals rents a house in Basaseachi as the base for Project exploration activities.

The area has a long tradition of mining.  Several large open pit and underground precious metal mines are operating within 50 km of the Project area.  The Yoquivo Project lies about 36 km southeast of the Piños Altos, Ocampo, and El Cocheño mines, all large-scale open pit and underground operations that are exploiting low-sulphidation epithermal vein systems.  The Orisyvo high-sulphidation deposit is located 25 km to the south of the Project area.

These mines source the majority of their workforces from the local communities, including the towns of Basaseachi, San Juanito, and La Junta.  There is a department of mining, metallurgy, and geology at the Universidad Autonoma de Chihuahua in the city of Chihuahua approximately 300 km to the west of the Project.  Golden Minerals believes that there is sufficient skilled and unskilled labour in the communities near to the Yoquivo Project to provide skilled and unskilled labour for Project purposes.

The city of Cuidad Cuauhtémoc, situated 125 km to the northeast of the Project, hosts several universities and post-secondary schools.  The principal industry is farming, particularly apple orchards and ranching.

The Comisión Federal de Electricidad (the state power company) constructed a 115 kV powerline to the town of Basaseachi in 2005, and the community of San Francisco de Yoquivo is connected to the main power grid.  However, it is likely that these lines will need to be upgraded to support any future operations at the Yoquivo Project.

The Project area is covered by a number of rivers and streams.  In support of exploration activities, Golden Minerals has hired water trucks owned by the Yoquivo ejido to transport water from the La Trinidad River to the various drill sites.  Negotiations would be required in the future to acquire sufficient water rights to allow Golden Minerals to drill water wells to provide water for future operations.

Within the Project boundary there is sufficient land to allow for the construction of any future processing plant, tailings storage facility, waste rock facilities, mine offices, and a mine camp.  Negotiations with the ejido will need to be conducted to acquire the surface rights for any such future facilities.

A review of the existing power and water sources, manpower availability, and transport options indicates that there are reasonable expectations that sufficient labour and infrastructure will be available to support exploration activities.

5.0	HISTORY

The Project history is summarized in Table 51.

Table 5-1:Exploration and Development History Summary Table

Year	Operator	Work Completed
1867–1925	Unknown	Small scale underground mining operations, primarily on the San Francisco and La Esperanza veins.
Mid-1970s	Cia. Minera La Rastra, S.A.	Drove a tunnel 300 m parallel to the caved areas on the San Francisco vein; completed underground mapping and sampling. Drilled five holes, type and metreage unknown.
1976–1978	Mead Exploration Co.	Limited production from high-grade stringers
2004–2005	Sydney Resources Corporation (Sydney Resources)

Entered into an agreement with concession holder Jose Maria Dozal-Rascon to earn a 100% interest.

Rock chip and channel sampling, with 657 samples collected on surface and 131 from underground. San Francisco-Los Angeles-La Cruz and Pertenencia-Dolores structures mapped at 1:5,000 scale.

2006–2008	West Timmins Mining Inc. (West Timmins)

Company formed by merger of Sydney Resources and Band-Ore Resources Ltd. in 2006.

During 2007, completed 8 drill holes totaling 2,473.4 m of core drilling, which encountered narrow, high-grade gold–silver intercepts from a number of vein systems.

Completed a regional helicopter geophysical survey (total field magnetics and electromagnetics) using a high resolution AeroTEM II system.

Returned concessions to original concession holder in 2008.

2007	Konigsberg Corporation	Optioned concessions from West Timmins to obtain a 75% Project interest. Subsequently changed name to Gold Mountain Exploration. Minor reconnaissance sampling conducted (38 samples collected).
2017	Golden Minerals	Golden Minerals acquired the Yoquivo group of concessions.
2018		Mapped and sampled the San Francisco and Pertenencia veins and associated splays over a 2 km strike length. Collected 1,664 surface and underground rock chip samples.
2019		Data review to generate drill targets. Collected 370 rock samples. Contract signed to acquire the La Esperanza Concession.
2020		Phase 1: 3,348 m, 15-hole drill program targeting the Pertenencia, San Francisco and Esperanza vein systems. Collected 53 rock samples.
2021

Phase 2: 3,949 m, 21-hole drill program exploring the Pertenencia, Esperanza and Dolar vein systems. Drill holes were designed to follow up on the high-grade zones intersected by the 2020 drill program and to explore additional veins with

Year	Operator	Work Completed
the aim of identifying new mineralized zones. Acquired high-resolution digital terrain model for Project area.
2022

Phase 3: 5,947.5 m, 24-hole drill program was designed to follow-up on high-grade intercepts reported from the 2021 drilling program, and to explore additional veins with the aim of identifying new high-grade zones. Collected 28 additional rock samples.

Phase 4: 3,320.9 m, 10-hole drill program designed to follow-up on high-grade intercepts reported from the phase 3 program and to further explore the newly discovered Camila vein system.

Completed initial internal metallurgical studies.

Final property payments made for the Yoquivo and Esperanza concessions. Initiated transfer of concession ownership to Golden Minerals.

6.0	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT
6.1Deposit Type

The mineralization types within the vein systems at Yoquivo are examples of low-sulphidation systems.

Low-sulphidation epithermal deposits are formed by high-level hydrothermal systems from depths of ~1 km to surficial hot-spring settings.  Most types of volcanic rocks can host the deposit type; however, calc-alkaline andesitic compositions predominate.  Ore zones are typically localized in structures but may occur in permeable lithologies.  Upward-flaring ore zones centred on structurally controlled hydrothermal conduits are typical.  Large (>1 m wide and hundreds of metres in strike length) to small veins and stockworks are common with lesser disseminations and replacements.  Vein systems can be laterally extensive, but ore shoots have relatively restricted vertical extent.  High-grade ores are commonly found in dilational zones in faults at flexures, splays and in cymoid loops.

Deposits can be strongly zoned along strike and vertically.  Deposits are commonly vertically zoned over 250–350 m from a base metal poor, gold–silver-rich top to a relatively silver-rich base metal zone and an underlying base metal-rich zone grading at depth into a sparse base metal, pyritic zone.

Pyrite, electrum, gold, silver, argentite; chalcopyrite, sphalerite, galena, tetrahedrite, silver sulphosalt, and/or selenide minerals are the main mineral species.  Quartz, amethyst, chalcedony, quartz pseudomorphs after calcite, calcite, adularia, sericite, barite, fluorite, and calcium–magnesium–manganese–iron carbonate minerals such as rhodochrosite, hematite, and chlorite are the most common gangue minerals.

6.2Regional Geology

The Yoquivo Project is located within the Sierra Madre Occidental volcanic belt (Sierra Madre), an arc formed by eastward subduction of the Pacific Plate.  The Sierra Madre is a metallogenic terrane well known for its epithermal precious metal deposits.

The lower part of the arc comprises late Cretaceous to early Tertiary calc-alkaline batholiths and equivalent volcano–sedimentary rocks referred to as the “Lower Volcanic Supergroup”.  These rocks represent magmatic activity during the Laramide orogeny (40–80 Ma) and were followed by two periods of major ignimbrite eruption in the early Oligocene and early Miocene epochs.  Collectively these latter two eruptive periods constitute the “Upper Volcanic Supergroup”.  Minor andesite/basalt flows and rhyolitic domes accompanied the ignimbrites.  Many low-sulphidation epithermal deposits in Mexico probably developed during the first ignimbrite phase, in a window between 27–40 Ma (Camprubí et. al., 2003).

A regional geology map is provided as Figure 61.  As noted in Section 4.4, and shown on Figure 61, the Project is within a 40 km radius of a number of operating precious metals mines.

Figure 6-1:Regional Geology Map

Legend
Yoquivo Boundary
Quaternary sands and gravels
Upper Volcanics Tuffs and rhyolites
Andesites
Diorites
Granodiorite
Cretaceous Sandstones and Conglomerates
Regional Faults
Active Mine
Advanced Project
El Cocheño
Minera Frisco
Piños Altos
Agnico Eagle
Ocampo
Minera Frisco
Yoquivo Project
Orisyvo
Minera Frisnillo
760,000 mE
770,000 mE
780,000 mE
790,000 mE
SITE:
Yoquivo Project, CHI
TITLE:
Regional Geology and Mines
SCALE:
1:250,000
DATE:
Dec, 2022
DATUM:
UTM WGS84 Zone 12N
0
5Km
10km

Note:  Figure prepared by Golden Minerals, 2023.  At this map scale, the separate lithologies of the of the Upper Volcanics cannot be differentiated.

Bedding dips are mostly sub-horizontal and gently undulating.  Available regional geological maps show a strong north–northwest structural grain defined by numerous faults, some with apparent normal offsets.  Some of these regional faults likely had a syn-depositional history, controlling local basins.

6.3Project Geology

The Yoquivo Project is host to volcanic rock units belonging to both the Lower Volcanic Group and the Upper Volcanic Group.  A stratigraphic column for the Project area is included as Figure 62.

The Lower Volcanic Group is represented in the Project area by volcanic andesites that are overlain discordantly by rocks of the Upper Volcanic Group.  The Upper Volcanic Group is dominated by ignimbrites.  Several rhyolitic domes intrude all of these units.

The oldest rocks exposed in the Project area are andesitic tuffs, lavas intercalated with rhyolitic tuffs, and sandy volcanoclastic rocks.  The andesitic tuffs are greenish grey, with andesite and pumice lithic fragments and feldspar and biotite phenocrysts.  The andesitic flows consist of intercalations of agglomerates and massive porphyritic layers.  Intercalated within these flows are at least two rhyolitic tuff horizons, which can reach as much as 10 m in thickness.  These horizons commonly display argillic alteration, and are weakly oxidized.

The Upper Volcanic Group rocks consist of vitro-crystalline and lithic tuffs of rhyolitic to dacitic composition, aphanitic vitreous tuffs, pyroclastic lithic tuffs ranging up to lapilli tuffs with fragments of variable composition, and volcanic breccias.  Overlaying the tuffs are a series of dacitic to rhyolitic pyroclastic units.

Several small rhyolite domes intrude the Lower Volcanic Group and the Upper Volcanic Group units above the El Dolar mine workings.  The rhyolites are white to reddish beige, aphanitic to porphyritic and have well-developed flow banding.  In addition, several rhyolite dykes have been identified in the northern part of the Pertenencia vein system.

Several silver–gold quartz vein deposits are embedded along a series of northeast–southwest striking shear zones and are discussed in more detail in Section 6.4.

6.4Deposit Descriptions

The mineralization on the Yoquivo Project consists of several epithermal quartz veins in four principal vein systems.  Individual vein systems have been mapped and sampled over >3 km strike lengths and range from 0.2 m to >5 m in width.  The major vein systems are shown in Figure 63.

Figure 6-2:Stratigraphic Column, Yoquivo Project Area

Note:  Figure prepared by Golden Minerals, 2023.

Figure 6-3:Vein Systems and Geology Map

Note:  Figure prepared by Golden Minerals, 2023.

6.4.1	Pertenencia Vein System

The Pertenencia vein system consists of at least seven parallel quartz veins, vein breccias, and stockwork zones with minor calcite veining and sulphides (pyrite with very minor sphalerite and galena).  An example cross-section is provided in Figure 64.

The vein system strikes N30ºE and dips at 60–85º to the southeast.  It has been traced on surface and by drilling for at least 1,800 m along strike and for about 300 m down-dip.

Based on surface sampling, the vein system displays higher silver grades than gold grades.

6.4.2	San Francisco Vein System

The San Francisco vein system consists of a series of northeast–southwest-striking quartz veins, vein breccias, and stockwork zones with minor calcite veining and sulphides (pyrite with minor sphalerite and galena).  An example cross-section is provided in Figure 65.

The San Francisco vein has a strike extent of at least 3,000 m, and has been explored to about 300 m depth.  Several zones of mineralization were historically mined on this vein to the 1,900 m elevation, approximately 100 m below the river level.

The vein system displays silver and gold grades.

6.4.3	Esperanza Vein

The Esperanza vein consists of a single quartz vein and vein breccia associated with a steeply dipping fault zone.  The vein strikes N15ºE and dips at 70–75º to the east.  An example cross-section is provided in Figure 66.

The vein has been mapped and sampled over a 1,100 m strike length.

At surface, several historical mine workings (see Figure 67) have exploited a 1–2 m wide chalcedony vein, and chalcedonic-cemented hydrothermal breccias.

Based on surface sampling, the vein displays higher silver grades than gold grades.

6.4.4	Dolar Vein System

The Dolar vein system comprises northeast–southwest-striking quartz veins, vein breccias and stockwork zones with minor calcite veining and sulphides (pyrite with very minor sphalerite and galena).  Historical workings have been excavated along the vein (Figure 68).

The vein system has a known strike extent of about 1,850 m and displays silver and gold grades.

Figure 6-4:Drill Cross Section, Pertenencia Vein System

SITE:
Yoquivo Project, CHI
TITLE:
Pertenencia Vein Section
looking northeast, no vertical exaggeration
SCALE: 1:2,000
DATE: Jan, 2023
DATUM: UTM WGS84 Zone 12N
0
50m
100m
Gold (Au g/t)
Left hand side
> 10.0 g/t Au
5.0 - 10.0 g/t Au
2.5 - 5.0 g/t Au
1.0 - 2.5 g/t Au
0.5 - 1.0 g/t Au
Silver (Ag g/t)
Right hand side
> 1000 g/t Ag
500 - 1000 g/t Ag
250 - 500 g/t Ag
100 - 250 g/t Ag
Northwest
Southeast
2100m
2000m
1900m
1800m
1700m
YQ_022_012
YQ_022_027
YQ_022_013
Camila HW Vein
La Huag FW Vein
La Huag Vein
Camila Vein
Pertenencia FW Vein
Pertenencia Vein
New Vein
Geology Legend
Quaternary Cover
Quartz Veins/
hydrothermal breccias
Andesite
Rhyolite Tuffs and
Ignimbrites
791200mE
3105100mN
791300mE
791400mE
3105000mN

Note:  Figure courtesy Golden Minerals, 2023.

Figure 6-5:Drill Cross Section, San Francisco Vein System

2300m
Northwest
Southeast
790500mE
3105300mN
790600mE
Geology Legend
Quaternary Cover
Quartz Veins/ hydrothermal breccias
Andesite
Rhyolite Tuffs and Ignimbrites
Fault Zone
2200m
2100m
2000m
1900m
YQ_022_005
YQ_022_006
YQ_022_014
YQ_022_034
YQ_022_033
San Francisco FW Vein
San Francisco Vein
San Francisco HW Vein
Gold (Au g/t)
Left hand side
> 10.0 g/t Au
5.0 - 10.0 g/t Au
2.5 - 5.0 g/t Au
1.0 - 2.5 g/t Au
0.5 - 1.0 g/t Au
0.25 - 0.5 g/t Au
Silver (Ag g/t)
Right hand side
> 1000 g/t Ag
500 - 1000 g/t Ag
250 - 500 g/t Ag
100 - 250 g/t Ag
50 - 100 g/t Ag
25 - 50 g/t Ag
10 - 25 g/t Ag
SITE:
Yoquivo Project, CHI
TITLE:
San Francisco Section
looking northeast, no vertical exaggeration
SCALE:
1:2,000
DATE:
Jan, 2023
DATUM:
UTM WGS84 Zone 12N
0
50m
100m

Note:  Figure courtesy Golden Minerals, 2023.

Figure 6-6:Drill Cross Section, Esperanza Vein

SITE:
Yoquivo Project, CHI
TITLE:
Esperanza Vein Section
looking north-northeast
SCALE: 1:2,000
DATE: Jan, 2023
DATUM: WGS84_12N
0
50m
100m
3105800mN
788700mE
Gold (Au g/t)
Left hand side
> 10.0 g/t Au
5.0 - 10.0 g/t Au
2.5 - 5.0 g/t Au
1.0 - 2.5 g/t Au
0.5 - 1.0 g/t Au
0.25 - 0.5 g/t Au
Silver (Ag g/t)
Right hand side
> 1000 g/t Ag
500 - 1000 g/t Ag
250 - 500 g/t Ag
100 - 250 g/t Ag
2300m
2200m
2100m
2000m
1900m
YQ_022_019
YQ_022_020
YQ_020_007
YQ_020_005
YQ_020_006
YQ_022_021
YQ_020_015
Esperanza Vein and Fault Zone
3105700mN
788800mE
Geology Legend
Quaternary Cover
Quartz Veins/
hydrothermal breccias
Fault Zone
Andesite
Rhyolite Tuffs and
Ignimbrites

Note:  Figure courtesy Golden Minerals, 2023.

Figure 6-7:Historical Workings on the Esperanza Vein

Note:  Photograph courtesy Golden Minerals, 2023.  Photograph taken September 2018. Stope width in excavation shown ranges from 1–2.2 m in width.  Photograph looks north.

Figure 6-8:Historical Workings on the Dolar Vein

Note:  Photograph courtesy Golden Minerals, 2023.  Photograph taken September 2018.  Stope width in excavation shown ranges from 0.8–3.5 m.  Photograph looks northeast.   Human figure for scale.

6.5Mineralization

Veins are generally sulphide-poor, and have textures typical of a low-sulphidation epithermal environment, including fine colloform to crustiform banding, bladed calcite textures, and open-space filling textures.  Outside of the principal mineralized structures and their adjacent stockwork zones, veins are mostly limited to isolated single veins, minor subparallel veins, or small patches of stockwork veins.  Orientations of these minor veins are varied, but most commonly dip steeply to the southeast.

Veins have narrow haloes of silicification, local argillic alteration, and distally grade into weak chloritic alteration.  The walls of the vein structure sometimes have sharp boundaries, but it is also quite common for the vein to consist of anastomosing veinlets and stockwork veinlets.

Sulphides are generally pyrite with rare argentite, and locally minor galena–sphalerite–chalcopyrite, and total sulphide content is generally <5%.  In the oxide zone, the sulphides are leached, leaving either casts or pseudomorphs of goethite–hematite. Minor goethitic and hematitic staining occurs along the vein exposure at surface.  Although no mineralogical studies have been conducted on the Project mineralization, geological observations suggest that gold is likely to be in the form of native gold associated with pyrite and silver in the form of silver sulphides and sulfosalts.  This is a typical association in low-sulphidation systems.

Several blind structures were intersected by the Golden Minerals drilling, and the drilling also returned anomalous to high-grade gold–silver grades, which occurred both within the principal structure and in peripheral stockwork zones that extend for several meters to tens of meters around the principal structures.

The majority of the drilling has been conducted on the Pertenencia vein system, with only minimal drilling conducted on the San Francisco, Esperanza, and Dolar vein systems. The mineralogy in all of the veins appears to be very similar to that intersected in the Pertenencia drilling.  It is unknown if the slightly different silver:gold ratios seen in the surface samples from the different vein systems will be replicated in future drilling data.

7.0	EXPLORATION
7.1Exploration
7.1.1	Grids and Surveys

Most of the location data collected on the Yoquivo Project by Golden Minerals was reported using the WGS84 UTM Zone 12 North coordinate system.

In 2021, Golden Minerals acquired an orthophoto covering 100 km2 at 50 cm resolution from PhotoSat, Vancouver, from which PhotoSat generated 1, 5, and 10 m digital contours for the Project area.

All drill hole collars, including the 2007 drill holes completed by West Timmins, were surveyed with a differential GPS by Zigna Ingeniería Topográfica, a third-party surveying company based in Cuidad Cuauhtémoc, Chihuahua.

Historical surface and underground samples collected by West Timmins were collected in UTM NAD27 Zone 12 North coordinates.  These data were converted to the UTM WGS84 Zone 12 North datum using MapInfo, and the updated locations were imported into Golden Minerals’ sample database.

7.1.2	Geological Mapping

Sydney Resources completed reconnaissance geological mapping, scale unknown, during 2004.  Detailed mapping was completed along the San Francisco–Los Angeles-La Cruz and Pertenencia–Dolores structures (Leonard, 2007).

There is moderate outcrop exposure at Yoquivo, and Golden Minerals completed a detailed surface mapping program along the main mineralized structures from 2018 to 2020, at a scale of 1:1,000.  Locations of surface and historical mine workings were mapped at 1:250 scale.

7.1.3	Geochemistry

Multiple campaigns for surface and underground sampling have been conducted at Yoquivo.

Sydney Resources collected channel, rock chip and dump grab samples during 2004–2005, with 657 samples collected on surface and 131 from underground.

West Timmins Mining collected 774 surface and underground samples between 2005 and 2008.

In 2007, Konigsberg Corporation conducted a reconnaissance sampling program at Yoquivo and collected 38 samples from around the Project.

From 2018 to 2022, Golden Minerals collected 1,555 surface channel, rock chip and grab samples around the Yoquivo Project, and in addition collected 590 underground channel and rock chip samples.

Figure 71 shows the gold grades returned from the surface sampling.  Figure 72 shows the silver grades.

7.1.4	Geophysics

No geophysical work has been conducted on the Project by Golden Minerals.

West Timmins stated that a regional helicopter geophysical survey (total field magnetics and electromagnetics) was completed over the entire Project area using a high resolution AeroTEM II system in 2007.  Golden Minerals does not currently have access to any of the historical geophysical data or interpretations that may have been performed.

7.1.5	Pits and Trenches

Many historical (early 20th century) pits, adits and shafts have been developed along the principal vein systems (refer to Figure 33).

No trenching work has been undertaken by Golden Minerals on the Project.

7.1.6	Petrology, Mineralogy, and Research Studies

No petrographic studies have been completed on the Yoquivo Project.

In 2018–2019, Golden Minerals submitted 15 samples to Tawn Albinson of Mircotermometria y Asesoria Geologica-Minera S.A. de C.V., based in Mexico City, to conduct fluid inclusion analyses to assist in the reconstruction and estimation of geological levels within the epithermal system, as well as the petrographic characteristics of silica phases at Yoquivo.

7.1.7	Exploration Potential

Most of the drilling conducted by Golden Minerals at Yoquivo was focused on exploring the central part of the Pertenencia vein system (see Section 10).  Minor drilling has been conducted on the Esperanza, San Francisco, La Huga and Dolar veins, and the drill holes have intersected intervals of potentially economic mineralization on several of these veins that require follow-up.  Prospect areas are shown in Figure 73.

The strike extents for most known veins have been identified by exploration.  In many cases, mineralized shoots at depth have not yet been defined nor have the down dip extensions been drilled out.  There is potential for additional mineralization to be identified on many of the veins with further drilling.

Figure 7-1:Gold Grades, Yoquivo Surface Samples

788500mE
790500mE
792500mE
3106000mN
3104000mN
N
S
W
E
Legend
Mapped Veins
Property Boundary
3rd Party Concessions
West Timmins
Golden Minerals
MTS Check Sample
Surface Samples
Gold (Au g/t)
> 10.0 g/t Au
5.0 - 10.0 g/t Au
2.5 - 5.0 g/t Au
1.0 - 2.5 g/t Au
0.5 - 1.0 g/t Au
0.25 - 0.5 g/t Au
0.1 - 0.25 g/t Au
<0.1 g/t Au
SITE:
Yoquivo Project, CHI
TITLE:
Surface Samples - Gold
SCALE:
1:25,000
DATE:
Jan, 2023
DATUM:
UTM WGS84 Zone 12N
0
250m
500m

Note:  Figure prepared by Golden Minerals, 2023.

Figure 7-2:Silver Grades, Yoquivo Surface Samples

788000mE
790000mE
792000mE
794000mE
3106000mN
3104000mN
Legend
Mapped Veins
Property Boundary
3rd Party Concessions
West Timmins
Golden Minerals
MTS Check Sample
Surface Samples
Silver (Ag g/t)
> 1000 g/t Ag
500 - 1000 g/t Ag
250 - 500 g/t Ag
100 - 250 g/t Ag
50 - 100 g/t Ag
25 - 50 g/t Ag
10 - 25 g/t Ag
<10 g/t Ag
SITE:
Yoquivo Project, CHI
TITLE:
Surface Samples - Silver
SCALE:
1:25,000
DATE:
Jan, 2023
DATUM:
UTM WGS84 Zone 12N
0
250m
500m

Note:  Figure prepared by Golden Minerals, 2023.

Figure 7-3:Prospect Location Map

788000mE
789000mE
790000mE
791000mE
792000mE
793000mE
3107000mN
3106000mN
3105000mN
3104000mN
Esperanza
Dolar
Verde
La Nina
La Muralla
Pertenencia North
San Antonio
La Trucha
San Francisco
La Huga
La Texana
Legend
Yoquivo Boundary
3rd Party Concessions
Andesites
Rhyolite Tuffs and Ignimbrites
Rhyolite Domes
Mapped Veins
Exploration Target
Surface Samples - Ag
<10 g/t Ag
10 - 25 g/t Ag
25 - 50 g/t Ag
50 - 100 g/t Ag
100 - 250 g/t Ag
250 - 500 g/t Ag
500 - 1000 g/t Ag
>1000 g/t Ag
SITE:
Yoquivo Project, CHI
TITLE:
Prospects
SCALE: 1:20,000
DATE: Jan, 2023
DATUM: UTM WGS84 Zone 12N
0
0.5Km
1km

Note:  Figure courtesy Golden Minerals, 2023.  Grid co-ordinates use Universal Transverse Mercator

7.1.7.1	Pertenencia North

Golden Minerals has focused drilling in the southern 800 m portion of the vein system. Four drill holes have been drilled exploring the northern continuation of the Pertenencia vein, with the results as summarized in Table 71.  A number of the intercepts have encouraging gold and silver grades.  The mineralization potential of footwall structures to the south of the Pertenencia vein system require exploration evaluation.

Table 7-1:Pertenencia North Drill Hole Intercepts

Hole_ID	Collar Easting (m)	Collar Northing (m)	Collar Elevation (m)	Azimuth (º)	Dip (º)	Total Depth (m)	From (m)	To (m)	Drilled Interval (m)	Au (g/t)	Ag (g/t)	AgEq (g/t)
YQ_022_015	791749	3105881	2060	108	-45	150	32.25	32.60	0.35	1.0	207	281
YQ_022_015							39.45	41.10	1.65	2.7	646	850
YQ_021_018	791747	3105877	2060	141	-45	150	142.85	144.70	1.85	1.4	184	289
YQ_021_021	791748	3105509	2041	301	-45	201	No significant results
YO-07-04	791691	3106028	2080	143	-51	271	Did not intersect the Pertenencia vein system

Note:  Mineralized intercepts >100 g/t AgEq, where AgEq = Ag + (Au x 76.67).  Silver equivalent grades were calculated using metal prices of US$1,840/oz Au and US$24/oz Ag.  All numbers have been rounded.

7.1.7.2	San Francisco

The San Francisco vein has been explored by seven wide-spaced drill holes.  The drilling intersected the principal San Francisco vein as well as a hanging wall and a footwall structure.  Drill results are summarized in Table 72.  A number of the intercepts have encouraging gold and silver grades in the area of the historical workings and along the hanging wall vein.

7.1.7.3	Dolar

The Dolar vein has been tested by six drill holes.  Drill results are summarized in Table 73.  Wide zones of veining and silicification were intersected, but only a few narrow, high-grade silver–gold zones were intersected, suggesting that the drilling has only explored the upper part of the vein system, above the boiling zone, and that more consistent mineralization may be found at depth.

7.1.7.4	Esperanza

The Esperanza vein has been tested by nine drill holes (Table 74).  The drilling intersected narrow zones of gold–silver mineralization associated with silicified fault zones and hydrothermal breccias.  The drilling appears to have intersected the upper part of an epithermal vein, suggesting that there is potential for higher-grade mineralization to be intersected at depth.

7.1.7.5	La Huga

The La Huga vein has been mapped and sampled over a 700 m strike length and was intersected by three wide-spaced drill holes (Table 75).  The drilling intercepted a wide zone of veining, vein breccias and zones of silicification, but only returned a narrow zone of low-grade gold–silver mineralization.

7.1.7.6	La Muralla and La Niña Veins

The northern part of the San Francisco vein splits into two splays, the La Muralla and La Niña veins.  They have been mapped and sampled over a 1,600 m strike length and have been tested by five widely-spaced drill holes (Table 76).  The drilling intersected multiple veins, hydrothermal breccias and silicified shear zones, but only low-grade gold–silver mineralization was encountered.  An evaluation of the geochemical data suggests that the drilling explored the upper part of a low-sulphidation epithermal vein and that wider zones of potentially economic mineralization may be found at depth.

Table 7-2:San Francisco Drill Hole Intercepts

Hole_ID	Collar Easting (m)	Collar Northing (m)	Collar Elevation (m)	Azimuth (º)	Dip (º)	Total Depth (m)	From (m)	To (m)	Drilled Interval (m)	Au (g/t)	Ag (g/t)	AgEq (g/t)	Vein
YO-07-01	791142	3106084	2145	143	-51	250	41.10	41.75	0.65	2.4	363	542	SF
YQ_020_014	790913	3105620	2230	316	-46	315	No significant results
YQ_022_005	790540	3105225	2213	280	-46	265	9.00	10.25	1.25	0.1	214	222	SF
YQ_022_005							232.45	233.25	0.80	0.7	180	232	SF_FW
YQ_022_006	790541	3105226	2212	319	-45	261	6.60	10.80	4.20	0.2	229	241	SF
YQ_022_006							198.95	200.25	1.30	0.6	189	230	SF_FW
YQ_022_014	790692	3105227	2178	310	-46	275	43.50	45.70	2.20	7.4	1,253	1,808	SF_HW
YQ_022_014							158.55	162.00	3.45	0.2	448	463	SF
YQ_022_033	790699	3105225	2177	313	-65	256	No significant results
YQ_022_034	790700	3105227	2176	330	-51	22	143.40	145.60	2.20	1.3	545	643	SF

Note:  Mineralized intercepts >100 g/t AgEq, where AgEq = Ag + (Au x 76.67).  Silver equivalent grades were calculated using metal prices of US$1,840/oz Au and US$24/oz Ag.  Numbers have been rounded.

Table 7-3:Dolar Drill Hole Intercepts

Hole_ID	Collar Easting (m)	Collar Northing (m)	Collar Elevation (m)	Azimuth (º)	Dip (º)	Total Depth (m)	From (m)	To (m)	Drilled Interval (m)	Au (g/t)	Ag (g/t)	AgEq (g/t)
YQ_020_013	790170	3105916	2301	315	-45	350	Hole did not reach target
YQ_021_008	789773	3106013	2245	141	-46	228	88.00	88.20	0.20	2.2	280	445
YQ_021_008							118.10	119.60	1.50	1.8	3	138
YQ_021_009	789773	3106013	2245	142	-60	210	No significant results
YQ_021_011	789780	3105939	2254	181	-45	150	42.60	42.90	0.30	1.2	155	245
YQ_021_012	789780	3105940	2254	180	-65	120	93.10	94.05	0.95	9.2	763	1,455
YQ_021_013	789772	3106013	2245	173	-66	225	No significant results
YQ_021_015	789675	3106054	2231	149	-52	351	No significant results
YQ_022_017	789971	3106168	2341	263	-67	250	125.30	129.25	3.95	13.4	181	1,185
YQ_022_018	789971	3106170	2341	141	-45	250	No significant results

Note:  Mineralized intercepts >100 g/t AgEq, where AgEq = Ag + (Au x 76.67).  Silver equivalent grades were calculated using metal prices of US$1,840/oz Au and US$24/oz Ag.  Numbers have been rounded.

Table 7-4:Esperanza Drill Hole Intercepts

Hole_ID	Collar Easting (m)	Collar Northing (m)	Collar Elevation (m)	Azimuth (º)	Dip (º)	Total Depth (m)	From (m)	To (m)	Drilled Interval (m)	Au (g/t)	Ag (g/t)	AgEq (g/t)
YQ_020_005	788733	3105767	2282	306	-46	140	69.00	69.75	0.75	0.2	209	224
YQ_020_006	788734	3105766	2282	305	-61	200	91.90	93.75	1.85	3.3	69	314
YQ_020_007	788731	3105764	2281	244	-45	122	93.15	93.50	0.35	8.8	60	717
YQ_020_015	788729	3105766	2282	304	-86	350	170.00	170.90	0.90	2.3	39	209
YQ_020_015							172.90	174.00	1.10	0.2	321	335
YQ_021_010	789000	3106534	2197	273	-45	201	No significant results
YQ_021_014	789001	3106535	2199	273	-65	291	No significant results
YQ_022_019	788736	3105767	2283	340	-46	150	84.10	84.40	0.30	2.0	109	225
YQ_022_020	788735	3105768	2283	341	-60	180	107.20	108.20	1.00	3.6	512	779
YQ_022_021	788793	3105678	2283	322	-66	300	262.25	262.85	0.60	2.6	20	214

Note:  Mineralized intercepts >100 g/t AgEq, where AgEq = Ag + (Au x 76.67).  Silver equivalent grades were calculated using metal prices of US$1,840/oz Au and US$24/oz Ag.  Numbers have been rounded.

Table 7-5:La Huga Drill Hole Intercepts

Hole_ID	Collar Easting (m)	Collar Northing (m)	Collar Elevation (m)	Azimuth (º)	Dip (º)	Total Depth (m)	From (m)	To (m)	Drilled Interval (m)	Au (g/t)	Ag (g/t)	AgEq (g/t)
YQ_021_019	791006	3104812	1992	300	-46	102	No significant results
YQ_021_020	791005	3104812	1993	259	-46	102	65.15	65.65	0.50	0.6	243	289
YQ_022_030	791394	3105138	2090	291	-46	518	No significant results

Note:  Mineralized intercepts >100 g/t AgEq, where AgEq = Ag + (Au x 76.67).  Silver equivalent grades were calculated using metal prices of US$1,840/oz Au and US$24/oz Ag.  Numbers have been rounded.

Table 7-6:La Muralla and La Niña Drill Hole Intercepts

Hole_ID	Collar Easting (m)	Collar Northing (m)	Collar Elevation (m)	Azimuth (º)	Dip (º)	Total Depth (m)	From (m)	To (m)	Drilled Interval (m)	Au (g/t)	Ag (g/t)	AgEq (g/t)
YO-07-02	791680	3106376	2110	323	-51	361	No significant results
YO-07-03	791867	3106488	2165	324	-51	400	194.90	195.85	0.95	2.4	503	684
YO-07-03							198.10	198.55	0.45	1.5	308	419
YQ_020_008	791484	3106095	2150	295	-46	300	No significant results
YQ_022_016	791396	3104934	2020	303	-46	354	No significant results

Note:  Mineralized intercepts >100 g/t AgEq, where AgEq = Ag + (Au x 76.67).  Silver equivalent grades were calculated using metal prices of US$1,840/oz Au and US$24/oz Ag.  Numbers have been rounded.

7.1.7.7	La Trucha

The La Trucha structure is situated about 1,200 m west of the Pertenencia vein.  The vein crops out in a stream bed and occurs as a 0.2–1.5 m wide quartz vein over a strike length of >500 m. The vein strikes 40° and dips steeply to the southeast.  Sampling returned elevated gold–silver grades.  Mapping suggests that the La Trucha structure could be the upper part of a low-sulphidation epithermal vein.

7.1.7.8	San Antonio

The San Antonio vein has been mapped and sampled over a 1,300 m strike length.  The structure had not been drilled at the Report effective date, but encouraging gold–silver grades were returned from surface samples.

7.1.7.9	Verde

The Verde vein has been mapped and sampled over a 900 m strike length.  Surface sampling and mapping indicate that the outcropping structure may represent the upper part of an epithermal vein system.  While the vein is not a high-priority exploration target currently, additional investigation is warranted.

7.1.7.10	La Texana

The La Texana vein has been mapped and sampled over a 300 m strike length.  Surface sampling returned anomalous gold and silver grades. While the vein is not a high-priority exploration target currently, additional investigation is warranted.

7.1.8	Qualified Person’s Interpretation of the Exploration Information

The exploration conducted by Golden Minerals and predecessor companies provided vectors to historical mine workings or geochemical surface anomalies that were drill tested.  This work identified the Yoquivo deposit.

Golden Minerals’ geologists believe that there is good potential to discover additional high-grade gold–silver mineralization on the northern part of the Pertenencia vein system as well as on the San Francisco and Esperanza vein systems.  The Dolar vein drilling has intersected wide zones of veining, but the gold–silver grade distribution is erratic, suggesting that the drilling has intersected the upper parts of an epithermal vein.  The San Antonio vein appears to have good potential to host significant mineralization, and the surface sampling has returned good gold and silver grades, but to date the vein has not been drilled.

The potential of the Verde, La Texana and La Trucha veins is unknown.  They have only been explored partially on surface and returned moderate gold and silver grades at surface.  The veins may warrant a small drill program to test potential at depth.

The northwestern and southwestern Project extents, where limited mapping has been conducted and outcropping andesites occur below the upper volcanic ignimbrites and tuffs, may have potential to host veins within the andesite lithologies.  There is also potential for the known veins to continue into these areas.

7.2Drilling
7.2.1	Overview
7.2.1.1	Drilling on Property

A total of 78 core holes, totaling 19,039 m, have been drilled at Yoquivo.

The initial exploration drilling was conducted in 2007 by West Timmins, who drilled eight core holes totaling 2,473 m.  Drill data from the West Timmins campaign were not used in mineral resource estimation because no original assay certificates, and no down-hole survey or assay QA/QC data are currently available to Golden Minerals for this drilling campaign.  In addition, no drill holes from this campaign intersected the Pertenencia vein system.

From 2020 to 2022, Golden Minerals drilled 70 core holes totaling 16,565 m.

A drill summary table is provided as Table 77, and a Project-scale drill collar location map as Figure 74.

7.2.1.2	Drilling Supporting Mineral Resource Estimates

The drilling in the Pertenencia area is shown in more detail in Figure 75.  Information on the completed Golden Minerals drilling in the Pertenencia Vein system is summarized in Table 78.  This table provides the collar location data and anomalous mineralized intercepts >200 g/t AgEq.  Silver equivalent grades were calculated using metal prices of US$1,840/oz Au and US$24/oz Ag.

A total of 70 drill holes from the 2020–2022 drill campaigns was used to define the mineralized grade shells used in mineral resource estimation.  A total of 38 drill holes from the 2020–2022 drill campaigns was used for interpolation.

7.2.1.3	Drilling Excluded For Estimation Purposes

Eight drill holes from 2007 drilling were not used in grade shell modeling or estimation due to the lack of QA/QC data.

Table 7-7:Property Drill Summary Table

Year	Operator	No. Holes	Core Diameter	Meterage (m)	Purpose
2007	West Timmins	8	NQ/BQ	2,473	Exploration
2020	Golden Minerals	15	HQ	3,348	Exploration
2021		21	HQ	3,949	Exploration
2022		34	HQ	9,268	Exploration
Total		78		19,039

Note: metreage has been rounded.

Figure 7-4:Property Drill Collar Location Plan

788500mE
789000mE
789500mE
790000mE
790500mE
791000mE
791500mE
792000mE
3106500mN
3106000mN
3105500mN
3105000mN
3104500mN
Legend
2007 - West Timmins
2020 - Golden Minerals
2021 - Golden Minerals
2022 - Golden Minerals
Mapped Veins
3rd Party Concessions
SITE:
Yoquivo Project, CHI
TITLE:
Completed Drill-holes
SCALE:
1:15,000
DATE:
Jan, 2023
DATUM:
UTM WGS84 Zone 12N
0
0.5Km
1km

Note:  Figure prepared by Golden Minerals, 2023.

Figure 7-5:Drill Collar Location Plan, Pertenencia Area

790500mE
790750mE
791000mE
791250mE
791500mE
3105500mN
3105250mN
3105000mN
3104750mN
2300
YQ_020_002
YQ_020_012
YQ_021_003
YQ_020_003
YQ_020_011
YQ_021_001
YQ_021_002
YQ_022_005
YQ_022_006
YQ_022_014
YQ_022_033
YQ_022_034
YQ_022_032
YQ_020_009
YQ_020_010
YQ_021_004
YQ_022_022
YQ_022_028
YQ_020_004
YQ_022_010
YQ_022_011
YQ_022_029
YQ_022_009
YQ_022_007
YQ_022_008
YO-07-05
YQ_022_012
YQ_022_013
YQ_022_027
YQ_022_024
YQ_022_026
YQ_021_006
YQ_021_007
YQ_022_023
YQ_021_005
YQ_020_001
YQ_022_025
YQ_021_016
YQ_021_017
YQ_022_003
YQ_021_020
YQ_021_019
YQ_022_004
YO-07-07
YO-07-06
YQ_022_001
YQ_022_002
Legend
2007 - West Timmins
2020 - Golden Minerals
2021 - Golden Minerals
2022 - Golden Minerals
Mapped Veins
3rd Party Concessions
SITE:
Yoquivo Project, CHI
TITLE:
Completed Drill-holes
Pertenencia Area
SCALE:
1:15,000
DATE:
Jan, 2023
DATUM:
UTM WGS84 Zone 12N
0
0.5Km
1km

Note:  Figure prepared by Golden Minerals, 2023.

Table 7-8:Drill Collar Locations, Pertenencia Vein System

Hole_ID	Easting (m)	Northing (m)	Elevation (m)	Azimuth (º)	Dip (º)	Total Depth (m)	From (m)	To (m)	Au (g/t)	Ag (g/t)	AgEq (g/t)
YQ_020_001	791301	3104882	1997	311	-46	128	94.10	94.30	1.2	145	237
							111.58	112.05	1.9	491	638
							112.92	114.43	0.8	147	206
							114.43	115.75	5.7	223	659
YQ_020_002	791478	3105368	2175	272	-66	231	192.25	192.80	1.1	423	510
YQ_020_003	791484	3105248	2143	264	-46	250	169.60	170.00	2.6	228	424
							235.20	235.90	2.2	401	568
YQ_020_004	791353	3105108	2099	282	-46	77	No significant intercept
YQ_020_005	788733	3105767	2282	306	-46	140	69.00	69.75	0.2	209	225
YQ_020_006	788734	3105766	2282	305	-61	200	91.90	92.90	5.4	118	533
YQ_020_007	788731	3105764	2281	244	-45	122	93.15	93.50	8.8	60	732
YQ_020_008	791484	3106095	2150	295	-46	300	No significant intercept
YQ_020_009	791409	3105151	2088	291	-61	225	96.65	96.95	0.5	211	252
							118.65	119.00	0.8	245	305
							183.90	184.20	0.9	135	207
							200.30	200.65	0.8	250	312
							200.65	201.25	1.7	527	658
							201.25	201.75	0.6	161	203
YQ_020_010	791408	3105149	2088	259	-61	210	126.70	127.70	1.4	224	329
							131.00	131.20	15.4	1,150	2,331
							132.00	133.10	1.7	186	319
							135.00	135.60	2.9	103	326
							186.95	188.00	1.6	157	280
							209.60	210.00	0.8	144	206

Hole_ID	Easting (m)	Northing (m)	Elevation (m)	Azimuth (º)	Dip (º)	Total Depth (m)	From (m)	To (m)	Au (g/t)	Ag (g/t)	AgEq (g/t)
YQ_020_011	791484	3105247	2143	267	-61	250	118.80	119.40	8.3	1,390	2,029
							119.40	120.80	4.4	892	1,228
							122.10	123.35	1.0	166	241
							172.25	173.05	0.0	201	204
							173.90	174.40	0.6	479	525
YQ_020_012	791478	3105370	2175	320	-45	200	47.25	47.55	135.5	7,480	17,868
YQ_020_013	790170	3105916	2301	315	-45	350	No significant intercept
YQ_020_014	790913	3105620	2230	316	-46	315	No significant intercept
YQ_020_015	788729	3105766	2282	304	-86	350	170.00	170.90	2.3	39	213
							172.90	174.00	0.2	321	336
YQ_021_001	791485	3105249	2144	303	-58	250	243.05	243.55	0.3	329	350
YQ_021_002	791487	3105247	2144	272	-74	275	165.75	166.00	3.7	3,020	3,307
							166.00	167.40	0.2	662	677
							209.50	209.90	0.7	309	360
YQ_021_003	791478	3105370	2175	325	-64	120	63.90	64.05	0.8	156	219
YQ_021_004	791408	3105147	2087	280	-71	250	100.20	101.10	6.4	2,360	2,851
							125.75	126.00	0.9	313	384
							131.50	131.80	1.7	578	706
							133.00	133.40	1.1	369	455
							134.00	135.00	0.7	206	260
							139.05	139.70	0.6	179	227
							139.70	140.05	5.2	1,320	1,715
							166.90	168.30	0.5	165	204
							195.40	195.60	0.0	200	201
							196.90	197.40	0.1	904	912
							215.25	216.40	0.2	237	254

Hole_ID	Easting (m)	Northing (m)	Elevation (m)	Azimuth (º)	Dip (º)	Total Depth (m)	From (m)	To (m)	Au (g/t)	Ag (g/t)	AgEq (g/t)
YQ_021_005	791318	3104886	1997	320	-45	177	159.00	159.60	0.4	221	251
YQ_021_006	791263	3104873	1995	301	-45	123	63.80	64.00	0.6	155	203
							64.75	65.15	66.2	11,768	16,843
							65.15	65.50	188.5	21,447	35,899
							65.50	66.20	8.2	1,745	2,373
							66.20	66.70	0.3	389	415
							69.20	69.60	12.3	1,470	2,413
							70.60	70.90	6.7	1,330	1,840
							92.55	92.80	1.4	102	211
YQ_021_007	791264	3104873	1996	299	-70	171	74.30	75.00	3.6	13	291
YQ_021_008	789773	3106013	2245	141	-46	228	88.00	88.20	2.2	280	449
YQ_021_009	789773	3106013	2245	142	-60	210	No significant intercept
YQ_021_010	789000	3106534	2199	273	-45	201	No significant intercept
YQ_021_011	789780	3105939	2254	181	-45	150	42.60	42.90	1.2	155	247
YQ_021_012	789780	3105940	2254	180	-65	120	22.00	22.20	9.0	645	1,338
							56.35	56.60	1.7	201	328
							93.10	94.05	9.2	763	1,471
YQ_021_013	789772	3106013	2245	173	-66	225	No significant intercept
YQ_021_014	789001	3106535	2199	273	-65	291	No significant intercept
YQ_021_015	789675	3106054	2231	149	-52	351	No significant intercept
YQ_021_016	791263	3104870	1996	261	-47	126	64.95	65.15	40.7	7,920	11,040
							65.15	65.45	9.3	3,870	4,582
							65.45	65.80	16.2	6,350	7,592
							65.80	66.05	3.9	792	1,092
							66.05	66.40	2.6	468	670
							78.85	79.15	1.1	141	224

Hole_ID	Easting (m)	Northing (m)	Elevation (m)	Azimuth (º)	Dip (º)	Total Depth (m)	From (m)	To (m)	Au (g/t)	Ag (g/t)	AgEq (g/t)
YQ_021_017	791264	3104870	1996	263	-67	126	No significant intercept
YQ_021_018	791747	3105877	2060	140	-43	150	143.90	144.10	10.2	1,310	2,092
YQ_021_019	791006	3104812	1992	300	-46	102	No significant intercept
YQ_021_020	791005	3104812	1993	259	-46	102	65.15	65.65	0.6	243	292
YQ_021_021	791748	3105509	2041	301	-45	201	50.50	50.70	1.9	148	294
YQ_022_001	791248	3104847	1996	261	-46	143	141.50	141.70	7.3	1	560
YQ_022_002	791248	3104845	1997	234	-46	180	49.30	50.30	1.8	297	437
YQ_022_003	791301	3104853	2000	266	-46	180	72.90	73.20	3.1	753	991
YQ_022_004	791345	3104831	2006	260	-45	261	No significant intercept
YQ_022_005	790540	3105225	2213	280	-46	265	9.00	10.25	0.1	214	221
							232.45	232.75	1.6	368	490
YQ_022_006	790541	3105226	2212	319	-45	261	6.60	7.95	0.0	289	292
							9.10	10.05	0.4	294	321
							10.05	10.80	0.4	392	423
							198.95	199.15	2.4	549	735
YQ_022_007	790641	3105025	2118	54	-44	175	70.60	70.80	16.9	57	1,353
YQ_022_008	790685	3105026	2123	119	-45	162	141.50	141.90	30.8	5,260	7,621
							156.00	157.30	0.4	175	203
YQ_022_009	791421	3105056	2063	297	-46	356	128.70	129.00	0.5	1,735	1,774
							133.10	133.70	0.6	178	225
							225.90	227.00	1.0	159	236
							227.00	227.45	1.2	212	301
							233.25	234.10	0.6	160	205
							234.10	235.15	0.8	141	201
							236.40	237.40	0.9	141	206
							240.00	240.85	0.8	170	229

Hole_ID	Easting (m)	Northing (m)	Elevation (m)	Azimuth (º)	Dip (º)	Total Depth (m)	From (m)	To (m)	Au (g/t)	Ag (g/t)	AgEq (g/t)
							263.45	264.40	4.8	174	545
							281.25	282.00	1.4	165	275
							282.00	283.45	1.2	150	245
							283.45	284.60	2.0	159	309
							284.60	285.90	8.3	149	784
							285.90	286.80	13.0	124	1,121
							286.80	288.00	4.1	76	391
							288.00	289.45	1.4	97	204
							289.45	290.70	2.1	58	219
							293.65	295.00	1.6	143	269
							329.25	330.10	2.3	322	498
							332.30	332.40	1.2	225	320
YQ_022_010	791351	3105109	2100	293	-76	300	No significant intercept
YQ_022_011	791350	3105109	2100	293	-46	300	70.15	70.35	4.0	692	999
YQ_022_012	791370	3105013	2068	299	-45	300	No significant intercept
YQ_022_013	791369	3105014	2068	296	-65	353	159.20	159.75	0.8	191	252
							267.60	268.10	0.5	448	490
							283.80	285.00	3.9	524	819
							296.25	297.00	3.3	374	625
							297.00	298.40	1.1	123	210
							299.00	300.30	1.9	243	389
							300.30	301.75	1.0	159	238
							301.75	302.10	1.5	429	547
							318.65	318.80	2.7	826	1,030
YQ_022_014	790692	3105227	2178	310	-46	275	45.00	45.70	23.3	3,850	5,636
							106.60	106.80	6.3	556	1,038

Hole_ID	Easting (m)	Northing (m)	Elevation (m)	Azimuth (º)	Dip (º)	Total Depth (m)	From (m)	To (m)	Au (g/t)	Ag (g/t)	AgEq (g/t)
							146.50	146.75	1.3	337	433
							158.55	159.00	0.2	1,355	1,368
							159.00	160.50	0.4	366	393
							160.50	162.00	0.1	257	263
YQ_022_015	791749	3105881	2060	108	-45	150	32.25	32.50	1.0	207	282
							32.50	32.60	1.0	207	282
							40.55	41.10	6.9	1,640	2,171
YQ_022_016	791678	3106348	2107	349	-46	201	No significant intercept
YQ_022_017	789971	3106168	2341	130	-46	250	126.00	127.15	6.7	116	632
							127.15	128.35	34.7	400	3,060
							128.35	129.25	2.6	88	285
YQ_022_018	789971	3106170	2341	113	-46	250	No significant intercept
YQ_022_019	788736	3105767	2283	340	-46	150	84.10	84.40	2.0	109	258
YQ_022_020	788735	3105768	2283	342	-61	180	104.65	105.10	2.2	88	259
							107.20	107.90	4.5	677	1,021
							107.90	108.20	1.4	126	235
YQ_022_021	788793	3105678	2283	322	-66	300	244.35	245.15	2.4	77	257
							262.25	262.85	2.6	20	218
YQ_022_022	791407	3105146	2088	293	-55	351	36.65	38.05	0.9	202	269
							38.05	39.30	6.6	811	1,320
							39.30	39.60	1.1	235	319
							39.60	41.05	2.3	391	566
							68.35	68.80	1.2	284	378
							221.15	222.00	1.8	250	385
							223.05	223.90	0.9	179	251
							233.10	234.00	0.6	162	207

Hole_ID	Easting (m)	Northing (m)	Elevation (m)	Azimuth (º)	Dip (º)	Total Depth (m)	From (m)	To (m)	Au (g/t)	Ag (g/t)	AgEq (g/t)
							341.75	342.10	2.5	614	803
							342.10	342.50	0.5	180	214
							344.10	344.95	9.3	161	873
YQ_022_023	791306	3104978	2041	309	-45	305	94.45	94.60	2.2	222	388
							118.00	118.50	2.8	337	549
							212.45	212.60	2.7	563	769
YQ_022_024	791348	3104962	2033	299	-45	300	132.10	132.65	1.6	222	345
							134.10	135.50	0.7	166	221
							205.15	206.40	15.7	677	1,877
							206.40	206.80	0.1	216	223
YQ_022_025	791301	3104879	1997	301	-46	351	131.70	131.90	2.7	257	463
YQ_022_026	791396	3104934	2020	303	-46	354	192.35	193.45	0.6	448	492
YQ_022_027	791373	3105015	2069	298	-55	354	148.80	148.90	4.0	780	1,087
							241.25	241.65	1.7	215	346
							242.20	242.60	1.3	148	249
							274.50	275.00	0.6	237	281
							275.00	275.90	0.6	237	281
							276.90	277.80	0.6	200	244
							277.80	278.40	1.8	479	619
							303.30	303.65	0.9	198	265
YQ_022_028	791406	3105146	2088	305	-44	350	34.20	35.15	3.8	1,585	1,877
							150.25	150.50	1.1	199	282
							172.50	172.95	13.2	1,305	2,313
							239.25	240.40	4.7	1,650	2,010
							240.40	241.60	0.9	313	379
							241.60	242.85	1.5	485	598

Hole_ID	Easting (m)	Northing (m)	Elevation (m)	Azimuth (º)	Dip (º)	Total Depth (m)	From (m)	To (m)	Au (g/t)	Ag (g/t)	AgEq (g/t)
YQ_022_029	791351	3105103	2099	297	-55	449	161.85	162.25	0.9	263	334
							303.75	303.90	2.1	113	274
							303.90	304.85	1.5	207	320
							312.00	312.45	1.2	150	241
							312.45	312.95	1.4	189	299
YQ_022_030	791394	3105138	2090	291	-46	518	139.95	140.50	5.9	49	502
							201.35	201.45	1.4	135	239
							238.85	239.75	1.6	100	220
							239.75	239.85	17.0	154	1,457
							240.35	240.55	4.2	168	487
							267.15	267.60	3.0	116	342
							274.90	275.00	5.0	299	680
							275.00	275.60	5.0	299	680
							370.40	370.55	1.1	183	268
							442.95	443.05	4.3	16	344
							443.05	443.25	1.7	81	210
YQ_022_031	791333	3105171	2127	296	-50	159	44.35	44.60	10.3	1,360	2,150
							44.60	44.80	22.4	3,200	4,917
							44.80	44.95	27.7	4,000	6,124
							44.95	45.30	0.4	537	570
							46.20	46.45	0.6	353	400
YQ_022_032	791348	3105204	2133	321	-46	305	No significant intercept
YQ_022_033	790699	3105225	2177	314	-65	256	No significant intercept
YQ_022_034	790700	3105225	2176	330	-51	226	143.40	144.90	1.7	705	832
							144.90	145.60	0.6	202	244

Note:  Mineralized intercepts >100 g/t AgEq, where AgEq = Ag + (Au x 76.67).  Silver equivalent grades were calculated using metal prices of US$1,840/oz Au and US$24/oz Ag.  Numbers have been rounded.

7.2.2	Drill Methods

The West Timmins drilling was completed at NQ (47.6 mm core diameter) and BQ (36.4 mm) sizes.  The drill contractor is not known.

Golden Minerals used HQ (63.5 mm) core.  Drilling was completed by Eco drilling S. de R.L. de C.V. from Guadalajara, Mexico using a track mounted rig with a 500 m depth maximum.

Drill holes in the Golden Minerals programs are typically drilled from the hanging wall side of the vein, perpendicular to and passing through the target structure, into the footwall and are extended an additional 40–50 m to anticipate possible changes on the dip of the structure, and to explore for additional potentially mineralized structures in the footwall to the principal structure.

7.2.3	Logging
7.2.3.1	West Timmins

Scanned copies of West Timmins logs were digitized by Golden Minerals and entered into the Geobank Mobile database.  No information on West Timmins logging procedures is available to Golden Minerals.

7.2.3.2	Golden Minerals

Drill core from the Yoquivo drill programs was delivered to the core logging facility in Basaseachi by the drilling company at the end of each shift.

Golden Minerals technicians washed the drill core, verified drill lengths, and recorded recovery on wooden blocks inserted by the drilling company to confirm interval lengths and correct any errors. The technicians photographed the core dry and wet.

The core was measured to confirm the recovery and calculate the rock quality designation (RQD). All recovery and RQD measurements were entered into Geobank Mobile logging software.

The core was logged by Golden Minerals geologists directly into Geobank Mobile.  Logging captured lithology, alteration, mineralization, and structural information from the drill core.

The geologists also marked intervals for sampling, which ranged from 0.05–3.4 m depending on lithology, averaging 0.93 m.  The length for each sample was selected to characterize specific textural, lithological, or compositional breaks.  Samples narrower than 0.2 m were selected to sample individual mineralized structures.  Longer sample lengths (2–3.4 m) were used to sample for weakly altered rocks to check for possible anomalous silver and gold grades.

A flowsheet showing the logging and sampling procedures is provided as Figure 76.

Figure 7-6:Logging and Sampling Flowsheet

Drill Contractor
Geologist
Technician
Collect core boxes from Drill
Transport to logging area
Verify drill lengths and recoveries
Take core photos
Mark up drill core
Mark Cut Line
Detailed logging
Mark sample locations
RQD measurements
Prepare and label sample bags
Coarse Blanks
3%
CRM Standards
3%
Duplicates
3%
Cut Core
½ core – sample Submitted to lab
½ core – return to box
Take photos
Ticket and prepare sample submission
Storage (VEL warehouse)
Coarse Rejects
Pulps
Send to ALS CHI prep lab for processing
Pulps sent to ALS Analytical Lab in Vancouver

Note:  Figure prepared by Golden Minerals, 2023.

7.2.4	Recovery
7.2.4.1	West Timmins

No information is currently available to Golden Minerals as to recoveries from the West Timmins drill campaign.

7.2.4.2	Golden Minerals

Drill recoveries during the Golden Minerals drill campaigns were generally excellent, averaging 98% overall. Recoveries were poor from overburden and soil (<50%), and in and adjacent to fault zones (average recovery 89%).  Recoveries in the vein zones were excellent, averaging >95% overall.

7.2.5	Collar Surveys
7.2.5.1	West Timmins

Using the drill hole collar coordinates from the scanned drill logs, Golden Minerals located the West Timmins drill hole pads in the field and created cement location monuments for each drill hole.  The drill hole collar locations were surveyed by a professional surveyor with a differential GPS.

7.2.5.2	Golden Minerals

Drill hole collar locations were initially surveyed by handheld GPS and a cement monument was constructed at the site when drilling was completed.  Each drill hole monument was marked with the drill hole name, the azimuth, the dip, and the total depth.  Once the campaign was completed all drill hole locations were surveyed by a professional surveyor with a differential GPS.

7.2.6	Down Hole Surveys
7.2.6.1	West Timmins

The azimuth and dip for the West Timmins drill holes were recorded on the scanned drill logs obtained by Golden Minerals.  No information is currently available to Golden Minerals as to any downhole survey methods that may have been used during the West Timmins drill campaign.

7.2.6.2	Golden Minerals

Golden Minerals geologists orient each drill rig using front and back stakes with the planned azimuth.  Actual orientations at the collars were established by measurements of surface casing using a field compass and a magnetic Reflex instrument was used to survey the orientation of the drill hole downhole.  An initial survey was conducted approximately 15 m downhole to confirm the alignment of the drill hole with the planned orientation.  Subsequent surveys were conducted every 50 m starting at 50 m until completion of the drill hole.

7.2.7	Comment on Material Results and Interpretation

Mineralized structures (veins, hydrothermal breccias and fault/shear zones) generally strike at about 035º and dip at approximately 65º to the southeast.  Most drill holes were collared in the hanging wall to the various Pertenencia veins, and were generally oriented at an azimuth of 295º.

On average, for the shallower drill holes (drilled at a -45º inclination) the true width of the mineralization is about 75–80% of the downhole drilled length but varies depending on local orientation of the mineralized zones and the drill hole orientation.  For deeper drill holes (those drilled at -60º inclination), the true width of the mineralization is about 50–60% of the downhole drilled length.

Examples of the orientation of the drilling to mineralization are provided in Figure 64 to Figure 66.

Drilling and surveying were conducted in accordance with industry-standard practices.  The drilling as performed provides suitable coverage of the zones of silver–gold mineralization.  Collar and down hole survey methods used generally provide reliable sample locations.  Drilling methods provide good core recovery.  Logging procedures provide consistency in descriptions.

These data are considered to be suitable for mineral resource estimation.  There are no drilling or core recovery factors in the drilling that supports the estimates that are known to the QP that could materially impact the accuracy and reliability of the results.

7.3Hydrogeology

At this early Project stage, no hydrological studies have been completed.

7.4Geotechnical

At this early Project stage, no geotechnical studies have been completed.  Golden Minerals has collected RQD measurements, see Chapter 7.2.3.2.

8.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY
8.1Sampling Methods
8.1.1	West Timmins

Leonard (2007) noted in terms of geochemical sampling:

“Sample locations are marked in the field by aluminium metal tags engraved with the sample number.  Local cattle have chewed some of the tags, making it difficult to find some of the sample locations.”

Leonard (2007) noted in terms of drill core:

“All diamond drill core was split manually.  After the core was split, one half is put into a sample bag and the other half is returned to the core tray.  The core splitter was thoroughly cleaned after each sample has been collected.  Each sample was completely described on a card with the appropriate sample number”.

8.1.2	Golden Minerals
8.1.2.1	Surface Samples

Intensive surface sampling has been conducted over the entire Project area by Golden Minerals.  Samples generally targeted rocks where veining and alteration were visible.  Rock chip sample locations were marked on outcrop with red spray paint and labelled with their respective sample numbers with aluminium tags.

Initial rock chip sampling was conducted with a rock hammer and chisel to collect a representative sample.  Once initial positive results were obtained, follow-up sampling was conducted by Golden Minerals personnel using a Stihl cement saw to cut two parallel cuts 5–10 cm apart.  A rock hammer and chisel were used to cut out the rock between the two cuts to collect a representative channel sample of outcropping vein and hydrothermal breccias, and where possible, 2–3 m into the surrounding footwall and hanging wall rocks.  Sample lengths ranged from 2 cm to 2.1 m.

Samples were collected, where possible, systematically along principal structures, from historical prospects, and surface mine workings.  In addition, grab samples were collected from historical mine dumps and spoil heaps.

8.1.2.2	Underground Samples

Underground samples were collected from all accessible underground workings.

Geologists first surveyed the underground workings, and then mapped the structures and veins.  Following mapping, the geologists used red spray paint to mark channel sample lines spaced along the strike of the drift.  Samples were collected from vein structures and footwall and hanging wall to mapped structures.  Sample lengths were dictated by structural thickness with a minimum of 20 cm with no defined maximum, but typically not exceeding 2 m in length.  Samples were initiated and terminated based on observable vein styles or mineral type difference across the vein.  The hanging wall and footwall were sampled up to 5 m on both sides of the mapped structure.

Under the supervision of a geologist, the samplers were instructed to fully chip away the entire painted portion of the channel sample indicated by the geologist.  Using a rock hammer, chisel and five-pound sledgehammer, one sampler chipped the vein while another sampler held a sample bag to capture the sample.  A tarpaulin was placed on the ground below the sample to collect any rock that was not collected in the sample bag.

The sample bag was annotated with a sample number that was also painted on the wall by the geologist.  For hard-to-reach samples, samplers used a ladder to access the drift back while a helper positioned a tarpaulin on the ground to catch the chiseled material.  The collected sample on the tarpaulin was then funneled into a sample bag.  The tarpaulin was cleaned between the collection of each individual sample.

8.1.2.3	Drilling

After logging, the core was moved to the sampling area.  The core was cut in half using a diamond saw when the rock was intact.  For fault rubble zones, where the rock was too fractured or loose to make sawing representative, half of the split core was placed onto a metal tray which was also used to collect the sample fines representing that half of the core.  The other half of the core was retained for future reference.

The samples were then placed into thick labelled plastic bags, along with a sample tag, and sealed using cable-ties that could only be opened using a knife.  The samples were then placed in large sacks that could accommodate 5–8 samples and sealed with a plastic tie.

The samples were delivered weekly to the ALS Chemex de México S.A. de C.V. laboratory in Chihuahua (ALS Chihuahua) by members of the exploration team.  The laboratory was responsible for preparation of the samples and for the subsequent analyses.

All core, pulp and coarse reject samples were transported by Golden Minerals from the ALS Chihuahua preparation laboratory to the core shed located in Velardeña, Durango State, Mexico, which is about approximately 600 km southeast of the Project.

8.2Metallurgical Sampling

In November 2022, Golden Minerals conducted initial metallurgical testwork on material from the Yoquivo Project (see discussion in Section 13).  Test material was sent to Golden Minerals’ metallurgical laboratory at the Velardeña mine oxide plant, owned and operated by Minera William S.A. de C.V., a wholly-owned subsidiary of Golden Minerals, which operates the Velardeña mine facilities.  All testwork was performed and managed by Golden Minerals personnel.

Material was selected to be of similar mineralization style and type.  The mineralization type was determined from logging and indicated that most of the mineralization selected for metallurgical testwork was sulphide dominant.  Coarse reject material from drill core was used as the source of the composites, and Golden Minerals geologists performed a visual check to make sure that the coarse reject material did not contain significant oxides.

The composite samples were created by mixing the coarse reject material at the Velardeña core shed using a riffle splitter to ensure that the material was uniformly mixed.  The samples were placed into sealed buckets and transported by Golden Minerals vehicle to the Velardeña laboratory.

Two composites were generated.  Average grades were calculated for each composite by weighing the amount of coarse reject material and applying the gold and silver assay value received from ALS in Vancouver, Canada (ALS Vancouver) for that specific sample.  The composite material was selected to test:

●	Low-grade mineralization: average grades of 1.5 g/t Au and 216 g/t Ag;
●	Medium-grade mineralization: average grades of 3.03 g/t Au and 398 g/t Ag.
8.3Sample Security Methods
8.3.1	West Timmins

Leonard (2007) stated that:

“Sample chain of control was maintained by West Timmins from the sample collection point until delivery to a representative from the analytical laboratory or until shipping directly to the sample preparation facility.  Samples were bagged individually and tagged in the field then immediately collected into larger rice bags to be stored at the West Timmins field camp until bulk-shipped or transported.  While stored in West Timmins’ field camp, these “rice sacks” were tightly sealed using strapping tape that was immediately marked with an indelible marker”.

8.3.2	Golden Minerals

Samples collected in the field are stored in a locked area at the exploration camp in Basaseachi and transported by Golden Minerals employees to ALS Chihuahua.

Chain-of-custody procedures consist of sample submittal forms that are emailed to the laboratory, and a physical copy of the submission form delivered with sample shipments to ensure that all samples are received by the laboratory.  ALS Chihuahua provides a sample delivery receipt to Golden Minerals.

8.4Density Determinations

Golden Minerals collected bulk density measurements as part of the logging process at the Basaseachi logging facility using the water immersion method on whole drill core from geologically and spatially representative locations.  Measurements were taken on whole core samples typically between 10–15 cm in length.  Samples of all mineralized zones, structures, and lithologies were tested and, as at the end of 2022, 1,271 bulk density measurements were collected.

In December 2022, 93 samples were submitted to ALS Vancouver for bulk density determinations using the water displacement method on wax-coated samples from whole and half-core samples to verify the data collected by Golden Minerals staff.  Results from this sampling program were received in January 2023 and indicated a bulk density range from 1.93–2.76 g/cm3, with an average density of 2.44 g/cm3.

The density data do not show a significant difference between mineralized and unmineralized material or by the various lithologies drilled.  The bulk density in quartz veins, quartz–calcite veins and hydrothermal breccias averaged 2.43 g/cm3.

8.5Analytical and Test Laboratories
8.5.1	West Timmins

Based on information provided in Leonard (2007), West Timmins used ALS for sample preparation and analysis.  Sample preparation was competed at the ALS facility in Hermosillo, Sonora State, Mexico (ALS Hermosillo).  Analysis was completed at ALS Vancouver.

8.5.2	Golden Minerals

Sample preparation was undertaken at ALS Chihuahua.  ALS Chihuahua is independent of Golden Minerals, and accredited to ISO/IEC 17025:2017 for selected analytical techniques.

Samples were shipped to ALS Vancouver for analysis.  ALS Vancouver is certified to ISO 17025:2017 (selected assay techniques) and ISO 9001:2015 standards, and is independent of Golden Minerals.

Metallurgical testwork (discussed in Section 13), was completed at the Golden Minerals metallurgy laboratory in Velardeña.  The laboratory is owned and operated by Golden Minerals and is not independent.  There are currently no international accreditations other than chemical analyses for metallurgical testwork.

8.6Sample Preparation
8.6.1	West Timmins

ALS Hermosillo dried the samples, crushed to a minimum of 75% -10 mesh, and pulverized to a minimum of 95% -150 mesh.

8.6.2	Golden Minerals

Drill core, surface, and underground samples from the Yoquivo Project were placed into plastic bags with a unique sample ID tag.  The bags were sealed with cable-ties and taken weekly by company geologists to the ALS Chihuahua laboratory.

Upon delivery, samples were logged into the laboratory’s tracking system.  Samples were weighed and dried, crushed to 70% passing 2 mm, and pulverized to 85% passing -75 µm.

A flowsheet showing the sample preparation and analysis used by Golden Minerals is included as Figure 81.

8.7Analysis
8.7.1	West Timmins

ALS Vancouver analyzed 30 g of material using a standard fire assay/atomic absorption or gravimetric finish for gold with ICP analyses for 30 additional elements.  Samples with values >10 g/t Au were re-analyzed by fire assay and gravimetric finish.

8.7.2	Golden Minerals

After sample preparation, the prepared pulps for all samples (drill core, surface, and underground samples) were shipped to ALS Vancouver for analysis.  Samples were analyzed using the following techniques.

Gold was assayed using ALS code Au-AA23, with overlimit values re-assayed using method Au- GRA22:

●	Gold samples were assayed by fire assay with an atomic absorption finish (detection range of 0.005–10 g/t Au);
●	Gold samples returning assay values >10 g/t Au were re-assayed by fire assay with gravimetric finish (detection range of 0.05–10,000 g/t Au).

Silver was assayed using ALS code ME-ICP61, with overlimit assays re-assayed using methods OG62, ME-GRA22, and Ag-CON01:

●	Four-acid digest with an inductively coupled plasma atomic emission spectrometry (ICP-AES) finish (detection range of 0.5–100 g/t Ag);
●	Silver samples returning assay values >100 g/t Ag were re-assayed with a four-acid digest with and ICP-AES finish (detection range of 1–1,500 g/t Ag);
●	Silver samples returning assays >1,500 g/t Ag were re-assayed by fire assay with gravimetric finish (detection range of 5–10,000 g/t Ag);
●	Silver samples returning assays >10,000 g/t Ag were re-assayed by fire assay with gravimetric finish (detection range of 0.7–995,000 g/t Ag).

Figure 8-1:Golden Minerals Sample Preparation and Analysis Flowsheet

Bagged Sample
Drill core or channel sample
Delivery to ALS Chihuahua
By Cordillera staff by road, sample submittal electronic
Sample Intake
Creation of batch and sample ID
Drying
> 6 Hours at 60 degrees C
Jaw Crushing
70% < 2mm
Riffle Splitting
Coarse Witness
Returned and Retained
Coarse Sample
Every second instance of Cordillera sample ending in "0". Creation of new ALS sample ID
CRM Standard Or blank
Pulverizing
85% < 75µm
Every second instance of Cordillera sample ending in "5". Creation of new ALS sample ID
Pulp Duplicate
Riffle Splitting
Pulp Witness
Returned and Retained
Pulp Sample
250 grams
Shipped to ALS Vancouver
Analysis
Au
Fire Assay 30g (AA23)
Au Rerun (> 10 g/t) Gravimetric Fire Assay 50g (GRA22)
Digital Results Emailed
Multi Element Suite: Ag, Pb, Zn, Cu, etc.
Aqua Regia ICP (ME-ICP61)
Re-run Ag > 100 g/t, Pb, Zn, Cu (> 1 %) Aqua Regia Ore Grade (OG46)

Note:  Figure prepared by Golden Minerals, 2023.

Multi-element analysis (including base metals) consisted of:

●	Four acid digest with an inductively coupled plasma atomic emission spectrometry (ICP-AES) finish (detection range of 1–10,000 ppm Cu, and 2–10,000 ppm for lead and zinc);
●	Copper, lead, and zinc samples returning values >10,000 ppm were re-assayed with a four-acid digest with and ICP-AES finish (detection range of 0.001–50% Cu, 0.001–20% Pb, and 0.001–30% Zn).

8.8Quality Assurance and Quality Control
8.8.1	West Timmins

Leonard (2007) noted that:

“ALS Chemex completes routine quality assurance and control through the process of sample preparation and analysis.  This includes but was not limited to air quality testing, sieve testing of coarse crushed and pulverised samples, preparation of sample blanks, and numerous analytical calibrations.  Analyses of internal blanks and standards were reported to clients with the associated analytical data.

West Timmins inserted a field blank (an unmineralized portion of the diamond drill core) into the sample stream at regular intervals (every 15th sample) and alternated this with a sample duplicate from a previously sampled section of diamond drill core further up-hole.  There were no apparent issues with data quality”.

8.8.2	Golden Minerals
8.8.2.1	Insertion Protocols

Golden Minerals has implemented an industry standard QA/QC program including the submission of certified standard reference materials (standards), duplicates and blanks to the laboratory, and the results are reviewed regularly to ensure that appropriate and timely action is taken in the event of a QA/QC failure.

At present the protocol for the submission of QA/QC samples is one QA/QC sample for every nine routine samples.

In the case of a QA/QC failure, the standard practice is to review the data for potential translation issues (samples results swapped with an adjacent sample), and then re-run 5–8 samples on both sides of the erroneous sample.

In total, 665 QA/QC samples were submitted, or approximately 10.4% of the total number of samples submitted from the Golden Minerals Yoquivo drill programs.

8.8.2.2	Standards

Results of the regular submission of standards are used to identify problems with specific sample batches and long-term biases associated with the primary assay laboratory.  Golden Minerals uses commercial CRMs purchased from OREAS based in Melbourne, Australia.

A total of 196 standard samples were submitted by Golden Minerals at an average frequency of one for every batch of 30 samples.  Two different CRMs were used during the Yoquivo drill program.  Results from the standards show adequate accuracy and no significant bias in the gold and silver assays.

Golden Minerals continually monitors the results from the standard samples to verify the quality of the results received from ALS Vancouver during the drilling campaign.

8.8.2.3	Blanks

Golden Minerals submits blank material to assess any contamination during sample preparation and to identify sample numbering errors.  The blank material used is a silica sand purchased from Abrasivos Laguna SA de CV in Torreon, and used at the Velardeña laboratory.  Prior to this material being used, several samples of the blank material were submitted to ALS Vancouver for check analysis to verify that they contained no significant gold or silver mineralization.

The results from this confirmation sampling indicated that the material had below detection limit gold and silver grades (<0.005 ppm Au and <0.5 ppm Ag) and was considered acceptable to be used as a blank for the Golden Minerals drill programs.

Blank samples were inserted at an average rate of approximately one per 20–25 samples, with a total of 279 blank samples (4.4%) analyzed during the 2020–2022 Golden Minerals drill campaigns.  No significant carryover contamination is indicated in the gold and silver blank results.

Golden Minerals continually monitors the results from the blank samples to verify the quality of the results received from ALS Vancouver during the drilling campaigns.

8.8.2.4	Field, Coarse Reject, and Pulp Duplicates

Duplicate samples help to monitor preparation and assay precision and grade variability as a function of sample homogeneity and laboratory error.  Golden Minerals does not currently insert a field duplicate, due to the remoteness of the field camp at Basaseachi from the core and sample storage warehouse in Velardeña.  Instead, Golden Minerals directs the ALS Chihuahua laboratory to prepare two pulps from a single parent sample to make a pulp duplicate.

Pulp duplicates were inserted at an average rate of approximately one per 25–30 samples, with a total of 192 duplicate samples (3.0%) analyzed.  Results returned from the duplicate program indicate adequate precision of the gold and silver assays.

Results from the duplicate samples are continually reviewed, and actions are taken according to the failure limits set at ± 10% of the original value.  If there are multiple samples outside of these failure limits, the batch is requested to be repeated.

Golden Minerals plans to increase the quality of the duplicate sampling program by including field duplicates and coarse (crusher) duplicates as additional QA/QC checks.

8.8.3	Check Assays

At the Report effective date, no check assay samples had been submitted to a secondary laboratory to evaluate the accuracy of the results from ALS Vancouver.

8.9Databases

Golden Minerals has compiled an extensive dataset for the Yoquivo Project that is stored and managed using the Micromine Geobank database management system designed for the mining and mineral exploration industry.

Field data (drilling and geotechnical data) are captured using Geobank Mobile logging software, and are transferred daily, via the internet, to the database.

The database includes a series of validations to prevent inaccurate data from being imported into the database. If any errors are flagged (e.g., overlapping intervals, data extending beyond hole depths or unknown codes), the data are not imported, and these errors are corrected in the field.

Assay data are imported directly from comma-separated value (csv) files sent from ALS Vancouver and compiled into final assay tables within the database. The database also flags and separates QA/QC samples into relevant tables.

The database is stored remotely at Golden Minerals’ exploration offices in Torreon, Coahuila, where it is also backed-up on a local server. In addition, paper data (sample submissions, daily drilling reports etc.) are stored in the Torreon offices and scanned and stored on the local server.

8.10Qualified Person’s Opinion on Sample Preparation, Security, and Analytical Procedures

The QP is of the opinion that the sample preparation, analysis, quality control, and security procedures are sufficient to provide reliable silver and gold data to support estimation of mineral resources.

9.0	DATA VERIFICATION
9.1Internal Data verification

Golden Minerals conducted several digital and visual queries on the Yoquivo sample database. Golden Minerals uses database validation tools in Geobank Mobile and Geobank to prevent incorrect data from entering the database, including:

●	Intervals exceeding the total hole length;
●	Gaps in lithology data;
●	Negative length intervals;
●	Positive down-hole dip measurements;
●	Out-of-sequence and overlapping intervals;
●	Sample intervals overlapping areas of no recovery (e.g., historical workings);
●	No interval defined within analyzed sequences (not sampled or missing samples/results);
●	Inconsistent drill hole labelling between tables;
●	Invalid data formats, logging codes and out-of-range values;
●	Unusual assay results, including excessively long assay intervals;
●	Recovery and RQD values exceeding interval length.

After the data were imported into Micromine and Leapfrog software systems, the data were reviewed in two dimensions and three dimensions to confirm data quality and to ensure that there were no unreasonable downhole deviations or gaps in the logging and assay data fields. There are also multiple drill hole data validation processes completed in Micromine that are undertaken to ensure data quality and integrity.

9.2External Data Verification

An external data verification program was conducted by Mine Technical Services Ltd. (MTS), a third-party firm, during 2022.  An MTS representative who meets the definition of a Qualified Person under S–K 1300 visited the Yoquivo Project for a five-day period, from 31 October 2022 to 4 November 2022.

9.2.1	Field Inspection

MTS visited the Pertenencia and San Francisco vein systems, and walked along outcrop exposures and historical excavations at the topographic top (2,200 masl) and base (2,000 masl) of the exposures.

Historical excavations observed included shallow surface trenches established along the strike of the vein system and shafts, declines, and adits accessing the historical underground mine workings.  Vein orientations were collected where possible and generally trended northeast–southwest (averaging approximately 015º azimuth) with a dip of -70º to the east.

Mineralization consisted of white quartz vein, quartz vein stockwork, and quartz vein breccia hosted by rhyolite and andesite volcanic and intrusive rocks.

9.2.2	Collar Checks

MTS collected hand-held GPS coordinates for nine drill holes on the Project and compared the coordinates with those found in the database.  The differences in easting and northing are generally between 1–36 m.  The difference in northing for drill holes YQ_022_010 and YQ_022_011 are likely due to less accurate readings from the hand-held GPS used MTS.  Elevation coordinates were not collected for some drill holes.

MTS reviewed the drill hole coordinates with the digital topography and considers the database coordinates to be accurate and reliable for mineral resource estimation purposes.

9.2.3	Witness Sampling

MTS collected six rock chip samples and five core samples during the site visit.  The QP personally collected or supervised the sampling of the rock chip samples from surface outcrop exposures, trench walls, or underground workings and delivered the samples to ALS Chihuahua.  Drill interval samples were selected by MTS and ¼ core samples were cut, sampled, bagged, and delivered to ALS Chihuahua by Golden Minerals staff.

Rock chip and core samples were analyzed by method Au-AA23 (gold by lead fire assay on a 30 g sample followed by AA) and ME-ICP61 (33 elements by four-acid digestion on a 0.25 g sample followed by ICP–AES).  Samples reporting >100 g/t Ag were re-assayed by method Ag-OG62 (silver by four-acid digestion of a 0.4 g sample followed by ICP–AES).

Silver and gold assay results for rock chip witness samples and indicate the presence of mineralization on surface and underground.

The ¼ core witness samples are not considered duplicate samples and so are not expected to be evaluated as such.  However, the witness samples do confirm the presence of mineralization in the core intervals and agree reasonably well with the original assays except for the interval from drill hole YQ_020_011.

9.2.4	Drill Core Review

MTS examined drill core from drill holes YQ_021_006 and YQ_022_032.  Mineralized zones from YQ_021_006 are characterized as zones of quartz veining, calcite veining, sulphide mineralization, and brecciation.  The host rocks are andesitic and lesser rhyolitic volcanic rocks.  Significant variation in the texture of the andesitic rocks was observed.  Core from YQ_022_032 is characterized by narrow white quartz veins and calcite veinlets and some breccia hosted by green andesitic volcanic rocks.

The style of mineralization observed by MTS was stated to be consistent with the low-sulphidation exploration model being employed by Golden Minerals.

9.2.5	Laboratory Visits

MTS visited the Golden Minerals metallurgy laboratory in Velardeña.  MTS toured the facility and inspected the equipment and methods used to perform the metallurgical testwork.  In MTS’s opinion, the laboratory is adequately equipped to perform the preliminary testwork described in Section 13.

MTS toured the ALS Chihuahua sample preparation facility and found it adequate to prepare core samples for analysis by ALS Vancouver.

9.2.6	Database Audit

MTS audited approximately 10% of the collar locations, downhole surveys, geological logs, and assays from the Project database to ensure that the digital database represents the original exploration records.

No discrepancies were found between the database and the original records in the collar locations or silver and gold assays.

MTS found five data entry errors in the downhole surveys and Golden Minerals corrected these errors and completed a comparison of all downhole surveys in the database against the original records and corrected any errors that were found.

No errors were found in the geological logs, but the relogged intervals for one drill hole that was relogged in November 2022 was missing from the database.  The intervals for this drill hole were replaced by the relogged intervals and Golden Minerals performed a check of the other drill holes that were relogged to ensure that the best logging information is in the database.

MTS concluded that the database accurately represents the original records and is acceptable for use in mineral resource estimation.

9.2.7	MTS’s Opinion on Data Adequacy

MTS had the following observations as a result of the site visit and data verification checks:

●	Field inspection, core inspection, and witness sample results indicate that the Yoquivo Project hosts significant precious metal mineralization in a low-sulphidation setting;
●	Drill hole collar locations are accurate and acceptable for use in mineral resource estimation;
●	The Golden Minerals metallurgical laboratory in Velardeña is adequately equipped to perform the preliminary testwork described in Section 13. MTS recommends that future metallurgical testwork be performed by an independent commercial laboratory;
●	ALS Chihuahua is adequate to prepare core samples for analysis at ALS Vancouver;

●	The Project database accurately represents the original exploration records and is acceptable to support mineral resource estimation.
9.3Data Verification by Qualified Person
9.3.1	Mr. Aaron J. Amoroso

The QP visited the Yoquivo Project in June 2022, and most recently from 2 to 4 November 2022.  During the site visits, the QP:

●	Visited the Pertenencia, Dolar, Esperanza, and San Francisco vein systems, and inspected outcrops, geological setting and visible examples of mineralized material;
●	Visited historical workings at the Pertenencia and San Francisco vein systems.

Drilling was being conducted on Pertenencia vein during the QP’s site visit and HQ core was observed being recovered.  The QP visited the logging facilities and observed core logging and sampling procedures during the site visit.  Practices observed at the core shed included:

●	Core meter and sample line marking;
●	Core logging procedures, protocols, and geological control;
●	Core photography procedures and quality;
●	Core cutting and sampling procedures;
●	Core storage and security;

The storage and logging facilities are acceptable and meet industry standards.

The QP reviewed the analytical QA/QC data and reports for the Golden Minerals drill program.  This included examination of analytical results for the standard, blank and duplicate samples.  No material errors were noted from this review.  The quality assurance program for the core drilling on the Project demonstrates sufficient accuracy and precision of the silver and gold assays for use in estimating mineral resources for silver and gold.

The QP reviewed the collar and downhole survey data from the Golden Minerals drill program, inspecting results for anomalous collar locations and deviations in the downhole survey data.  No material errors were noted from this review.

The QP completed a validation review of data entry and data verification procedures used to upload data to the Project database.  The QP checked the database used for mineral resource estimation by running software checks, including:

●	Collar location within reasonable limits;
●	Missing collar coordinates;
●	Azimuth or Inclination deviation of greater than 5º between adjacent measurements;
●	Significant assay values repeated down-hole;

●	Anomalous assay values;
●	Missing down-hole survey information;
●	Missing interval data;
●	Logging or assays not extending to depth;
●	Overlapping interval information;
●	Assay values with “no core” logging information; if the interval does not have both assay and logging information it is excluded.

The QP completed an inspection of drill results in relation to the accuracy of geological interpretations and grade interpretations on section, plan, and 3D, and in geological and vein models.  He also undertook a review of documents and reports supporting the mineral resource estimation approach and resulting estimate.

9.3.2	Mr. Matthew Booth

The QP visited the Yoquivo Project on a number of occasions, including September, October, and December 2018; February and May 2019; September and December 2020; October, 2021; and May, June, and November, 2022.  The most recent site visit was from November 2 to 4 November 2022.  During his site visits, the QP:

●	Visited the Pertenencia, Dolar, Esperanza, and San Francisco vein systems, and inspected outcrops, geological setting and visible examples of mineralized material;
●	Visited historical workings at the Pertenencia and San Francisco vein systems.

Drilling was being conducted on Pertenencia vein during the QP’s site visit and HQ core was observed being recovered.  The QP visited the logging facilities and observed core logging and sampling procedures during the site visit.  Practices observed at the core shed included:

●	Core meter and sample line marking;
●	Core logging procedures, protocols, and geological control;
●	Core photography procedures and quality;
●	Core cutting and sampling procedures;
●	Core storage and security;

The storage and logging facilities are acceptable and meet industry standards.

The QP reviewed the analytical QA/QC data and reports for the Golden Minerals drill program.  This included examination of analytical results for the standard, blank and duplicate samples.  No material errors were noted from this review.  The quality assurance program for the core drilling on the Project demonstrates sufficient accuracy and precision of the silver and gold assays for use in estimating mineral resources for silver and gold.

The QP reviewed the collar and downhole survey data from the Golden Minerals drill program, inspecting results for anomalous collar locations and deviations in the downhole survey data.  No material errors were noted from this review.

The QP completed a validation review of data entry and data verification procedures used to upload data to the Project database.  The QP checked the database used for mineral resource estimation by running software checks, including:

●	Collar location within reasonable limits;
●	Missing collar coordinates;
●	Azimuth or Inclination deviation of greater than 5º between adjacent measurements;
●	Significant assay values repeated down-hole;
●	Anomalous assay values;
●	Missing down-hole survey information;
●	Missing interval data;
●	Logging or assays not extending to depth;
●	Overlapping interval information;
●	Assay values with “no core” logging information; if the interval does not have both assay and logging information it is excluded.

The QP completed an inspection of the geological interpretation as used in the 3D modelling for the mineral resource estimate.

The QP discussed metallurgical testwork completed with an MTS representative who meets the definition of a Qualified Person under S–K 1300 for metallurgy, and reviewed the recommended metallurgical recovery forecasts with MTS.  The QP complemented this discussion with a desktop review of public information on metallurgical recoveries used by other mining companies in similar deposit types in northern Mexico.

9.4Qualified Person’s Opinion on Data Adequacy

The QPs personally verified data supporting the mineral resource estimates.  This included observation of drilling and sampling at active drill sites, review of logging and sampling procedures, inspection of drill results relative to interpretations on cross sections and levels, and review of documents and reports supporting the mineral resource estimation approach and resulting estimate.

As a result of these checks, the QPs concluded that the Project database accurately represents the available data and is acceptable to support mineral resource estimation.

10.0	MINERAL PROCESSING AND METALLURGICAL TESTING
10.1Introduction

Two composite samples were selected (see Section 11.2) from core coarse rejects for preliminary testwork, and designated as low-grade and medium-grade.  The samples were placed into sealed buckets and transported by Golden Minerals personnel to the Golden Minerals-owned Velardeña laboratory.

Golden Minerals conducted several preliminary metallurgical tests during the fourth quarter of 2022 to determine if the mineralization in the Yoquivo deposit is amenable to cyanide leaching and flotation.  The tests were designed and conducted by Golden Minerals personnel.

Testwork included creating composites; conducting head assays for gold, silver, cyanide soluble gold, and cyanide soluble silver; conducting bench top duplicate agitated leach tests; and flotation tests.

10.2Metallurgical Testwork
10.2.1	Head Assays

The Velardeña laboratory undertook duplicate total gold and silver assays by fire assay using a 10 g fire assay in concert with an AA finish.

Aqua regia digestions were conducted to obtain lead, zinc, and copper assays in duplicate as well.  Golden Minerals also conducted cyanide shake tests to predict the amount of cyanide soluble gold and silver in each composite at two different grind sizes, 85% passing 200 mesh and 100% passing 200 mesh.  The splits were leached with a 5,000 ppm sodium cyanide (NaCN) solution at a pH of 11.0 and a temperature of 65º C for one hour.  The test was repeated five times at both grind sizes.  The resulting head assays and cyanide soluble gold and silver assays are presented in Table 101 to Table 103.  The sample numbering refers to different splits of each of the two composites.

10.2.2	Agitated Leach Tests

Golden Minerals conducted 1,000 g bottle roll tests to simulate a leach circuit.  Each sample was tested at 2.5 g/L NaCN and 3 g/L NaCN for 96 hours.  All other tests conditions were held constant.

The samples were ground to a nominal 75% -200 mesh prior to the leach.  The pH was maintained above 10.5 with lime, and the slurry density was set at 50% solids.  Tap water from the site was used as the source of water.  The pH and sodium cyanide concentrations were monitored at 2, 6, 24, 48, 72 and 96 hours and adjusted as needed with lime and sodium cyanide to maintain the targets.  Solution samples were also collected at the same time intervals and subjected to dissolved gold, silver, and copper assays.

Table 10-1:Head Assays of Composites

Sample	Gold Grade (Au g/t)	Silver Grade (Ag g/t)
Low grade A	1.60	222
Low grade B	1.56	205
Low grade C	1.19	200
Medium grade A	3.18	327
Medium grade B	3.08	331
Medium grade C	2.74	309

Table 10-2:Percent Cyanide Soluble Gold Based on In-House Shake Test

Sample	1 (%)	2 (%)	3 (%)	4 (%)	5 (%)	Average (%)
Low grade A	90.5	85.9	90.4	94.8	90.0	90.3
Low grade B	90.1	80.0	89.1	93.7	66.5	83.9
Medium grade A	80.2	77.9	75.2	86.2	68.1	77.5
Medium grade B	51.2	64.3	61.8	67.8	58.8	60.8

Table 10-3:Percent Cyanide Soluble Silver Based on In-house Shake Test

Sample	1 (%)	2 (%)	3 (%)	4 (%)	5 (%)	Average (%)
Low grade A	85.9	86.3	87.4	86.8	85.3	86.4
Low grade B	80.1	67.0	78.9	74.9	57.1	71.6
Medium grade A	67.5	63.8	66.7	68.0	58.0	64.6
Medium grade B	53.0	54.3	53.1	49.2	54.9	52.9

The test conditions and results are summarized in Table 104 to Table 106.

The samples responded very well to cyanide leaching, as gold recoveries were between 81.8% and 92.4%, and silver recoveries were between 77.6% and 92.5%.  Both samples yielded higher gold and silver recoveries with higher NaCN concentrations (Table 105).  All recoveries were also substantially higher than the amount of cyanide-soluble gold and silver predicted by the shake tests.

Leach kinetics were slow, as the gold and silver were still leaching when the tests were terminated in all tests except the test with the higher NaCN dosage on the low-grade composite, as shown in Figure 101 and Figure 102.

Table 10-4:Bottle Roll Test Conditions

Sample	NaCN Concentration (g/L)	Grind Size (% passing 200 mesh)	Target pH	Solids (%)
Low grade A	2.5	74.63	>10.5	50
Low grade B	3.0	74.63	>10.5	50
Medium grade A	2.5	74.63	>10.5	50
Medium grade B	3.0	76.69	>10.5	50

Table 10-5:Agitated Leach Test Results

Sample	NaCN Concentration (g/L)	Gold Extraction (%)	Silver Extraction (%)	Gold Accountability (%)	Silver Accountability (%)
Low grade A	2.5	81.8	90.9	125	114
Low grade B	3.0	92.4	92.5	134	120
Medium grade A	2.5	84.7	77.6	88	100
Medium grade B	3.0	88.5	85.5	132	111

Table 10-6:Lime and Sodium Cyanide Additions

Sample	Target Concentration (g/L)	Total NaCN Added (g/L)	NaCN Consumption (kg/t)	Total Lime Added (kg/t)
Low grade A	2.5	5.63	3.14	1.8
Low grade B	3.0	5.55	3.10	2.5
Medium grade A	2.5	4.81	2.52	1.8
Medium grade B	3.0	4.55	2.03	2.5

Figure 10-1:Gold Leach Kinetics

Note: Figure courtesy Golden Minerals, sourced from file “preliminar de yoquivo 1011202.xlsx.” In this figure, average grade = medium grade.

Figure 10-2:Silver Leach Kinetics

Note: Figure courtesy Golden Minerals, sourced from file “preliminar de yoquivo 1011202.xlsx.” In this figure, average grade = medium grade.

Between 30% and 70% of the gold leached in the first two hours with the remainder of the gold leaching in a slow linear manner for the remainder of the test.  Silver recoveries were similar to gold recoveries except a little slower, as between 15% and 55% of the silver leached in the first two hours and the remaining silver leached slowly throughout the remainder of the tests.

Sodium cyanide additions between 4.5 and 5.5 kg/t were required to maintain the 2.5 g/L and 3.0 g/L NaCN targets.  Lime additions between 1.8 and 2.5 kg/t were needed to maintain pH levels above 10.5 throughout the tests.

10.2.3	Flotation Tests

Flotation tests were conducted on 1,000 g splits from each composite.  All flotation tests were conducted using a rougher-scavenger flotation scheme with common flotation reagents.  Two different flowsheets were used.

For one flowsheet, two concentrates were collected.  The first concentrate was collected for one minute and the second concentrate was collected for the entire period between 1–13 minutes.

The three remaining tests were conducted using the flowsheet shown in Figure 103, where separate concentrates were collected at 1, 3, 5, 7, 9, 11, and 13 minute intervals.

A combination of a blended collector (RO2) with dithiophosphate and mercaptobenzothiazol plus Aero A3418 were used as collectors, A70 (MIBC) was used as the frothing agent, and T609 was also added as a dispersive agent.  These reagents are all commonly used in base metal and precious metal flotation circuits.  The RO2 and T609 are marketed by Quimica Teuton, S.A. DE C.V.  Aero 3418 and A70 are marketed by Solvay.

10.2.4	Flotation Results

The samples responded very well to flotation.  Gold recoveries were between 84% and 95% and silver recoveries were between 82% and 89%.  The flotation kinetics were quick as gold recoveries near 70% and silver recoveries near 60% were achieved in the first minute.

The gold and silver recoveries are summarized in Table 107 to Table 1010.

10.3Recovery Estimates

Recoveries of 85% for gold and silver were recommended by the QP for use in assessing reasonable prospects of economic extraction when performing the mineral resource estimate.  These forecasts can support estimation of inferred mineral resources.

Recovery assumptions were based on the following:

●	Initial metallurgical testwork conducted by Golden Minerals on material from the Yoquivo Project, summarized in Section 13.2;
●	Reviewing other mining operations that use similar recovery technologies to that conceptually envisaged at Yoquivo.

Figure 10-3:Flotation Test Flowsheet

Note: Figure courtesy Golden Minerals, sourced from file “Balance met 366372final.xlsx”.

Table 10-7:Summary Low Grade A Flotation Results

Low Grade A	Mass (%)	Au (g/t)	Ag (g/t)	Ag/Au	Au Distribution (%)	Ag Distribution (%)
Head assay	100.0	1.58	214	135
Rougher concentrate	3.2	32.74	4,294	131	72.30	68.85
Scavenger concentrate	1.4	13.38	2,103	157	12.92	14.75
Final tailings	95.4	0.22	34	153	14.77	16.40
Calculated head	100	1.449	200	138	100.00	100.00
Recovery (%)	4.6	85.80	83.93	NA	85.23	83.60
Accountability (%)	100	91.72	93.49	NA	NA	NA

Note: Recovery = (metal in head – metal in tailings)/metal in head.

Back calculated recovery = (metal in concentrates)/(metal in tailings + sum of metals in concentrates).

Accountability = metal in head/(sum of metals in concentrate + metal in tailings).

NA = not applicable.

Table 10-8:Summary Low Grade B Flotation Results

Low Grade B	Mass (%)	Au (g/t)	Ag (g/t)	Ag/Au	Au Distribution (%)	Ag Distribution (%)

Head grade	100.0	1.58	214	135
Flot 1; 1 min	2.00	40.35	5,048	125	59.58	53.85
Flot 2; 1–3 min	1.40	12.16	1,856	153	12.57	13.86
Flot 3; 3–5 min	1.20	3.39	586	173	3.00	3.75
Flot 4; 5–7 min	0.80	3.08	515	167	1.82	2.20
Flot 5; 7–9 min	1.50	2.61	461	177	2.89	3.69
Flot 6; 9–11 min	1.00	2.30	420	183	1.70	2.24
Flot 7; 11–13 min	0.80	2.68	447	167	1.58	1.91
Final tailings	91.30	0.25	38	152	16.85	18.51
Calculated head	100	1.354	187	138	100.00	100.00
Recovery (%)	8.70	84.18	82.20	NA	83.15	81.49
Accountability (%)	100	85.72	87.81	NA	NA	NA

Note: Recovery = (metal in head – metal in tailings)/metal in head.

Back calculated recovery = (metal in concentrates)/(metal in tailings + sum of metals in concentrates).

Accountability = metal in head/(sum of metals in concentrate + metal in tailings).

NA = not applicable.

Table 10-9:Summary Medium Grade A Flotation Results

Medium Grade A	Mass (%)	Au (g/t)	Ag (g/t)	Ag/Au	Au Distribution (%)	Ag Distribution (%)
Head grade	100.0	3.13	329	105
Flot 1; 1 min	2.60	71.79	7,318	102	69.89	62.49
Flot 2; 1–3 min	1.40	25.09	3,148	125	13.15	14.47
Flot 3; 3–5 min	1.80	6.77	1,019	150	4.56	6.02
Flot 4; 5–7 min	2.00	2.48	388	156	1.86	2.55
Flot 5; 7–9 min	1.40	1.90	302	159	0.99	1.39
Flot 6; 9–11 min	1.40	1.76	279	159	0.92	1.28
Flot 7; 11–13 min	2.00	1.84	257	140	1.38	1.69
Final tailings	87.40	0.22	35	159	7.24	10.11
Calculated head	94	2.670	304	114	100.00	100.00
Recovery (%)	12.60	92.93	89.29	NA	92.76	89.89
Accountability (%)	100	85.32	92.55	NA	NA	NA

Note: Recovery = (metal in head – metal in tailings)/metal in head.

Back calculated recovery = (metal in concentrates)/(metal in tailings + sum of metals in concentrates).

Accountability = metal in head/(sum of metals in concentrate + metal in tailings).

NA = not applicable.

Table 10-10:Summary Medium Grade B Flotation Results

Medium Grade B	Mass (%)	Au (g/t)	Ag (g/t)	Ag/Au	Au Distribution (%)	Ag Distribution (%)
Head grade	100.0	3.13	329	105
Flot 1; 1 min	1.40%	111.98	8,133	73	59.60	47.84
Flot 2; 1–3 min	0.80%	36.50	3,464	95	11.10	11.64
Flot 3; 3–5 min	1.00%	38.82	1,819	47	14.76	7.64
Flot 4; 5–7 min	1.00%	6.37	1,062	167	2.42	4.46
Flot 5; 7–9 min	2.20%	3.30	518	157	2.76	4.79
Flot 6; 9–11 min	1.80%	3.43	575	168	2.35	4.35
Flot 7; 11–13 min	2.00%	2.49	407	163	1.89	3.42
Final tailings	89.80%	0.15	42	280	5.12	15.85
Calculated head	97%	2.630	238	90	100.00	100.00

Medium Grade B	Mass (%)	Au (g/t)	Ag (g/t)	Ag/Au	Au Distribution (%)	Ag Distribution (%)
Recovery (%)	10.20	95.21	87.23	NA	94.88	84.15
Accountability (%)	100	84.04	72.34	NA	NA	NA

Note: Recovery = (metal in head – metal in tailings)/metal in head.

Back calculated recovery = (metal in concentrates)/(metal in tailings + sum of metals in concentrates).

Accountability = metal in head/(sum of metals in concentrate + metal in tailings).

NA = not applicable.

Current metallurgical tests were conducted on two composites with different grades.  These composites were sourced from 14 intercepts from nine different drill holes that penetrated three different veins.  Figure 104 shows a map of the drill holes and intercepts and their relative positions within the deposits.  Most of the samples in the composite tests were sourced from the Pertenencia vein system.

Thus far the tests are sufficient to indicate potential recoverability of the gold and silver mineralization to support inferred mineral resource estimates.

10.4Metallurgical Variability

Insufficient samples have been conducted to qualify for variability testing.

10.5Deleterious Elements

No testwork has been conducted to determine if deleterious elements are present in sufficient quantities to impact the ability to produce, process, and sell a concentrate or that would increase the processing cost of either a leach circuit or a flotation circuit.

10.6Qualified Person’s Opinion on Data Adequacy

The limited metallurgical testwork completed thus far has shown that gold and silver in the Yoquivo deposit can be recovered with cyanide leaching and flotation.  Recovery forecasts can be used to support inferred mineral resources.

Figure 10-4:Metallurgical Sample Location Plan

Dolar Vein System
San Francisco Vein System
Pertenencia Vein System
3107000mN
3107500mN
3104500mN
Legend
Drill-hole trace
Mapped veins
Medium Grade Sample location
Low Grade Sample location
SITE:
Yoquivo Project, CHI
TITLE:
Metallurgical sample locations
isometric, looking northwest
SCALE:
1:10,000
DATE:
Jan, 2023
DATUM:
UTM WGS84 Zone 12N
0
250m
500m
50 0 50 100 150 200m

Note:  Figure courtesy Golden Minerals, 2023.

11.0	MINERAL RESOURCE ESTIMATES
11.1Introduction

The mineral resource estimates were prepared using 3-D models in the commercial mine planning software MinePlan3D® (version 16.0.2, build 84145-en-1690).

11.2Geological Models

Geology models were provided in digital format by Golden Minerals.  Golden Minerals geology staff used LeapFrog software to create lithology and vein solids.  Information from drill hole geology logs and surface and subsurface mapping were used to develop the lithology models, while the vein models were based on logging, mapping, and assay data.  Modeled lithological units consist of alluvium, andesite, rhyolite tuffs and sills, veins, and fault structures.

Grade shells within the vein solids were constructed within mineralized intercepts using a 200 g/t silver equivalent (AgEq) cut-off grade.  The AgEq equation uses US$1,840/oz Au and US$24/oz Ag metal prices in the following equation:

●	AgEq = Ag g/t + Au g/t * (1,840/24).

Silver-equivalent grade shells were constructed using composites for the Pertenencia, New, Camila, Camila hanging wall (HW), and Esperanza Veins (Figure 111).

Other veins reviewed included the Dolar, San Francisco, La Huga, La Huga footwall (FW), Pertenencia FW, and Camila hanging wall splay (HW 01), which were determined to have insufficient drilling or grade continuity to estimate a Mineral Resource.  Cross sections were created through each mineralized drill hole intercept perpendicular to the strike of the vein.  An example cross-section is provided in Figure 112.  Grade shell polygons were drawn encapsulating composites within mineralized intercepts ≥200 g/t AgEq.  Polygons were projected along strike 50 m from the last drill hole and extended down dip 100 m from last drill hole.

Where the AgEq vein grade shell true thickness was not at least 1 m thick, a footwall or hanging wall grade shell domain was drawn to bring the total grade shell thickness to 1 m.  The determining factor as to a footwall or a hanging wall grade shell being drawn depended on which side had the higher AgEq grade adjacent to the vein grade shell.

Figure 11-1:Esperanza, Camila, Camila HW, New, and Pertenencia Veins

Note:  Figure prepared by Mine Technical Services Ltd, 2023.  Figure looks north.

Figure 11-2:Example Cross Section, Pertenencia Vein

COMPOSITE LEFT SIDE DRILL HOLE
SILVER GRADE (g/t)
GOLD GRADE (g/t)
SILVER EQUIVALENT (g/t)
YQ_021_016
ASSAY RIGHT SIDE OF DRILL HOLE
SILVER EQUIVALENT (g/t)
GOLD GRADE (g/t)
SILVER GRADE (g/t)
AgEq (g/t)
< 30
>= 30
>= 100
>= 200
>= 500
>= 1000
>= 3000
791214 E
791216 E
791218 E
791220 E
791222 E
791224 E
1953
1951
1950
1949
1948
1947
1945
Meters
0 0.5 1 2 3
5490
4683
540
17
21.8
12.5
2.9
7165
5642
763
11040
4581
7592
1092
670
33
40.7
9.3
16.2
3.9
2.6
7920
3870
6350
792
468
22

Note:  Figure prepared by Mine Technical Services Ltd, 2023.  Example from drill hole YQ_021_016 . Assay grades on right side of drill hole and composite grades on left side of drill hole.

11.3Exploratory Data Analysis

Box plots, histograms, and cumulative probability plots by lithology were examined for gold and silver.  The following lithology codes were used:

●	Breccias: BXH, BXO, BXT;
●	Andesite: IAN;
●	Dacite: IDA;
●	Granite: IGR;
●	Alluvium: RCO, RSO;
●	Volcanics: VDA, VRH, VTU;
●	Faults: ZFO ZFX;

●	Veins: ZVC, ZVO, ZVQ, ZVQC, ZVQS, ZVQX, ZVS.

Silver boxplots show the majority of the elevated silver grades are associated with veins, vein stringers, breccia zones, and faults (Figure 113).

Gold boxplots shows the majority of the elevated gold grades are associated with veins, breccias, and faults (Figure 114).

11.4Block Model

The block model was constructed using a block size of 1 x 2 x 2 m.  The block model is not rotated.  The block model extents for Pertenencia, New, Camila, Camila HW, and Esperanza are listed in Table 111.

11.5Density Assignment

Resource model blocks were coded by the vein, hanging wall, and footwall solids together with their respective volume percent.  All mineralized volumes were assigned a density of 2.43 g/cm3 (see discussion in Section 8.4).

11.6Grade Capping/Outlier Restrictions

Grade capping analysis consisted of reviewing cumulative probability plots and decile analysis.   Inflection points along the graphed line that represents a change in slope in a cumulative probability plot may indicate the presence of multiple sample populations.

Decile analysis of silver and gold indicates that grade capping/restriction is warranted as the 10th decile has more than twice the metal content of the ninth decile, the 100th percentile contains more than twice the metal of the 99th, and the 100th percentile contains more than 10% of the metal content as shown in Table 112 and Table 113.

An outlier restriction plan for silver and gold was implemented.  For silver block grade estimation, composite grades were uncapped during estimation within 15 m of the drill hole.  Beyond 15 m, the composite grades were capped during estimation to 3,000 g/t Ag (refer to Table 112).  A silver outlier grade of 3,000 g/t was selected from the mean grade of 99th percentile rounded to the nearest thousand.  The silver outlier restriction was applied to the Pertenencia and New veins.

For gold block grade estimation, gold composite grades were uncapped within 15 m of the drill hole.  Beyond 15 m, the composite grades were capped to 10 g/t Au.  A gold outlier grade of 8.280 g/t was selected due to being the maximum grade of the 99th percentile, and then rounded to the nearest decile to 10 g/t Au (refer to Table 113).  The gold outlier restrictions were applied to the Pertenencia, New, and Camila HW veins.

Figure 11-3:Silver Box Plot by Lithology

Note:  Figure prepared by Mine Technical Services Ltd, 2023.

Figure 11-4:Gold Box Plot by Lithology

Note:  Figure prepared by Mine Technical Services Ltd, 2023.

Table 11-1:Block Model Extents

Vein	Model Parameter	Item	Value
Pertenencia, New, Camila, and Camila HW	Number of blocks	Columns	999
		Rows	610
		Levels	395
	Origin and rotation	Min X	790,885
		Min Y	3,104,590
		Max Z	2,340
		Rotation	None
	Block size	Column size	1 m
		Row size	2 m
		Level size	2 m
Esperanza	Number of blocks	Columns	210
		Rows	160
		Levels	205
	Origin and rotation	Min X	788,630
		Min Y	3,105,610
		Max Z	2,310
		Rotation	None
	Block size	Column size	1 m
		Row size	2 m
		Level size	2 m

Table 11-2:Silver Decile Analysis

Binstart	Binend	Number	Mean	Min	Max	CV	Var	STD	Content
0	100	184	417	1	11,768	2.346	957,063.750	978.296	100
0	10	18	66	1	103	0.140	86.180	9.283	1.592
10	20	14	118	105	129	0.017	4.035	2.009	2.635
20	30	17	137	129	143	0.010	1.799	1.341	3.388
30	40	18	149	143	157	0.008	1.378	1.174	3.452
40	50	12	162	159	166	0.006	0.813	0.902	3.972
50	60	19	183	167	201	0.019	12.394	3.520	4.185
60	70	19	221	202	243	0.018	16.377	4.047	5.374
70	80	21	313	243	391	0.052	260.715	16.147	7.776
80	90	21	535	401	780	0.059	988.786	31.445	13.233
90	100	25	2,258	792	11,768	0.026	51,292.473	226.478	54.393
90	91	1	792	792	792	0.000	0.000	0.000	0.389
91	92	2	813	811	826	0.001	0.247	0.497	2.237
92	93	3	919	892	1,150	0.011	96.801	9.839	3.797
93	94	3	1,317	1,305	1,330	0.001	0.971	0.986	2.848
94	95	3	1,410	1,360	1,470	0.003	18.900	4.347	3.465
95	96	1	1,585	1,585	1,585	0.000	0.000	0.000	2.961
96	97	2	1,668	1,650	1,735	0.002	14.096	3.755	4.755
97	98	1	1,745	1,745	1,745	0.000	0.000	0.000	2.402
98	99	5	2,933	2,360	4,000	0.027	6,115.703	78.203	10.383
99	100	4	8,606	6,350	11,768	0.026	51,292.473	226.478	21.155

Note:  green cell is outlier capping selection value.

Table 11-3:Gold Decile Analysis

Binstart	Binend	Number	Mean	Min	Max	CV	Var	STD	Content
0	100	944	0.761	0.075	188.500	7.027	28.628	5.351	100.000
0	10	86	0.081	0.075	0.090	0.017	0.000	0.001	1.065
10	20	86	0.098	0.090	0.108	0.017	0.000	0.002	1.291
20	30	87	0.120	0.108	0.131	0.019	0.000	0.002	1.571
30	40	95	0.147	0.131	0.164	0.020	0.000	0.003	1.939
40	50	89	0.187	0.165	0.210	0.024	0.000	0.005	2.443
50	60	89	0.237	0.211	0.265	0.020	0.000	0.005	3.124
60	70	93	0.318	0.266	0.378	0.032	0.000	0.010	4.158
70	80	99	0.463	0.378	0.576	0.043	0.000	0.020	6.130
80	90	102	0.763	0.578	1.025	0.052	0.002	0.040	10.021
90	100	118	5.223	1.030	188.500	0.144	19.288	4.392	68.258
90	91	10	1.091	1.030	1.130	0.003	0.000	0.003	1.347
91	92	14	1.189	1.135	1.240	0.003	0.000	0.003	1.573
92	93	9	1.342	1.305	1.395	0.002	0.000	0.003	1.775
93	94	9	1.468	1.400	1.570	0.003	0.000	0.005	1.774
94	95	12	1.710	1.605	1.835	0.005	0.000	0.008	2.487
95	96	10	1.968	1.850	2.180	0.006	0.000	0.011	2.507
96	97	15	2.780	2.280	3.740	0.017	0.002	0.046	3.629
97	98	12	4.261	3.810	4.970	0.009	0.001	0.038	5.822
98	99	10	6.634	4.970	8.280	0.017	0.012	0.111	8.683
99	100	17	30.438	8.330	188.500	0.144	19.288	4.392	38.661

Note:  green cell is outlier capping selection value.

11.7Composites

Assays were composited to 0.5 m lengths along the drill hole trace honoring the AgEq grade shell vein codes.  The last assay within the AgEq vein grade shell was added to the previous composite if its length was <0.25 m.  A 0.5 m composite length was chosen to limit the smearing of high-grade values along a larger composite length, allowing uncapped grades to estimate blocks near the drill hole, and allowing a capped grade to be used to estimate blocks further away from the drill hole.  One 0.5 m composite length is half the conceptual mining width of 1 m.

Table 114 lists statistics from uncapped and outlier restricted silver composites used in grade estimation.  Outlier restriction capped four Pertenencia vein silver composites and one New vein silver composite.

Table 115 lists statistics from uncapped and outlier restricted gold composites used in grade estimation.  Outlier restriction capped five gold Pertenencia vein gold composites, one New vein gold composite and three Camila HW vein gold composite.

11.8Variography

Variography analysis on silver and gold produced very poor quality variograms with high nugget values that are unreliable in determining correlation between samples.  This is most likely due to the small number of mineralized composites, high sample value variability for silver and gold, and high co-efficient of variation values for silver and gold.

11.9Estimation/Interpolation Methods

Grade interpolation for silver and gold used an inverse distance weighted (IDW) to the third power (ID3) method to estimate grade into the model blocks.  The general strike and dip orientation of the veins was visually determined to determine search ellipse orientation for grade estimation.

Hexagon’s MinePlan 3D IDW interpolation program defines a primary search cube originating from the center coordinate of the block that is the target of the grade estimation.  The primary search ranges for composite selection for all estimations of silver and gold were set at 200 m east (X), 200 m north (Y), and 200 m in elevation (Z) with no rotations (Table 116).  A secondary composite search was applied that formed an ellipse within the primary box that allows for azimuth, plunge, and dip rotation and ranges (Table 117).  Vein azimuths range from 15–33.5º and dips range from 60–71º to the southeast.

A single estimation pass was used to estimate silver and gold in each of three grade shell domains (hanging wall, vein, and footwall), with a minimum of two composites, a maximum of six composites and no more than two composites from a single drill hole.  Each block contains fields for vein code, vein volume percentage, and vein grades for silver and gold; hanging wall code, hanging wall volume percentage, and hanging wall grades for silver and gold; and footwall code, footwall percentage, and footwall grades for silver and gold (Figure 115).

Table 11-4:Silver Composite Statistics Used in Estimation

Capping	Domain Solid	Number	Mean	Minimum	Maximum	CV	STD	VAR
Uncapped	Pertenencia vein	51	1,031	42	13,704	2.5	2,564	6,573,917
	New vein	35	660	28	7,480	1.9	1,275	1,624,891
	Camila HW vein	15	396	141	1,181	0.7	272	73,872
	Camila vein	84	161	2	1,650	1.7	270	72,928
	Esperanza vein	14	195	39	677	0.9	173	29,818
	Pertenencia hanging wall	22	37	2	201	1.4	51	2,569
	New hanging wall	15	28	3	101	1.1	32	1,024
	Camila HW hanging wall	13	42	2	114	0.8	35	1,205
	Esperanza dilution	17	68	11	147	0.6	42	1,738
	Pertenencia footwall	20	40	4	99	0.9	35	1,191
	Camila HW footwall	14	67	13	148	0.6	42	1,743
Capped (outlier restriction	Pertenencia vein	51	570	42	3,000	1.4	823	676,817
	New vein	35	532	28	3,000	1.2	660	435,992

Note: CV = co-efficient of variation; STD = standard deviation, VAR = variance

Table 11-5:Gold Composite Statistics Used in Estimation

Capping	Domain Solid	Number	Mean	Minimum	Maximum	CV	STD	VAR
Uncapped	Pertenencia vein	51	6.4	0.1	98.3	2.9	18.3	334.9
	New vein	35	5.8	0.1	135.5	3.8	22.3	499.3
	Camila HW vein	15	4.0	0.3	15.7	1.4	5.4	29.4
	Camila Vein	84	1.5	0.0	13.0	1.5	2.4	5.6
	Esperanza Vein	14	2.7	0.1	8.8	1.0	2.5	6.5
	Pertenencia hanging wall	22	0.115	0.1	0.0	0.4	1.0	0.1
	New hanging wall	15	0.136	0.1	0.0	0.4	1.0	0.1
	Camila HW hanging wall	13	0.216	0.2	0.0	0.9	1.3	0.3
	Esperanza Dilution	17	0.3	0.0	1.9	1.3	0.4	0.2
	Pertenencia footwall	20	0.2	0.0	1.3	1.6	0.3	0.1
	Camila HW footwall	14	0.3	0.0	1.3	1.0	0.3	0.1
Capped (outlier restriction	Pertenencia vein	51	2.7	0.1	10.0	1.2	3.1	9.8
	New vein	35	2.2	0.1	10.0	1.1	2.5	6.4
	Camila HW vein	15	3.1	0.8	10.0	1.2	3.7	13.6

Note: CV = co-efficient of variation; STD = standard deviation, VAR = variance

Table 11-6:Primary Search Box

Vein	Strike* (Z rot º)	Pitch* (X rot º)	Dip* (Y rot º)	Y Range (m)	X Range (m)	Z Range (m)
Pertenencia	0.0	0	0	200	200	200
New	0.0	0	0	200	200	200
Camila	0.0	0	0	200	200	200
Camila HW	0.0	0	0	200	200	200
Esperanza	0.0	0	0	200	200	200

*Rotations are left-, right-, left-hand rule

Table 11-7:Secondary Search Ellipse

Vein	Strike* (Z rot º)	Pitch* (X rot º)	Dip* (Y rot º)	Y Range (m)	X Range (m)	Z Range (m)
Pertenencia	30.0	0	-70	200	200	100
New	25.0	0	-70	200	200	100
Camila	33.0	0	-60	200	200	100
Camila HW	33.5	0	-69	200	200	100
Esperanza	15.0	0	-71	200	200	100

*Rotations are left-, right-, left-hand rule

Figure 11-5:Pertenencia Vein Section 3105250N (east–west)

HANGING WALL SOLID
VEIN SOLID
FOOTWALL SOLID
HW %
VEIN %
FW %
TOTAL BLOCK %
AgEq g/t
791414 E
791416 E
791418 E
791420 E
791422 E
791424 E
791426 E
1968
1967
1966
1965
1964
1963
1962
1961
Meters
0
0.5
1
2
3

Note:  Figure prepared by Mine Technical Services Ltd, 2023.  Pertenencia vein with hanging wall and footwall solids and resource model blocks displaying volume percent tagged from the solids.

Post-grade estimation processing was run to combine these volumes and grades into a single mineable mineralized volume, an overall block silver grade, and an overall block gold grade.  A block AgEq grade was calculated from block silver and gold values.

Figure 116 to Figure 1110 show AgEq block grades through the Esperanza, Camila and Pertenencia veins.

11.10Validation

Validation consisted of visual, statistical and alternative estimation methods.

Silver and gold grades were visually inspected using cross sections and plans.  Block grades from the IDW3 were compared to the composite grades and the comparisons looked reasonable (Figure 1111).

Figure 11-6:Esperanza Vein Showing AgEq Block Grades (long section)

788675 E
3105700 N
788700 E
3105750 N
3105800 N
788725 E
3105850 N
3105900 N
788750 E
2250
2200
2150
2100
2050
788725 E
788750 E
788775 E
788800 E
788825 E
788850 E
YQ_020_007
YQ_020_005
YQ_022_019
YQ_020_006
YQ_022_020
YQ_022_021
AgEq (g/t)
< 30
>= 30
>= 100
>= 200
>= 500
>= 1000
>= 3000
1 : 1500
0
20
40
60
80
100
Z
N

Note:  Figure prepared by Mine Technical Services Ltd, 2023.  Section 1.  Figure looks east–northeast.

Figure 11-7:Camila Vein Showing AgEq Block Grades (long section)

AgEq (g/t)
< 30
>= 30
>= 100
>= 200
>= 500
>= 1000
>= 3000
1950
1900
1850
1800
1750
1700
3105150 N
3105250 N
3105300 N
3105050 N
3105000 N
3105100 N
3105200 N
791250 E
791300 E
791350 E
791400 E
YQ_020_004
YQ_022_031
YQ_020_003
YQ_022_011
YQ_022_028
YQ_020_011
YQ_022_012
YQ_022_030
YQ_020_010
YQ_020_009
YQ_022_009
YQ_022_029
YQ_022_022
YQ_021_004
YQ_022_024
YQ_022_027
YQ_022_010
YQ_022_026
YQ_022_013
1 : 1500

Note: Figure prepared by Mine Technical Services Ltd, 2023. Section 4. Figure looks northeast.

Figure 11-8:Pertenencia Vein Showing AgEq Block Grades (long section)

Note: Figure prepared by Mine Technical Services Ltd, 2023. Figure looks northwest.

Figure 11-9:New Vein Showing AgEq Block Grades (long section)

Note:  Figure prepared by Mine Technical Services Ltd, 2023.  Figure looks northwest.

Figure 11-10:Camila HW Vein Showing AgEq Block Grades (long section)

24026
3104950 N
3105000 N
3105050 N
3105100 N
3105150 N
3105200 N
3105250 N
3105300 N
1950
1900
1850
1800
1750
AgEq (g/t)
< 30
>= 30
>= 100
>= 200
>= 500
>= 1000
>= 3000
0 12.5 25 50 75 100
Meters

Note: Figure prepared by Mine Technical Services Ltd, 2023. Figure looks northwest.

Figure 11-11:Example Cross-Section, Camila Vein, Showing Block Model and Composites

AgEq (g/t)
< 30
>= 30
>= 100
>= 200
>= 500
>= 1000
>= 3000
3105150 N
791250 E
3105148 N
3105146 N
791255 E
3105144 N
3105142 N
1865
1860
1855
1850
1845
1840
1 : 150
0
2
4
6
8
10
Drill Hole Attributes
Label 1: Length
Strip 1: Color
Colored by: AGEQ
Label 2: AGEQ
Label 3: AU
Label 4: AG
Z
E

Note: Figure prepared by Mine Technical Services Ltd, 2023.

A declustered composite distribution for silver and gold was completed by creating a nearest-neighbour (NN) model.  The model was then compared to the IDW3 block model to check for global bias.  The NN model used the same block size of 1 m x 2 m x 2 m as the IDW3 model.  Nearest-neighbour grade interpolation also honoured the outlier grade restrictions as applied to the IDW3 silver and gold models.

The silver and gold models were checked for global bias by comparing the means of the ID3 model with means from the NN model.  The NN model theoretically produces an unbiased estimate of the average grade value at a zero cut-off grade.  For measured and indicated mineral resources, a relative percentage value of <5% difference between the means is an acceptable result and demonstrates a reasonable estimation of the global mean.  With inferred mineral resources, a higher percent relative difference of 10–15% is acceptable.

Table 118 shows relative percent differences for modeled veins between IDW3 and NN mean silver block grades.  Results range between 6–11%, and are considered to be globally unbiased.

Table 119 lists the percent relative difference for gold.  Percent relative differences between ID3 and NN mean grade range from 6–13%, and are considered to be globally unbiased.

11.11Confidence Classification of Mineral Resource Estimate
11.11.1	Mineral Resource Confidence Classification

Resource model blocks were classified as Inferred Mineral Resources where they were within 50 m laterally or 100 m downdip from the nearest drill hole, and within a conceptual potentially mineable mineralization area grading ≥200 g/t AgEq (Figure 1112).

11.11.2	Uncertainties Considered During Confidence Classification

Uncertainties regarding sampling and drilling methods, data processing and handling, geological modelling, and estimation were incorporated into the classifications assigned.  The level of uncertainty is reflected in the assignment of the inferred category to the resource blocks.

11.12Reasonable Prospects of Economic Extraction
11.12.1	Input Assumptions
11.12.1.1	Initial Assessment Assumptions

To meet the content requirements of an initial assessment to support mineral resource estimates, the QPs evaluated the content requirements set out in Table 1 of §229.1302 (Item 1302) “Qualified person, technical report summary, and technical studies”.  The assumptions used by the QPs in support of the Initial Assessment are summarized in Table 1110.

For the purpose of this initial assessment, the optimization is based on gold and silver.

Table 11-8:Global Bias Check, Silver

Vein	Tonnes	Mean Ag Grade of IDW Model (g/t Ag)	Mean Ag Grade of NN Model (g/t Ag)	Relative Percent Difference (%)
Esperanza	67,744	215	213	1
Camila	293,782	333	368	10
New	93,423	703	752	7
Pertenencia	198,820	757	819	8
Camila HW	127,953	373	336	11

Table 11-9:Global Bias Check, Gold

Vein	Tonnes	Mean Au Grade of IDW Model (g/t Au)	Mean Au Grade of NN Model (g/t Au)	Relative Percent Difference (%)
Esperanza	67,744	2.89	2.61	11
Camila	293,782	1.98	2.13	7
New	93,423	1.91	1.69	13
Pertenencia	198,820	3.56	3.77	6
Camila HW	127,953	2.35	2.11	11

Figure 11-12:Pertenencia Vein and Pertenencia Crown Pillar (long section)

Note:  Figure prepared by Mine Technical Services Ltd,  2023.  Figure looks northwest.  Figure looks northwest.  Inferred mineral resources in cyan (within 100 m downdip and <50 m laterally from last drill hole) for Pertenencia.  Red shows the Inferred mineral resources within the Pertenencia crown pillar.  Blue blocks are unclassified, as they are >50 m laterally along strike from the last drill hole.

Table 11-10:Initial Assessment Assumptions

Factors	Initial Assessment Requirement	Yoquivo
Site infrastructure	Establish whether or not access to power and site is possible. Assume infrastructure location, plant area required, type of power supply, site access roads, and camp/town site, if required.

Gravel access road in place.

Power can be sourced from Mexican grid.

Site location reviewed to ensure that key infrastructure can be located within the mining tenure held. Assumed on-site. operations/construction camp.

Mine design & planning.	Mining method defined broadly as surface or underground. Production rates assumed.	Assumed underground mining method
Processing plant	Establish that all products used in assessing prospects of economic extraction can be processed with methods consistent with each other. Processing method and plant throughput assumed.

The two commodities in the mineral resource estimate are gold and silver, which can be extracted together; therefore, the requirement that “products reported in the mineral resource statement can be processed with methods consistent with each other” is met.

Assumed 300 t/d throughput. Assumed conventional cyanide leaching and flotation. Final product could be doré bars, gold–silver concentrate, or leaching of a gold–silver concentrate to produce doré bars.

Factors	Initial Assessment Requirement	Yoquivo
Environmental compliance & permitting.

List of required permits & agencies drawn. Determine if significant obstacles exist to obtaining permits. Identify pre-mining land uses. Assess requirements for baseline studies. Assume post-mining land uses. Assume tailings disposal, reclamation, and mitigation plans.

Preliminary list of permits and agencies compiled.

No risk matrix compiled, but deposit is in area where mines have been permitted and are operating.

Pre-existing land use is restricted to small areas of cultivation or grazing.

Aspects requiring baseline studies assumed.

Post-mining land use is assumed to be grazing.

Assumed co-disposal of tailings and waste rock. Reclamation and mitigation plans assumed based on analogous deposits and Golden Mineral’s experience in operating the Rodeo mine in Mexico.

Other relevant factors.	Appropriate assessments of other reasonably assumed technical and economic factors necessary to demonstrate reasonable prospects for economic extraction.	Mineral resource estimates confined within a conceptual pit shell.
Capital costs	Optional. If included: Accuracy: ±50%. Contingency: ±25%.	Not relevant to this Report.
Operating costs	Optional. If included: Accuracy: ±50%. Contingency: ±25%.	Not relevant to this Report.
Economic analysis	Optional. If included: Taxes and revenues are assumed. Discounted cash flow analysis based on assumed production rates and revenues from available measured and indicated mineral resources	Not relevant to this Report.

11.12.1.2	Input Assumptions Used to Constrain the Mineral Resource Estimates

Blocks that have reasonable prospects for economic extraction were assessed by applying a minimum mining width of 1 m and an underground mining AgEq cut-off grade.  An AgEq cut-off grade of ≥200 g/t was calculated using the following assumptions:

●	Long-range gold price guideline for cash-flow models in US$ plus 15%, which equated to a silver price of US$24/oz and a gold price of US$1,840/oz;
●	Mining by traditional cut-and-fill methods;
●	Silver and gold metallurgical recovery assumption of 85%;

●	Average mining cost of US$75/t;
●	Processing and general and administrative (G&A) costs of US$50/t;
●	Silver and gold royalty of 2%;
●	Transportation and selling cost for Ag at US$0.95/oz and for Au at US$15/oz.

The QP is of the opinion that there are reasonable prospects for economic extraction for mineralized material ≥200 g/t AgEq that displays geological and grade continuity.

The assessment of the relevant technical and economic factors likely to influence the prospect of economic extraction are acceptable to support inferred mineral resources.  The Project is at too early a stage for detailed assessments, as more data are required to determine if such studies are warranted.  The recommendations in Chapter 23 are designed to progress understanding of the deposit and mineralization, and include exploration, additional drilling, and metallurgical testwork.

11.12.1.3	Market Overview and Market Strategy

Golden Minerals has established contracts and buyers for doré product from its Rodeo Operations in Mexico.  A similar strategy could be used for any future production from the Yoquivo Project, whether that be in the form of doré bars or a gold–silver concentrate.

Gold and silver can be readily sold on numerous markets throughout the world and it is not difficult to ascertain its market price at any particular time.  Since there are a large number of available gold and silver purchasers, Golden Minerals would not be dependent upon the sale of gold or silver to any one customer.  Gold and silver could be sold to various bullion dealers or smelters on a competitive basis at spot prices.

11.12.1.4	Gold and Silver Pricing

Commodity prices used in mineral resource estimation were based on:

●	A review of long-term mining analysts and investment bank forecasts;
●	Pricing used in technical reports filed with Canadian regulatory authorities during 2022;
●	Pricing reported by major mining companies in public filings such as annual reports and management discussion and analyses during 2022;
●	Three-year trailing average pricing.

The estimated timeframe used for the price forecasts is approximately 10 years, which is considered reasonable time frame over which the deposit could be developed.

11.12.2	Cut-off

The QP is of the opinion that there are reasonable prospects for economic extraction for mineralized material ≥200 g/t AgEq that displays geological and grade continuity.  This cut-off is based on the assumptions listed in Chapter 11.11.1.2.

11.13Mineral Resource Statement

Mineral resources in Table 1111 are reported as at 24 February 2023, using the mineral resource definitions set out in S–K 1300.

The reference point for the estimate is in situ.

The Qualified Person for the estimate is Mr. Aaron J. Amoroso, MMSA (QP), a Golden Minerals employee.

11.14Uncertainties (Factors) That May Affect the Mineral Resource Estimate

Factors which may affect the mineral resource estimates include:

●	Metal price and exchange rate assumptions;
●	Changes to the assumptions used to generate the silver equivalent cut-off grade;
●	Changes in local interpretations of mineralization geometry and continuity of mineralized zones;
●	Changes to geological and mineralization shape and geological and grade continuity assumptions;
●	Density and domain assignments;
●	Changes to geotechnical, mining, and metallurgical recovery assumptions;
●	Changes to the input and design parameter assumptions that pertain to the underground mining assumptions used to constrain the estimates;
●	Assumptions as to the continued ability to access the site, complete proposed exploration programs, and maintain the social license to operate.

Table 11-11:Yoquivo Inferred Mineral Resource Statement

Vein	Area	Tonnes	Ag Grade (g/t)	Au Grade (g/t)	Silver Equivalent Grade (g/t AgEq)	Contained Ag (koz)	Contained Au (koz)	Contained Silver Equivalent (koz)
Pertenencia	Vein	220,000	510	2.6	710	3,620	18	5,010
	Crown pillar	24,000	1,680	6.2	2,160	1,310	5	1,690
	Subtotal	244,000	630	2.9	850	4,930	23	6,690
Camila	Vein	285,000	330	2.0	490	3,070	18	4,470
	Subtotal	285,000	330	2.0	490	3,070	18	4,470
Camila hanging wall	Vein	170,000	300	1.8	440	1,610	10	2,370
	Subtotal	170,000	300	1.8	440	1,610	10	2,370
New	Vein	103,000	580	1.4	690	1,920	5	2,280
	Crown pillar	15,000	420	2.2	590	210	1	290
	Subtotal	118,000	560	1.6	680	2,130	6	2,570
Esperanza	Vein	98,000	150	1.9	300	480	6	940
	Crown pillar	22,000	130	1.8	270	90	1	190
	Subtotal	120,000	150	1.8	290	570	7	1,130
Total		937,000	410	2.1	570	12,300	64	17,230

Notes to accompany mineral resource table:

1.	Mineral resources have been classified using the mineral resource definitions set out in S–K 1300. The estimate was current as at 24 February, 2023.
2.	The Qualified Person for the resource estimate is Mr. Aaron J. Amoroso, MMSA (QP), a Golden Minerals employee.
3.	Mineral resources assume a traditional underground cut-and-fill mining method; a silver price of US$24/oz, a gold price of US$1,840/oz, a minimum mining width of 1 m; assumed silver and gold metallurgical recovery of 85%; an average mining cost of US$75 /t mined; average processing and general and administrative cost of US$50/t processed; transportation and selling cost of US$0.95/oz Ag and US$15/oz Au; and a gold and silver royalty of 2%.
4.	Mineral resources are reported insitu above a cut-off grade of 200 g/t silver equivalent (AgEq), where AgEq = Ag g/t + Au g/t * (1,840/24), where 1,840 is the gold price per ounce in US$, and 24 is the silver price per ounce in US$.
5.	All tonnage, grade and contained metal content estimates have been rounded; rounding may result in apparent summation differences between tonnes, grade, and contained metal content.

A portion of the vein systems at Yoquivo have been the subject of historical mining.  The majority of the historical mining has been conducted on the San Francisco vein system, but there is evidence that some historical mining has occurred on the Pertenencia and Esperanza vein systems.  There is no evidence for mining on the Camila and Camila HW vein systems.  There are some small prospect pits on the New vein system but no evidence of any historical mining.

Golden Minerals’ drilling in the upper part of the Pertenencia vein system encountered old workings in some of the drill holes.  Adjacent drill holes located <10 m away from those drill holes did not intersect workings, suggesting that the workings are small and erratic, and may represent development on the vein rather than large areas of stoping.

The QP’s personal inspection indicated, for the workings visited, that the excavations appear minimal based on the size of the dumps associated with the portals/trenches.  To the knowledge of Golden Minerals personnel, underground mapping was not conducted on the majority of the workings; the Creel zone of the San Francisco veins is an exception.  No maps are currently available for the workings that are present in the area of the mineral resource estimate.  The mineral resource estimate does not include any depletion due to historical mining.  There is a risk, when excavation data are available, that some of the area included in the mineral resource estimate may have been historically mined out.

12.0	MINERAL RESERVE ESTIMATES

This chapter is not relevant to this Report.

13.0	MINING METHODS

This chapter is not relevant to this Report.

14.0	RECOVERY METHODS

This chapter is not relevant to this Report.

15.0	INFRASTRUCTURE

This chapter is not relevant to this Report.

16.0	MARKET STUDIES AND CONTRACTS

This chapter is not relevant to this Report.

17.0	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

This chapter is not relevant to this Report.

18.0	CAPITAL AND OPERATING COSTS

This chapter is not relevant to this Report.

19.0	ECONOMIC ANALYSIS

This chapter is not relevant to this Report.

20.0	ADJACENT PROPERTIES

This chapter is not relevant to this Report.

21.0	OTHER RELEVANT DATA AND INFORMATION

This chapter is not relevant to this Report.

22.0	INTERPRETATION AND CONCLUSIONS
22.1Introduction

The QPs note the following interpretations and conclusions in their respective areas of expertise, based on the review of data available for this Report.

22.2Property Setting

Any future mining operations are expected to be operated year-round.

There is sufficient suitable land available within the mineral tenure held by Golden Minerals for infrastructure such as tailings disposal, mine waste disposal, and process plant and related mine facilities.

A review of the existing power and water sources, manpower availability, and transport options indicates that there are reasonable expectations that sufficient labour and infrastructure will be available to support exploration activities.

22.3Ownership

The Project is 100% held by Golden Minerals.

22.4Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements

Legal opinion supports that the mineral tenure is valid.

Surface rights negotiated in 2018 were sufficient to allow exploration activities.  Golden Minerals is currently negotiating a new access agreement with the ejido to allow a continuation of exploration activities.

Water used in the exploration programs is purchased from the San Francisco de Yoquivo ejido.

Third-party NSR royalties are payable on all of the concessions, and range from 2–3%.

To the extent known to the QP, there are no other significant factors and risks known that may affect access, title, or the right or ability to perform work on the Project that are not discussed in this Report.

22.5Environmental, Permitting and Social Considerations

Environmental impacts within the Project site primarily result from historical activities.  A site visit, conducted by SEMARNAT as part of the permit application in 2017 determined that the surface disturbances caused by historical mining activities were “not significant”, and Golden Minerals is not liable for any rehabilitation of those surface disturbances.

Gambusinos have been extracting small amounts of material from the Creel level of the San Franciso vein, and removing small historical mine dumps from the Project during Golden Minerals’ tenure ownership.  Those impacts have been identified and documented by Golden Minerals’ staff.  There is an expectation that Golden Minerals is not responsible for the current gambusino activity, as material is being removed from the Project area and processed at a toll mill outside the Project area, so there are no waste rock or tailings being generated within the Project boundaries.

An Informe Preventivo is in force for the area of the Yoquivo ejido that allows Golden Minerals to conduct drilling activities.

Golden Minerals, through Minera de Cordilleras, has written permission from the surface landowners to complete exploration on the Project.

22.6Geology and Mineralization

The mineralization types within the vein systems at Yoquivo are examples of low-sulphidation systems.

The QP is of the opinion that the understanding of the geology and mineralization of the Yoquivo deposit is sufficient to support mineral resource estimation.

Golden Minerals’ geologists believe that there is good potential to discover additional high-grade gold–silver mineralization on the northern part of the Pertenencia vein system as well as on the San Francisco and Esperanza vein systems.

Additional potential remains in the Dolar, Verde, La Texana and La Trucha vein systems, which are generally under-explored.  The northwestern and southwestern Project extents have potential to host vein systems within andesite lithologies.

22.7Exploration, Drilling, and Sampling

Exploration programs that use an epithermal model to guide the drilling and exploration programs are appropriate for the Project area.

Exploration programs conducted to date have identified a number of areas with gold–silver mineralization within the Project area.

The quantity and quality of the lithological, RQD, collar and downhole survey data collected in the exploration and infill drill programs completed by Golden Minerals are sufficient to support mineral resource estimation.

The quality of the analytical data is sufficiently reliable to support mineral resource estimation.

The data verification programs undertaken on the data collected from the Project adequately support the geological interpretations, the analytical and database quality, and therefore support the use of the data in mineral resource estimation.

22.8	Data Verification

Golden Minerals uses database validation tools in Geobank Mobile and Geobank to prevent incorrect data from entering the database.  Once the data are imported into Micromine and Leapfrog software systems, the data are reviewed in two dimensions and three dimensions to confirm data quality and to ensure that there are no unreasonable downhole deviations or gaps in the logging or assay fields.  There are also multiple drill hole data validation processes completed in Micromine that are undertaken to ensure data quality and integrity.

Mr. Amoroso most recently completed a site visit from 2–4 November, 2022.  Data verification checks included inspection of outcrop, historical workings, selected drill core, and the logging facilities, review of the analytical QA/QC, collar, and downhole survey data from Golden Minerals’ drill programs, review of data entry and data verification procedures used to upload data to the Project database, and completion of an inspection of drill results in relation to the accuracy of geological interpretations and grade interpretations on section, plan and 3D, and in geological and vein models.  He also undertook a review of documents and reports supporting the mineral resource estimation approach and resulting estimate.

Mr. Booth has visited the site on numerous occasions, most recently from November 2 to 4 November 2022.  During his visits, he inspected the vein systems and associated outcrop, selected drill core, and the logging facilities, visited the accessible historical workings, reviewed the analytical QA/QC, geological, collar, and downhole survey data from Golden Minerals’ drill programs, reviewed data entry and data verification procedures used to upload data to the Project database, and completed an inspection of the geological interpretation as used in the 3D modelling for the mineral resource estimate.  Mr. Booth discussed metallurgical testwork completed with an MTS representative who meets the definition of a Qualified Person under S–K 1300 for metallurgy, and reviewed the recommended metallurgical recovery forecasts with MTS.  He complemented this discussion with a desktop review of public information on metallurgical recoveries used by other mining companies in similar deposit types in northern Mexico.

As a result of these checks, the QPs concluded that the Project database accurately represents the available data and is acceptable to support mineral resource estimation.

22.9Metallurgical Testwork

Metallurgical testwork on the Yoquivo deposit and associated analytical procedures were performed by a mine laboratory operated by Golden Minerals that is not independent.

Testwork included creating composites; conducting head assays for gold, silver, cyanide soluble gold, and cyanide soluble silver; conducting bench top duplicate agitated leach tests; and flotation tests.

Recoveries of 85% for gold and silver were recommended for use in assessing reasonable prospects of economic extraction when performing the mineral resource estimate.  Thus far, the completed metallurgical tests are sufficient to be indicative of potential recoverability of the gold and silver mineralization to support inferred mineral resource estimates.

Insufficient samples have been conducted to qualify for variability testing.

No testwork has been conducted to determine if deleterious elements are present in sufficient quantities to impact the ability to produce, process, and sell a concentrate or that would increase the processing cost of either a leach circuit or a flotation circuit.

22.10Mineral Resource Estimates

Mineral resources are reported using the definitions in S–K 1300, and assume underground cut-and-fill mining methods.

Factors that may affect the mineral resource estimate include:  metal price and exchange rate assumptions; changes to the assumptions used to generate the silver equivalent grade cut-off grade; changes in local interpretations of mineralization geometry and continuity of mineralized zones; changes to geological and mineralization shape and geological and grade continuity assumptions; density and domain assignments; changes to geotechnical, mining and metallurgical recovery assumptions; changes to the input and design parameter assumptions that pertain to the underground mining assumptions used to constrain the estimates; and assumptions as to the continued ability to access the site, complete proposed exploration programs, and maintain the social license to operate.

A portion of the vein systems at Yoquivo have been the subject of historical mining.  The majority of the historical mining has been conducted on the San Francisco vein system, but there is evidence that some historical mining has occurred on the Pertenencia and Esperanza vein systems.  There is no evidence for mining on the Camila and Camila HW vein systems.  There are some small prospect pits on the New vein system but no evidence of any historical mining.

Golden Minerals’ drilling in the upper part of the Pertenencia vein system encountered old workings in some of the drill holes.  Adjacent drill holes located <10 m away from those drill holes did not intersect workings, suggesting that the workings are small and erratic, and may represent development on the vein rather than large areas of stoping.

The QP’s personal inspection indicated, for the workings visited, that the excavations appear minimal based on the size of the dumps associated with the portals/trenches.  To the knowledge of Golden Minerals personnel, underground mapping was not conducted on the majority of the workings; the Creel zone of the San Francisco veins is an exception.  No maps are currently available for the workings that are present in the area of the mineral resource estimate.  The mineral resource estimate does not include any depletion due to historical mining.  There is a risk, when excavation data are available, that some of the area included in the mineral resource estimate may have been historically mined out.

22.11Risks and Opportunities
22.11.1	Risks

Risks at this stage of Project development primarily relate to the ability to continue good relations with the local ejidos such that surface rights and access to water for drill programs can continue.

Metallurgical tests completed to date are sufficient to indicate the potential recoverability of silver and gold to support Inferred Mineral Resource estimates.  However, more detailed investigations, including variability tests, may result in changes to the assumed metallurgical recoveries used to support the estimate.  No testwork has been completed as to whether potentially deleterious elements are present in the mineralization.

22.11.2	Opportunities

Opportunities include the upside potential represented by the northern part of the Pertenencia vein system as well as on the San Francisco and Esperanza vein systems.  The Project area retains significant grassroots exploration potential represented by areas under volcanic cover rock, and the possibility of extensions to known vein systems.

The selection of the mining method used when assessing reasonable prospects of economic extraction is based on limited information; more data including geotechnical data may allow use of different methods than the traditional cut-and-fill method assumed, which may result in additional mineralization able to be mined.

22.12Conclusions

Under the assumptions in this Report, the estimation of inferred mineral resources can be supported.

The Project shows good potential to discover additional high-grade gold–silver mineralization in the following areas:

●	Northern part of the Pertenencia vein system;
●	San Francisco and Esperanza vein systems.

Additional exploration is warranted on the Dolar and San Antonio vein systems.

The potential of the Verde, La Texana and La Trucha veins is unknown, but may warrant a small drill program to test potential at depth.

The northwestern and southwestern Project extents, where limited mapping has been conducted and there are outcropping andesites below the upper volcanic ignimbrites and tuffs, may have potential to host veins within the andesite lithologies.  There is also potential for the known veins to continue into these areas.

23.0	RECOMMENDATIONS
23.1Introduction

A two-phase work program is recommended.  The first phase should include rehabilitation of the existing artisanal mine workings at Pertenencia, mapping and sampling of those workings once accessible, and additional drill testing and metallurgical testwork at Pertenencia, culminating in an updated mineral resource estimate.  The second phase, which is dependent on the results of the first phase, would include a reconnaissance geological mapping and sampling program, and infill and step-out drilling at Pertenencia, and drill testing of the Esperanza, Dolar, and San Francisco vein systems.  The first work phase is estimated to require a budget of approximately US$1.8 M to complete.  The proposed budget for the second phase is approximately US$2.4 M.

23.2Phase 1

Golden Minerals is planning to conduct an additional exploration and drilling program to expand and further define the extent of the mineralization within the Pertenencia vein system. Proposed activities include:

●	Rehabilitation of the artisanal mine workings to determine their extents and location and extents of historical stopes to identify location and controls on mineralization;
●	Completion of geological, structural, alteration and mineralization mapping within the artisanal mine workings;
●	Completion of a 10,000 m surface drill program to identify additional mineralization within the Pertenencia vein system;
●	Completion of metallurgical and comminution testwork:
o	Determine if metallurgical responses differ between the different veins or if other metallurgical domains exist within the Yoquivo deposit;
o	Complete crushing, grind work index, and abrasion tests on a variety of samples to establish the ranges of hardness and wear that should be expected during processing;
o	Investigate the impact of grind size on both leach and flotation recoveries;
o	Perform multielement and mineralogy analysis to determine if deleterious elements are present that could significantly affect the process or product saleability;
o	Complete additional flotation tests focusing on aspects such as reagent optimization, cleaner tests, cleaner concentrate processing, leach retention times, variability tests, dewatering tests.

Once all data are available and applicable data verification has been completed, a resource estimate update should be undertaken.

The drill program assumes an all-in cost of US$160/m, inclusive of drilling, assaying and support costs. The metallurgical program is estimated at US$60,000. The updated resource estimate is budgeted at US$125,000.

The overall budget required to complete the phase 1 recommendations totals approximately US$1.8 M.

23.3Phase 2

The proposed second work phase is dependent on the results of the first phase.  If conducted, the suggested program would include:

●	Conduct a 4,000 m surface infill and step-out drill program at the Pertenencia vein system;
●	Construct required additional road access to support planned drilling and exploration activities;
●	Complete an 11,000 m surface drill program to explore for mineralization on the Esperanza, Dolar, and San Francisco vein systems;
●	Undertake a reconnaissance geological mapping and sampling program to evaluate the bedrock exposures and determine if veins, stockworks, and mineralization are present in the northwestern and southwestern Project area.

The drill program assumes an all-in cost of US$161/m, inclusive of drilling, assaying and support costs.

The overall budget required to complete the phase 2 recommendations totals approximately US$2.4 M.

24.0	REFERENCES
24.1Bibliography

Albinson, T, 2019:  Petrographic and Fluid Inclusion Study of Samples #6672, YQ-01 TO YQ-05, and YQ-IF-06 to YQ-IF-15 Yoquivo District, Chihuahua:  report to Golden Minerals.

Camprubí, A., Ferrari, L., Cosca, M. A., Cardellach, E., and Canals, À., 2003:  Ages of Epithermal Deposits in Mexico: Regional Significance and Links With the Evolution of Tertiary Volcanism:  Economic Geology, 98, pp. 1029–1037.

Leonard, B., 2007:  Independent Technical Report, Yoquivo Property, Chihuahua State, Mexico:  report prepared by Caracle Creek International Consulting Inc. for West Timmins Mining Inc., effective date 28 June, 2007.

Wakefield, T., Orbock E.J.C., and Arthur, B., 2023:  Yoquivo Project, Chihuahua, Mexico, NI 43-101 Technical Report on Mineral Resource Estimate:  report prepared by Mine Technical Services Ltd for Golden Minerals Corporation, effective date 24 February, 2023 (in draft).

World Weather Online, 2023:  Basaseachi Annual Weather Averages, Chihuahua, Mexico:  https://www.worldweatheronline.com/basaseachi-weather-averages/chihuahua/mx.aspx.

24.2Abbreviations and Symbols
Abbreviation/Symbol	Term
2D	two-dimensional
3D	three-dimensional
AA/AAS	atomic absorption/atomic absorption spectroscopy
AIPG	American Institute of Professional Geologists
EIS	Environmental Impact Statement
ESIA	Environmental and Social Impact Assessment
FA	fire assay
G&A	general and administrative
GPS	global positioning system
HQ	63.5 mm core diameter size
ICP	inductively coupled plasma
ICP-AES	inductively coupled plasma atomic emission spectroscopy
ICP-MS	inductively coupled plasma–mass spectrometry
IDW	inverse distance weighting
ID3	inverse distance to the power of three
ISO	International Standards Organization
LOM	life-of-mine
masl	metres above sea level
MMSA	Mining and Metallurgical Society of America
MSHA	Mine Safety and Health Administration
NaCN	sodium cyanide

Abbreviation/Symbol	Term
NAD27	North American Domain of 1927
NAG	non acid generating
NN	nearest neighbor
NQ	47.6 mm core diameter size
QA/QC	quality assurance and quality control
QP	Qualified Person
RM SME	Registered member of the Society for Mining, Metallurgy and Exploration
S–K 1300	Regulation S–K 1300
SME	Society for Mining, Metallurgy and Exploration
TSF	tailing storage facility
US/USA	United States/United States of America
US$	United States dollar
UTM	Universal Transverse Mercator

24.3Glossary of Terms
Term	Definition
acid rock drainage/acid mine drainage	Characterized by low pH, high sulfate, and high iron and other metal species.
azimuth

The direction of one object from another, usually expressed as an angle in degrees relative to true north. Azimuths are usually measured in the clockwise direction, thus an azimuth of 90 degrees indicates that the second object is due east of the first.

bullion	Unrefined gold and/or silver mixtures that have been melted and cast into a bar or ingot.
comminution/crushing/grinding

Crushing and/or grinding of ore by impact and abrasion. Usually, the word "crushing" is used for dry methods and "grinding" for wet methods. Also, "crushing" usually denotes reducing the size of coarse rock while "grinding" usually refers to the reduction of the fine sizes.

concentrate	The concentrate is the valuable product from mineral processing, as opposed to the tailing, which contains the waste minerals. The concentrate represents a smaller volume than the original ore
cut-off grade	A grade level below which the material is not “ore” and considered to be uneconomical to mine and process. The minimum grade of ore used to establish mineral resources or mineral reserves.
data verification

The process of confirming that data was generated with proper procedures, was accurately transcribed from the original source and is suitable to be used for mineral resource and mineral reserve estimation

density	The mass per unit volume of a substance, commonly expressed in grams/cubic centimeter.
dilution	Waste of low-grade rock which is unavoidably removed along with the ore in the mining process.
doré	Unrefined gold and silver bullion bars consisting of approximately 90% precious metals that will be further refined to almost pure metal.

Term	Definition
easement	Areas of land owned by the property owner, but in which other parties, such as utility companies, may have limited rights granted for a specific purpose.
encumbrance

An interest or partial right in real property which diminished the value of ownership, but does not prevent the transfer of ownership. Mortgages, taxes and judgements are encumbrances known as liens. Restrictions, easements, and reservations are also encumbrances, although not liens.

flotation

Separation of minerals based on the interfacial chemistry of the mineral particles in solution. Reagents are added to the ore slurry to render the surface of selected minerals hydrophobic. Air bubbles are introduced to which the hydrophobic minerals attach. The selected minerals are levitated to the top of the flotation machine by their attachment to the bubbles and into a froth product, called the "flotation concentrate." If this froth carries more than one mineral as a designated main constituent, it is called a "bulk float". If it is selective to one constituent of the ore, where more than one will be floated, it is a "differential" float.

flowsheet	The sequence of operations, step by step, by which ore is treated in a milling, concentration, or smelting process.
inferred mineral resource

An inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The term limited geological evidence means evidence that is only sufficient to establish that geological and grade or quality continuity is more likely than not. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability.

A qualified person must have a reasonable expectation that the majority of inferred mineral resources could be upgraded to indicated or measured mineral resources with continued exploration; and should be able to defend the basis of this expectation before his or her peers.

initial assessment

An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralization to support the disclosure of mineral resources. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of mineral resources but cannot be used as the basis for disclosure of mineral reserves

mill	Includes any ore mill, sampling works, concentration, and any crushing, grinding, or screening plant used at, and in connection with, an excavation or mine.
mineral resource

A mineral resource is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction.

The term material of economic interest includes mineralization, including dumps and tailings, mineral brines, and other resources extracted on or within the earth’s crust. It does not include oil and gas resources, gases (e.g., helium and carbon dioxide), geothermal fields, and water.

When determining the existence of a mineral resource, a qualified person, as defined by this section, must be able to estimate or interpret the location, quantity, grade or quality continuity, and other geological characteristics of the

Term	Definition

mineral resource from specific geological evidence and knowledge, including sampling; and conclude that there are reasonable prospects for economic extraction of the mineral resource based on an initial assessment, as defined in this section, that he or she conducts by qualitatively applying relevant technical and economic factors likely to influence the prospect of economic extraction.

ounce (oz) (troy)	Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams.
overburden	Material of any nature, consolidated or unconsolidated, that overlies a deposit of ore that is to be mined.
plant

A group of buildings, and especially to their contained equipment, in which a process or function is carried out; on a mine it will include warehouses, hoisting equipment, compressors, repair shops, offices, mill or concentrator.

qualified person

A qualified person is an individual who is a mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and an eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared.

For an organization to be a recognized professional organization, it must:

(A)Be either:

(1)An organization recognized within the mining industry as a reputable professional association, or

(2)A board authorized by U.S. federal, state or foreign statute to regulate professionals in the mining, geoscience or related field;

(B)Admit eligible members primarily on the basis of their academic qualifications and experience;

(C)Establish and require compliance with professional standards of competence and ethics;

(D)Require or encourage continuing professional development;

(E)Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and;

(F)Provide a public list of members in good standing.

reclamation	The restoration of a site after mining or exploration activity is completed.
refining

A high temperature process in which impure metal is reacted with flux to reduce the impurities. The metal is collected in a molten layer and the impurities in a slag layer. Refining results in the production of a marketable material.

rock quality designation (RQD)	A measure of the competency of a rock, determined by the number of fractures in a given length of drill core. For example, a friable ore will have many fractures and a low RQD.
royalty

An amount of money paid at regular intervals by the lessee or operator of an exploration or mining property to the owner of the ground. Generally based on a specific amount per tonne or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process.

specific gravity	The weight of a substance compared with the weight of an equal volume of pure water at 4°C.
tailings	Material rejected from a mill after the recoverable valuable minerals have been extracted.

25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT
25.1Introduction

The QPs fully relied on the registrant for the information used in the areas noted in the following sub-sections.  The QPs consider it reasonable to rely on the registrant for the information identified in those sub-sections, for the following reasons:

●	The registrant is operating a mine in Mexico;
●	The registrant has employed or retained industry professionals with expertise in the areas listed in the following sub-sections;
●	The registrant has a formal system of oversight and governance over these activities, including peer review and approval;
●	The registrant has experience in each of these areas.
25.2Macroeconomic Trends

Information relating to exchange rates was obtained from the registrant.

This information supports the assessment of reasonable prospects for economic extraction of the mineral resource estimates in Chapter 11.

25.3Markets

Information relating to potential markets for doré that might be produced from the Project and commodity prices was obtained from the registrant.

This information supports the assessment of reasonable prospects for economic extraction of the mineral resource estimates in Chapter 11.

25.4Legal Matters

Information relating to the corporate ownership interest, the mineral tenure (concessions, payments to retain property rights, obligations to meet expenditure/reporting of work conducted), surface rights, water rights (water take allowances), royalties, encumbrances, easements and rights-of-way, violations, and fines, permitting requirements, and the ability to maintain and renew permits was obtained from the registrant.

This information is used in support of the property description and ownership information in Chapter 3.  It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11.

25.5Environmental Matters

Information relating to baseline and supporting studies for environmental permitting, environmental permitting and monitoring requirements, existing environmental liabilities, ability to obtain, maintain and renew permits, closure and reclamation bonding and bonding requirements, was obtained from the registrant.

This information is used when discussing environmental and permitting information in Chapter 3.  It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11.

25.6Stakeholder Accommodations

Information relating to social and stakeholder baseline and supporting studies, hiring, and training policies for workforce from local communities, and the status of current community relations was obtained from the registrant.

This information is used when discussing social licence considerations in Chapter 3.  It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11.

25.7Governmental Factors

Information relating to taxation and royalty considerations at the Project level, monitoring requirements and monitoring frequency, bonding requirements, and violations and fines was obtained from the registrant.

This information is used in the discussion on royalties and property encumbrances in Chapter 3.  It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11.